SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement

[  ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X ]   Definitive Proxy Statement

[  ]   Definitive Additional Materials

[  ]   Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ABLEAUCTIONS.COM, INC. Name of the Registrant as Specified In Its Charter
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box): [x] No fee required. [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable

(2) Aggregate number of securities to which transaction applies: Not applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable

(4) Proposed maximum aggregate value of transaction: Not applicable

(5) Total fee paid: Not applicable

[ ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable Form, Schedule or Registration Statement No.: Not applicable Filing Party: Not applicable Date Filed: Not applicable

ABLEAUCTIONS.COM, INC.

Suite 200 - 1963 Lougheed Highway, Coquitlam,

British Columbia, Canada V3K 3T8

Telephone (604)-521-3369  Fax (604)-521-4911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The annual meeting of the shareholders of Ableauctions.com, Inc. will be held on Wednesday, December 17, 2008, at 11:00 a.m. local time, at 700-595 Burrard Street, Vancouver, British Columbia for the following purposes:

(1)

to elect the four persons listed in the proxy statement that accompanies this Notice to serve as our directors;

(2)

to ratify the appointment of Cinnamon Jang Willoughby & Company, Chartered Accountants  as our independent auditors for the fiscal year ending December 31, 2008;

(3)

to vote upon an amendment to our articles of incorporation which will reverse split the outstanding shares of our common stock so that each shareholder will receive 1 share for every 12 shares owned;

(4)

in accordance with Section 710 of the Amex Company Guide, to seek approval of the acquisition of a 50% interest in Surrey Central City Holdings Ltd. and the issuance of shares of our common stock in accordance with the terms of a convertible promissory note signed in conjunction therewith; and

(5)

to transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

Shareholders of record at the close of business on October 28, 2008 will be entitled to notice of and to vote at the annual meeting and at any continuation or adjournment thereof.

All shareholders are cordially invited to attend the annual meeting in person.  Your vote is important.  Please return the enclosed proxy as promptly as possible, whether or not you plan to attend the annual meeting.  Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies and will assist in ensuring that a quorum is present or represented.  Even though you return your proxy, you may nevertheless attend the annual meeting and vote your shares in person if you wish.  If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached proxy statement.

By Order of the Board of Directors

December 2, 2008	/s/ Abdul Ladha
Coquitlam, British Columbia	Abdul Ladha, President

ABLEAUCTIONS.COM, INC.

Suite 200 - 1963 Lougheed Highway, Coquitlam,

British Columbia, Canada V3K 3T8

Telephone (604)-521-3369  Fax (604)-521-4911

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 17, 2008

VOTING AND PROXY

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ableauctions.com, Inc., a Florida corporation (referred to as the “company”, “we”, “our” or “us”) for use at our annual meeting of shareholders to be held at 700-595 Burrard Street, Vancouver, British Columbia on Wednesday, December 17, 2008, at 11:00 a.m. local time, and at any meeting following adjournment thereof.  The notice of annual meeting, this proxy statement and the accompanying proxy card are being mailed to shareholders on or about December 2 , 2008.

Revocability of Proxy and Voting of Shares

Any shareholder giving a proxy has the power to revoke it at any time before it is exercised.  The proxy may be revoked by filing an instrument of revocation or a duly executed proxy bearing a later date with our president at our executive offices.  The proxy may also be revoked by attending the meeting and voting in person.  If it is not revoked, and assuming it is properly executed, dated and returned, the proxy will be voted at the meeting in accordance with the shareholder’s instructions indicated on the proxy card.  If no instructions are indicated, the proxy will be voted FOR the director-nominees and FOR the approval of the three remaining proposals, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the meeting or any adjournments thereof.

Record Date, Voting Rights, Outstanding Shares and Dissenters’ Rights

The board of directors has fixed October 28, 2008 as the record date (the “Record Date”) for determining holders of our common stock, $0.001 par value per share, who are entitled to vote at the meeting.  As of the Record Date, we had 70,876,378 shares of common stock issued and outstanding.  Each share of common stock is entitled to one vote.  One-third of the shares of common stock issued and outstanding are required to reach a quorum and, if the quorum is met, acts of the shareholders require the approval of holders of 50.01% of the votes cast at the meeting.  For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on a proposal has been obtained, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to these matters (“broker non-votes”) will be included in the number of shares present and entitled to vote but will have no effect on the vote.

Votes cast by proxy or in person at the annual meeting will be tabulated by the Inspector of Election, in conjunction with information received from our transfer agent.  The Inspector of Election will also determine whether or not a quorum is present.

In electing directors, no shareholder has cumulative voting rights.   Proxies cannot be voted for a greater number of persons than the number of nominees named.

No shareholder has the right to dissent to or to receive an appraisal of his common stock in conjunction with the proposals to be voted upon.

Interests of Persons in Matters to be Acted Upon and Procedures Relating to Interested Party Transactions

Mr. Abdul Ladha, our chief executive officer, president, chief financial officer and a director, is an interested party in the transaction discussed at proposal 4.  This proposal seeks approval from our shareholders of the acquisition of a 50% interest in Surrey Central City Holdings Ltd. from Bullion Reef Holdings Ltd.  Pursuant to the Development Agreement that was entered into, one-half of the purchase price will be paid with a convertible promissory note.  Bullion Reef Holdings Ltd. may, at its election, accept shares of our common stock in payment of the convertible promissory note.  Mr. Ladha is the sole officer and sole director of Surrey Central City Holdings Ltd.  The Ladha Family Trust owns all of the capital stock of Bullion Reef Holdings Ltd.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are beneficiaries.  Bullion Reef Holdings Ltd. is the sole shareholder of Surrey Central City Holdings Ltd.  Therefore, Mr. Ladha’s indirect ownership of our common stock would increase by 29,583,333 shares if Bullion Reef Holdings Ltd. decides to accept shares of our common stock, rather than cash, as payment of the convertible promissory note.

Related party transactions are reviewed by those directors who are independent of the transaction.  In certain instances, we also obtain assistance from independent third parties who may provide us with advice, reports, opinions and/or appraisals.  For the transaction described in proposal 4, our board of directors received 2 appraisals of the property owned by Surrey Central City Holdings Ltd. and an opinion as to the fairness of the transaction from an independent third party.  On October 6, 2008, Dr. David Vogt and Messrs. Barrett Sleeman and Michael Boyling, our 3 independent directors, approved the transaction, as did the members of our audit committee.

Mr. Ladha has indicated to us that he intends to vote for proposal 4.  Mr. Ladha owns a total of 15,874,419 shares of our common stock, which represents approximately 22.4% of our issued and outstanding shares of common stock on the Record Date.

Failure to Satisfy a Continued Listing Rule

On September 18, 2008 we received a letter from the American Stock Exchange indicating that the low selling price of our common stock may not be suitable for auction market trading.  Over the three months prior to the date we received the letter, the price per share of our common stock ranged between $0.06 and $0.10.  The American Stock Exchange indicated in its letter that, in accordance with Section 1003(f)(v) of the Amex Company Guide, we must undertake a reverse split of our common stock.  We have a reasonable time from the date of the letter to affect the reverse split.  If we fail to affect the reverse split within a reasonable time after receiving the letter, the American Stock Exchange may consider suspending dealings in, or removing from the list, our common stock.  In that event, we would become subject to the procedures and requirements of Section 1009 of the Amex Company Guide, which could, among other things, result in the staff initiating delisting proceedings.

Solicitation

We will bear the cost of solicitation of proxies, including expenses in connection with preparing and mailing this proxy statement.  Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of common stock held in their names.  We will reimburse brokerage firms and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation materials to the owners. In addition to original solicitation of proxies by mail, our directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile and personal interviews.

We will only deliver one proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

Ableauctions.com, Inc.

Attn.:  President

Suite 200 - 1963 Lougheed Highway

Coquitlam, British Columbia

Canada V3K 3T8

Telephone (604)-521-3369  Fax (604)-521-4911

SUMMARY INFORMATION ABOUT PROPOSAL 4

The following summary highlights selected information from this proxy statement regarding proposal 4 and may not contain all of the information that is important to you.  Accordingly, we encourage you to read carefully this proxy statement, its attachments and the documents referred to or incorporated by reference into this proxy statement.  Each item in this summary includes a page reference directing you to a more complete description of that item.

Please note that all of the monetary values in this proxy statement have been stated in United States dollars.  The conversion rate is 0.87.  This conversion rate is based on the rate published by the Bank of Canada on November 4, 2008.

The Transaction (page 19)

The transaction discussed in proposal 4 of this proxy statement is the acquisition of one-half of the issued and  outstanding shares of the Series A common stock of Surrey Central City Holdings Ltd., a private corporation, by Ableauctions.com, Inc. and is referred to throughout this Summary as the “Transaction”. The Transaction will be consummated in accordance with the terms of the Development Agreement dated October 6, 2008, as it was amended on October 22, 2008 and October 29, 2008.   Bullion Reef Holdings Ltd. is the owner of 100% of the issued and outstanding shares of Series A common stock of Surrey Central City Holdings Ltd. is Bullion Reef Holdings Ltd.  The Series A common stock is the only capital stock issued and outstanding.

The Parties to the Transaction

The parties to the Transaction are:

Ableauctions.com, Inc. (referred to in this proxy statement as “Ableauctions”, “we”, “us” or “our”

Suite 200 – 1963 Lougheed Highway

Coquitlam, British Columbia, Canada V3K 3T8

Telephone:  (604)-521-3369

and

Bullion Reef Holdings Ltd. (referred to in this proxy statement as “Bullion”)

Suite 217 – 713 Columbia Street

New Westminster, British Columbia, Canada V3M 1B2

Telephone: (604) 522-9884

and

Surrey Central City Holdings Ltd.

Suite 217 – 713 Columbia Street

New Westminster, British Columbia, Canada V3M 1B2

Telephone: (604) 522-9884

Brief Description of Business Conducted (page 16)

For many years our primary business was to provide liquidation and merchandizing services along with auction and point-of-sale technology to businesses to assist them with managing the sale of their products.   Beginning in 2007, revenues from our liquidation services, which generally accounted for approximately 79% of all of our revenues, began to decline.  In 2005, in an effort to increase shareholder value, diversify our assets and provide a reliable source of income to our company, Mr. Abdul Ladha, our executive officer, a director and a significant shareholder, brought us an opportunity to develop certain real property located at 9655 King George Highway, Surrey, British Columbia by improving it with a retail facility of approximately 4,326 square feet and with a residential complex consisting of 111 condominiums of approximately 91,132 square feet.  We accepted the opportunity and eventually entered into agreements to pre-sell 100% of the residential condominiums prior to construction.  W e expect this development to be completed by September 2009.   We have collected approximately $2.04 million ($2.34 million CAD) in deposits that are currently being held in trust with Macdonald Realty Ltd.  These non-refundable deposits represent approximately 10% of the total purchase price commitment from our buyers. We expect revenue of approximately $22.1 million ($25.4 million CAD) from the sale of the commercial and residential units upon completion and we estimate that the total cost to develop the property, including the cost of the land, will be approximately $18.44 million ($21.2 million CAD).  Over 90% of the project construction costs have now been awarded in fixed price contracts or unit price agreements and our construction is currently on schedule and below budget.  If we are successful in developing the property on-time and within our budget and the units are sold in accordance with the pre-sale agreements, the difference between the costs of development and the total sales price will provide us with record profits.   Based on the foregoing, and due to e-Bay’s decision to discontinue its e-Bay Live Auctions platform on December 31, 2008 and the continued downturn in the U.S. economy, management has determined that the acquisition and development of real property located in and around Vancouver, British Columbia is in the best interests of our shareholders.  Due to the proximity of our development to Surrey’s proposed development, we believe that the Transaction provides a logical progression of this segment of our business.

Surrey was incorporated in July 2007.  Surrey owns 4 parcels of land next to the land we are developing and has signed an agreement to purchase a fifth parcel adjacent to the other 4.   It is Surrey’s intention to develop the 4 parcels of land that it owns (and, if it is successful in acquiring it, the fifth parcel) with a mixed residential and commercial development.

Brief Description of the Transaction (page 19)

The following discussion of the Development Agreement is subject to, and qualified in its entirety by, the detailed provisions of the Development Agreement, as amended, and any exhibits thereto.

Surrey has issued one series of common stock, which is its Series A common stock.  All of the issued and outstanding shares of Series A common stock  are owned by Bullion.  Pursuant to the Development Agreement, we will purchase one-half of the outstanding Series A common stock owned by Bullion for a purchase price of $1,347,440, although the price may be increased on the happening of certain events which are more fully discussed on page 19 of this proxy statement.  We will pay one-half of the purchase price with cash, and the other half with a promissory note.  The promissory note bears simple interest at the prime rate as announced by the Royal Bank of Canada on the date of the promissory note and is due to be paid on October 6, 2009.  Bullion may elect to accept shares of our common stock rather than cash for payment of some or all of the principal amount of the promissory note, up to $1,000,000, and interest accrued thereon.

If Surrey is unsuccessful in obtaining approval of the preliminary development plan and a commitment for financing for the build-out, we will have the right to put the Series A common stock we purchased to Bullion and Bullion will be required to purchase it from us for cash in the amount of the purchase price (as it may have been adjusted), less one-half of the expenses incurred by Surrey in its efforts to develop the property.  This put right will expire 12 months from the date of the Development Agreement.

The Development Agreement also provides for certain compensation to be paid to Mr. Ladha for services he has provided to us in the past and for services he may provide to us in the future.

Consideration for the Transaction (page 19)

We have agreed to pay $1,347,440 for one-half of Bullion’s shares of Series A common stock in Surrey.  The purchase price may be adjusted upward in the event of either of the following occurrences.  The purchase price may be increased to reflect the increase in value that will accrue to the property owned by Surrey if Surrey decides to develop the property with a 6-storey complex rather than a 4-storey complex.  The purchase price may also be increased to reflect the increase in value that will accrue to the property if Surrey is able to acquire an adjacent lot owned by an unrelated third party.  On October 23, 2008, Surrey entered into an agreement to acquire the adjacent lot for approximately $701,668.  Following the purchase of the adjacent lot, Surrey will obtain 2 appraisals from independent appraisers to determine the increase in value.

Interest of Abdul Ladha in the Transaction (pages 2 and 20)

Mr. Abdul Ladha, our chief executive officer, chief financial officer, a director and a significant shareholder, is the sole officer and sole director of Surrey.  All of the shares of capital stock in Bullion, Surrey’s sole shareholder, are owned by the Ladha Family Trust.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are the beneficiaries.  Therefore, Mr. Ladha’s ownership of our common stock would increase indirectly if Bullion decides to accept shares of our common stock, rather than cash, as payment for the promissory note.

The Development Agreement also anticipates that Mr. Ladha and Overture Development Corporation, a corporation that he owns and controls, will provide services to Surrey in developing the property.  These services include managing the build-out; working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trade supervisors to coordinate construction of the build-out and supervising and directing construction of the build-out; coordinating the implementation of a marketing plan; providing the construction bonds; and obtaining financing and home warranty coverage for the development.  Mr. Ladha and Overture Development Corporation will jointly receive 12.5% of the net profit (the “Developer’s Fee”) for providing these services.  The term “net profit” means the revenue received from the sale of the residential units after deducting expenses.  The term “expenses” includes, but is not limited to, all architectural, legal and professional fees; loan fees and interest paid on loans; fees, costs and taxes chargeable by any governmental authority; costs of insurance; and any and all costs related to the construction of the improvements.  Net profit is to be determined when the project receives a conditional occupancy permit and when any and all loans or other debt related to the project have been paid in full.  If the sale of the residential units included in the build-out of the Property fails to realize a net profit, Mr. Ladha and Overture Development Corporation will not receive the Developer’s Fee.  If units remain unsold following the payment in full of the loans or other debt related to the build-out of the Property, the Developer’s Fee will be paid as each such unit is sold.

Finally, the Development Agreement permits us to pay a Developer’s Fee to Mr. Ladha and Overture for providing services to us for the build-out of 9655 King George Highway, Surrey, British Columbia.  The Developer’s Fee for that project will be 25% of the net profit.

Our Reasons for Making the Acquisition (page 18)

A significant segment of our business provides liquidation and merchandizing services, along with auction and point-of-sale technology, to businesses to assist them in managing the sale of their products.  On April 15, 2008 we announced that we had been notified by eBay that eBay intended to wind down the operations of its eBay Live Auctions platform effective December 31, 2008.  This decision, along with the continued weakness in the U.S. economy, has negatively impacted our liquidation and live auction broadcast services.  In order to address the adverse effect of these events on our revenues and operations, our management is currently considering whether to restructure our operations or to acquire or merge with another business.  However, in the absence of any immediate and definitive transaction, we intend to expand our investment and property development business.

Surrey’s Reasons for Entering into the Transaction (page 19)

By entering into the Transaction, Surrey will benefit from our existing relationships with the trades and sub-contractors already working on phase I of the development located at 9655 King George Highway.  Additional efficiencies can be achieved for both parties by using the same qualified professionals (such as architects and engineers) and by using the same basic architectural design for both projects.

Vote Required for Approval of the Transaction (page 1)

One-third of the shares of common stock issued and outstanding are required to reach a quorum for the annual meeting.  If a quorum is met, acts of the shareholders require the approval of holders of 50.01% of the votes cast at the meeting.  For purposes of determining whether the affirmative vote of a majority of the shares present at the meeting and entitled to vote on a proposal has been obtained, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to theses matters (“broker non-votes”) will be included in the number of shares present and entitled to vote but will have no effect on the vote.  Mr. Ladha has indicated that he intends to vote for the Transaction.  Mr. Ladha currently owns 15,874,419 shares of common stock, which represents approximately 22.4% of our issued and outstanding shares of common stock on the Record Date.

Effect of the Transaction on our Shareholders (page 25)

If Bullion were to take shares of our common stock, rather than cash, as payment for up to $1,000,000 of the purchase price plus interest accrued thereon, we would be required to issue a total of 29,583,333 shares of common stock in payment of the principal and the accrued interest.  The issuance of additional shares of common stock will have a dilutive effect on our remaining shareholders.  Furthermore, Mr. Ladha will indirectly increase his ownership from 15,874,419 shares, or approximately 22.4% of our common stock, to 45,457,752 shares, or approximately 45.2% of our common stock.

Dissenters’ or Appraisal Rights (page 1)

Shareholders will not be entitled to dissenters’ or appraisal rights as a result of the Transaction.

Accounting Treatment (page 24)

The Transaction will be accounted for as a purchase, as such term is used under generally accepted accounting principles.

Fairness Opinions and Appraisals (page 21)

A fairness opinion and 2 appraisals relating to the Transaction have been received from independent third parties.  The fairness opinion and the appraisals were considered by our board of directors in approving the Transaction.  The appraisals were commissioned by Surrey, at our request.  We paid for the appraisals.  The full text of the opinion and appraisals is attached as Annex 5, Annex 6 and Annex 7 to this proxy statement.

OVERVIEW OF PROPOSALS

This proxy statement includes four proposals requiring shareholder action.  The proposals relate to:

•

the election of four directors,

•

the ratification of the appointment of Cinnamon Jang Willoughby & Company, Chartered Accountants, as our independent auditors for the fiscal year ending December 31, 2008,

•

the approval of an amendment to our articles of incorporation that will result in a  reverse split of our common stock so that each shareholder will receive 1 share for every 12 shares owned; and

•

in accordance with Section 710 of the Amex Company Guide, the approval of the acquisition of a 50% interest in Surrey Central City Holdings Ltd. and the issuance of shares of our common stock in accordance with the terms of a convertible promissory note signed in conjunction therewith.

The proposals are discussed in more detail below.

PROPOSALS

PROPOSAL 1 - ELECTION OF DIRECTORS

Four directors are to be elected to our board of directors at the annual meeting.  The directors will hold office until the next annual meeting of our shareholders.  The board of directors has nominated Abdul Ladha, Barrett E. G. Sleeman, Dr. David Vogt and Michael Boyling.  We expect that these nominees will be available for election, but if they are not, your proxy will be voted for the election of other nominees to be designated by the board of directors to fill any such vacancies.

Information regarding the business experience of each nominee and director is provided below.  There are no family relationships among our executive officers and directors.

Abdul Ladha, Age 46

Abdul Ladha has been a director, president, and chief executive officer of the company since August 24, 1999.  He also currently serves as the chief financial officer.  In addition, Mr. Ladha is president of all of the company’s wholly owned subsidiaries.  Mr. Ladha holds an honors degree in Electrical Engineering and Mathematics from the University of British Columbia.  In 1985 he founded Dexton Enterprises Inc., a subsidiary of Dexton Technologies Corporation, which was a company engaged in the business of the development and provision of web-based business solutions to small to mid-size retail and business-to-business customers, and the marketing and sale of personal computer hardware and network systems to corporate and retail customers, as well as computer training and after-sales upgrade and support services.  Mr. Ladha was president, chief executive officer, and a director of Dexton Technologies from December 1994 to July 2001.  In 1997, Dexton Technologies acquired Able Auctions (1991) Ltd., which Dexton sold to the company on August 24, 1999.

Mr. Ladha is the executive director of CITA, the Canadian Institute for Technological Advancement, a non-profit organization dedicated to developing Canada’s technological entrepreneurs.  CITA is sponsored by the University of British Columbia, Simon Fraser University, the World Trade Centre, Ernst & Young, and some 60 corporations and institutions.

Barrett E.G. Sleeman, Age 68

Barrett Sleeman, a director since August 24, 1999, is a professional engineer.  He has also been a director of Crystal Graphite Corporation, a graphite property development company, from February 1999 to February 2004, and the chief executive officer of THEMAC Resources Group Limited from October 2001 to the present.  From April 1997 to September 2001, he was a director of Dexton Technologies Corporation, a technology company.  From May 1988 to May 2000, he was a director and the president of Omicron Technologies Inc., whose focus is the acquisition, research and development, and marketing of leading edge technologies for the aerospace, telecommunications, defense, and consumer electronics industries, as well as Internet-based business concepts.  Mr. Sleeman also served as a director of Java Group Inc., an oil and gas company, from November 1997 to March 2000.  Mr. Sleeman also served as president (October 1996 to October 1997) and a director (August 1996 to October 1997) of White Hawk Ventures Inc., and president (August 1995 to April 1997) and a director (March 1995 to January 1998) of International Bravo Resources Inc., both mining exploration companies.

Dr. David Vogt, Age 52

Dr. David Vogt, a director since April 17, 2000, is a seasoned technology innovator with experience in the corporate, research and development and academic sectors.  In September 2006 he founded, and since that date he has been the chief executive officer of, CrowdTrust Technologies Inc., a web-based company offering personal knowledge and identity management solutions.  Since October 2004 he has also served as executive director of the Mobile MUSE Network, an applied research collaborative serving as an innovation engine for the emerging mobile media industry.  Since August 1999 Dr. Vogt has also served as the director of Digital Learning Projects for the University of British Columbia’s Faculty of Education.  Dr. Vogt began his career with a Ph.D. in astronomy and was Director of Observatories at the University of British Columbia.  He then became Director of Science at Science World, a public science museum.  In 1996 he founded and became chief executive officer of Brainium Technologies Inc., a pioneer of Internet-based learning products for K through 12 students.  More recently, Dr. Vogt was chief research officer at the New Media Innovation Centre (NewMIC) in Vancouver, British Columbia.  Dr. Vogt lives in Vancouver and contributes to a number of public and private boards.

Michael Boyling, Age 50

Michael Boyling, a director since 2002, is vice president of Rogers Associate Partners Inc., a position he has held since January 1999.  Rogers Associate Partners Inc., the stock of which is traded on the Toronto Securities Exchange, is an insurance and financial services company based in Vancouver, British Columbia with offices in Edmonton Alberta, Calgary Alberta and Winnipeg Manitoba.  Rogers Associate Partners Inc. provides insurance and financial services to high net worth individuals and medium sized companies.

Since August 1999 Mr. Boyling has also provided consulting services through West Coast Global Equity Ventures Inc., a company he founded, which provides debt financing and investing services to private clients.  Since 1999 he has worked as a consultant and broker with foreign and domestic companies arranging non-traditional equity and debt financing.  In this capacity, Mr. Boyling has brokered debt and equity financing over the previous two years in excess of CDN$63 million.

Mr. Boyling served with the Canadian Military (Army) from the age of 17 to the age of 38.

Director Nomination Process

We do not have, nor are we required by the rules of the American Stock Exchange to have, a standing nominating or compensation committee.  Our board of directors is made up of four members, three of whom are deemed to be “independent”, as that term is defined in the rules of the American Stock Exchange.  Nominees to the board of directors were selected and approved by our three independent board members, Mr. Barrett Sleeman, Dr. David Vogt and Mr. Michael Boyling.

The board of directors, acting as a nominating committee, will consider candidates recommended by shareholders.  Shareholders wishing to recommend a candidate for membership on the board of directors should submit to us the name of the individual and other pertinent information, including a short biography and contact information, in the manner described below in this proxy statement in the section titled “Shareholder Proposals for 2009 Annual Meeting” which appears on page 30.

Some, but not all, of the qualifications that may be considered by the board of directors in choosing a director are:

•

minimum, relevant employment experience;

•

familiarity with generally accepted accounting principles and the preparation of financial statements;

•

post secondary education or professional license;

•

previous experience as a board member of an operating company; and

•

the ability to commit the number of hours per year necessary to discharge his or her duty as a member of the board of directors.

A candidate for director must agree to abide by our Code of Business Conduct and Ethics.

Our goal is to seek to achieve a balance of knowledge and experience on our board.  To this end, we seek nominees with the highest professional and personal ethics and values, an understanding of our business, diversity of business experience and expertise, a high level of education, broad-based business acumen, and the ability to think strategically.  Although we use the criteria listed above as well as other criteria to evaluate potential nominees, we do not have a stated minimum criteria for nominees.  The board does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.  To date, we have not paid any third parties to assist us in finding director nominees.

The board of directors has not received a nominee from a shareholder who is not also an officer or director of the company.  Each nominee to our board of directors expressed a willingness to serve during the next year and, based on a review of his qualifications, each was deemed to be a suitable candidate for nomination.

Communications with Members of our Board of Directors

The board of directors has not established a formal process for shareholders to send communications to its members.  Any shareholder may send a communication to any member of the board of directors in care of our address below:

Ableauctions.com, Inc.

Attn.:  President

Suite 200 - 1963 Lougheed Highway, Coquitlam,

British Columbia, Canada V3K 3T8

Telephone (604)-521-3369  Fax (604)-521-4911

If a communication is sent to our address, we will forward any such communication to the board member.  If the shareholder would like the communication to be confidential, it should be so marked.

Meetings of the Board of Directors and Information about Committees

The board of directors met 10 times during the 2007 fiscal year.  These meetings were attended by all the directors.

We have no policy with regard to the attendance by board members at our annual meetings.  All of the members of our board of directors attended the last annual meeting.

The board of directors has one standing committee, which is the audit committee.  Information regarding the functions of the audit committee, its present membership and the number of meetings held by the audit committee during the 2007 fiscal year is described below.

The audit committee is responsible for recommending to the board of directors the selection of independent public accountants to audit our books and records annually, to discuss with the independent auditors and internal financial personnel the scope and results of any audit, to review and approve any nonaudit services performed by our independent auditing firm, and to review certain related party transactions.  The audit committee met 6 times during the 2007 fiscal year.

The audit committee is currently composed of two directors, Mr. Barrett Sleeman and Dr. David Vogt, who are independent directors as defined under Rule 121 of the American Stock Exchange.  The audit committee operates under a written charter adopted by the board of directors.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees our financial reporting process on behalf of the board of directors.  Management is responsible for our financial statements and the financial reporting process, including the system of internal controls.  The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.  In addition, the audit committee has discussed with the independent auditors the auditors’ independence from the company and its management including the matters in the written disclosures provided to the audit committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the 2007 fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Barrett Sleeman

Dr. David Vogt

THE BOARD OF DIRECTORS RECOMMENDS

THAT YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES.

PROPOSAL 2 - RATIFICATION OF CINNAMON JANG WILLOUGHBY & COMPANY, CHARTERED ACCOUNTANTS, AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

The board of directors requests that the shareholders ratify its selection of Cinnamon Jang Willoughby & Company, Chartered Accountants, as our independent auditors for the 2008 fiscal year.

Disclosure of Fees Billed by our Auditors

The following table sets forth fees billed to us by our auditors during the fiscal years ended December 31, 2007 and December 31, 2006 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements, (ii) services by our auditor that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as Audit Fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered.  STS Partners LLP, Chartered Accountants, our auditor until June 19, 2008, audited our financial statements for the fiscal year ended December 31, 2007 and Telford Sadovnick, P.L.L.C., Certified Public Accountants, audited our financial statements for the fiscal year ended December 31, 2006.  On June 19, 2008 we engaged Cinnamon Jang Willoughby & Company, Chartered Accountants, as our independent auditor.

			December 31,
			2007	2006
(i)	Audit Fees		$67,255	$45,525
(ii)	Audit Related Fees	$	$
(iii)	Tax Fees		$--	$--
(iv)	All Other Fees		$49,755	$24,500

Unless they are de minimus, the audit committee is required to pre-approve services that are reasonably related to the performance of the audit or review of our financial statements, services rendered in connection with tax compliance, tax advice and tax planning, and all other fees for services rendered.  The audit committee reviews these services to assure that they do not impair the auditor’s independence from the company.

We have not asked representatives of STS Partners, LLP, Chartered Accountants, or Cinnamon Jang Willoughby & Company, Chartered Accountants, to be present at the annual meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

STS Partners LLP, Chartered Accountants, the independent accountant who had been engaged by us as the principal accountant to audit our consolidated financial statements, was dismissed effective June 19, 2008.  On June 19, 2008, our board of directors approved the engagement of Cinnamon Jang Willoughby & Company, Chartered Accountants, as our new principal independent accountant to audit our consolidated financial statements for the year ending December 31, 2008.

The decision to change our independent accountant from STS Partners LLP, Chartered Accountants, to Cinnamon Jang Willoughby & Company, Chartered Accountants, was approved by our audit committee.

The report of STS Partners LLP, Chartered Accountants, on our financial statements as of and for the year ended December 31, 2007 (the only year that was audited by STS Partners LLP, Chartered Accountants) did not contain an adverse opinion or a disclaimer of opinion.  During the period ended December 31, 2007 and the interim period from January 1, 2008 through the date of dismissal, we did not have any disagreements with STS Partners LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of STS Partners LLP, Chartered Accountants, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Prior to engaging Cinnamon Jang Willoughby & Company, Chartered Accountants, we had not consulted Cinnamon Jang Willoughby & Company, Chartered Accountants , regarding the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

CINNAMON JANG WILLOUGHBY & COMPANY, CHARTERED ACCOUNTANTS,

AS OUR INDEPENDENT AUDITORS FOR THE 2008 FISCAL YEAR.

PROPOSAL 3 – TO AUTHORIZE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO

EFFECT A REVERSE SPLIT OF OUR COMMON STOCK

We are asking our shareholders to authorize our board of directors to amend our articles of incorporation to affect a “reverse split” of our issued and outstanding common stock.  By approving this proposal, the board of directors will be empowered to reverse split our common stock by combining 12 shares into one share.

The following table reflects the number of shares of common stock that would be outstanding as a result of the reverse split and the approximate percentage reduction in the number of outstanding shares based on 70,876,378 shares of common stock outstanding as of the Record Date.

Proposed Reverse Split Ratio	Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Split
12 shares for one share	91.7%	5,906,365

Reasons for the Reverse Split

On September 18, 2008 we received a letter from the American Stock Exchange indicating that the low selling price of our common stock may not be suitable for auction market trading.  Over the three months preceding the date of the letter, the price per share of our common stock ranged between $0.06 and $0.10.  The American Stock Exchange indicated in its letter that, in accordance with Section 1003(f)(v) of the Amex Company Guide, we must undertake a reverse split of our common stock.  We have a reasonable time from the date of the letter to affect the reverse split.  If we fail to affect the reverse split within a reasonable time after receiving the letter, the American Stock Exchange may consider suspending dealings in, or removing from the list, our common stock.  In that event, we would become subject to the procedures and requirements of Section 1009 of the Amex Company Guide, which could, among other things, result in the staff initiating delisting proceedings.

Decreasing the number of shares of common stock outstanding should result in a proportionate adjustment to the price of our common stock, which should increase it.  For example, if the price of one share of our common stock is $0.06 on the date that the reverse split is effected, the reverse split should increase the market price to $0.72 per share ($0.06 x 12 = $0.72).  We cannot assure you that the market price for our common stock immediately following the reverse split will exceed the current market price or that an increase in the market price will be maintained for any period of time.

The reverse split will also benefit shareholders holding less than 12 shares of common stock, because any shareholder who owns fewer than 12 shares will receive a cash payment and will be eliminated.  Management believes that these shareholders may be deterred from selling their shares because of disproportionately high brokerage costs.  The reverse split will give these shareholders the opportunity to receive cash for their shares without having to pay brokerage commissions.  The cash payment will be equal to the average of the high and low trading prices of our common stock over the five trading days immediately prior to the effective date of the Amendment described below.  For example, assuming that the reverse split was effective on October 17, 2008, a shareholder holding less than 12 shares would receive $0.051 per share for his common stock, based upon the following:

Trading Day	High	Low	Average

October 16, 2008	$0.058	$0.046	$0.052
October 15, 2008	$0.055	$0.045	$0.050
October 14, 2008	$0.058	$0.054	$0.056
October 13, 2008	$0.053	$0.045	$0.049
October 10, 2008	$0.052	$0.039	$0.046

Average of the high and low trading price over 5 days			$0.051

We estimate that of our approximately 4,577 shareholders, 368 shareholders have fewer than 12 shares of our common stock.  Assuming that each of these shareholders owned 11 shares, we would be required to purchase 4,048 shares of common stock at a price of $0.051 per share for a total of $206.45.  We will use our general operating funds to make these payments.  Following the purchase of these shares, we expect to have approximately 4,209 shareholders.

Based on the foregoing, our board of directors determined that a reverse split of one share of common stock in exchange for 12 shares of common stock would be in the best interests of our company and its shareholders.  The criteria for determining the split ratio included the reasons discussed above.

Effectiveness of the Reverse Split and Mechanism for Share Exchange

If approved by the shareholders, the reverse split will become effective with the filing of an amendment (the “Amendment”) to our articles of incorporation with the Florida Secretary of State.  A copy of the Amendment is attached to this proxy statement as Annex 1.  The board of directors may abandon the Amendment, if the directors determine that it is in the best interests of the company and our shareholders to do so.  If the board of directors determines that it is in the best interests of the company and our shareholders to affect the reverse split, it will file the Amendment no later than March 31, 2009 unless other arrangements are made with the American Stock Exchange.

If the reverse split is approved, then each share of common stock outstanding will immediately and automatically be changed, as of the effective date of the Amendment, into one-twelfth of a share of common stock.  In addition, proportional adjustments will be made to the number of shares issuable upon exercise or conversion of, and the exercise price or conversion formula, of our outstanding options and warrants.

The table below illustrates, as of the Record Date, the number of shares of common stock that are issued and outstanding, the number of shares of common stock that are authorized and reserved for issuance and the number of shares of common stock that are authorized but unreserved.

Number of Shares Outstanding	Number of Shares Authorized and Reserved for Issuance	Number of Shares Authorized but Unreserved for Issuance
70,876,378	16,487,756	12,635,866

If the reverse split is approved, the number of issued and outstanding shares of our common stock would be reduced in accordance with the exchange ratio for the reverse split.  The par value of our common stock would remain unchanged at $0.001 per share and the number of authorized shares of common stock, which is 100,000,000, would remain unchanged.  Giving effect to the reverse split, the table below illustrates, as of the Record Date, the number of shares of common stock that will be issued and outstanding, the number of shares of common stock that will be authorized and reserved for issuance and the number of shares of common stock that will be authorized but unreserved.

Number of Shares Outstanding	Number of Shares Authorized and Reserved for Issuance	Number of Shares Authorized but Unreserved for Issuance
5,906,365	1,373,980	92,719,656

Except as discussed in proposal 4 below and as indicated in the table above, we have no plans, proposals or arrangements to issue the additional shares that will be unreserved and available for issuance as a result of the reverse split.

No fractional shares of common stock will be issued in connection with the reverse split.  Instead, fractional shares will be rounded up to the next whole share.

Effect of Reverse Split and Potential Anti-Takeover Effect

Management does not anticipate that our financial condition, the percentage ownership of management, the number of our shareholders, or any aspect of our business will materially change as a result of the reverse split.  Because the reverse split will apply to all issued and outstanding shares of common stock and outstanding rights to purchase common stock or to convert other securities into common stock, the proposed reverse split will not alter the relative rights and preferences of existing shareholders.  However, as noted above, the number of authorized shares of common stock will remain unchanged following the reverse split, but the number of shares of common stock outstanding will be decreased.  As a result, we could potentially issue (using the number of shares of common stock outstanding and the number of shares authorized and reserved for issuance as of the Record Date) a total of 92,719,656 additional shares of common stock, as opposed to a total of 12,635,866 additional shares of common stock that would have been available to issue had the reverse split not occurred.  Therefore, holders of our common stock could experience substantially greater dilution of their shareholdings if, in the future, we issue all of the authorized but unissued shares of common stock.

The effective increase in our authorized shares could also potentially be used by management to make it more difficult or to discourage a merger, tender offer or proxy contest or the removal of incumbent management.  Management could use the additional shares to resist a third-party transaction favored by a majority of the independent shareholders, even if it would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.  However, this proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of our company by means of a merger, tender offer, solicitation or otherwise.

Neither our articles of incorporation nor our by-laws presently contain any provisions having anti-takeover effects and this proposal is not a plan by management to adopt a series of amendments to our articles of incorporation or by-laws to institute anti-takeover provisions.  We do not presently have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

There are no rules or practices on any stock exchange that permit such exchange to reserve the right to refuse to list or to de-list any stock which completes a reverse split.

Advantages and Disadvantages of the Reverse Split

The reason for the reverse split, and the major advantage of engaging in the reverse split, is to help us keep our listing on the American Stock Exchange.  With the exception of the low trading price of our common stock, we believe that we meet all the criteria for continued listing.  If the reverse split is not completed, we expect that the American Stock Exchange will begin delisting proceedings.

The main disadvantage to the reverse split is that we may issue the additional shares of common stock for the purpose of discouraging any potential takeover attempts, even if they are favored by the shareholders.

Exchange of Stock Certificates

Provided that the reverse split is approved by the shareholders, the board of directors will notify each holder of record with instructions for the surrender and exchange of certificates.

Based on the foregoing discussion, the board of directors requests that shareholders approve the following resolution in connection with the reverse split:

RESOLVED, that the shareholders hereby authorize the board of directors to file the Amendment to the Company’s articles of incorporation to effect a combination of the Company’s issued and outstanding common stock using the ratio 1:12, provided however, that at any time before the effective date of the Amendment, the board of directors may, by resolution, abandon the Amendment without further action by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” AUTHORIZING THE BOARD OF DIRECTORS TO AFFECT THE REVERSE SPLIT.

PROPOSAL 4 – TO SEEK APPROVAL OF THE ACQUISITION OF A 50% INTEREST IN SURREY CENTRAL CITY HOLDINGS LTD. AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN ACCORDANCE WITH THE TERMS OF A CONVERTIBLE PROMISSORY NOTE SIGNED IN CONJUNCTION THEREWITH

Section 712 of the Amex Company Guide requires approval by our shareholders for the acquisition of stock or assets of another company in the following circumstances:

(a)

if any individual director, officer or substantial shareholder of the listed company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction and the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 5% or more; or

(b)

where the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.

We intend to acquire a 50% interest in Surrey Central City Holdings Ltd. (“Surrey”), which is a party related to our chief executive officer and director, Mr. Abdul Ladha.  As part of this acquisition, we intend to pay a portion of the purchase price with a promissory note that can be converted into shares of our common stock, at the election of the seller.  This acquisition was approved by a majority of our independent directors and by the members of our audit committee.  Mr. Ladha has indicated that he intends to vote for proposal 4.  Mr. Ladha owned on the Record Date, and currently owns, 15,874,419 shares, or approximately 22.4% of the number of shares of our issued and outstanding common stock on the Record Date.

Information about Surrey Central City Holdings Ltd.

The following information includes a discussion of Surrey’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires Surrey’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, Surrey’s management evaluates its estimates and judgments.  Surrey’s management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Surrey is a privately held corporation that was incorporated under the laws of British Columbia on July 18, 2007.  Surrey has one shareholder, Bullion Reef Holdings Ltd. (“Bullion”), which is also a privately held corporation.  The sole shareholder of Bullion is the Ladha Family Trust.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are beneficiaries.  Mr. Ladha is the sole officer and director of Surrey.

Surrey was incorporated for the purpose of developing real estate.  It currently holds 4 parcels of real property and has signed an agreement to purchase a fifth parcel adjacent to these 4.  Surrey intends to develop this property by building commercial and residential facilities on it.  The property is currently improved with residential homes and apartments.   Surrey intends to begin development of its properties during the next 12 months.  Bullion has indicated that it will provide financial assistance to Surrey, in the form of additional loans or capital contributions, to allow it to start the development.  Bullion has also indicated that it will assist Surrey in obtaining bank financing for the development.  So long as Bullion continues to provide financial assistance, Surrey will continue to explore the acquisition and development of viable commercial and residential projects based on market conditions, commercial and residential real estate demand, and absorption rates.  Surrey has no employees. Mr. Ladha provides his services to Surrey without compensation.  Surrey does not expect that this will change during the next 12 months.

Significant accounting policies

Surrey’s management has identified the following accounting principles as being key to an understanding of its financial statements.  These important accounting policies require management’s most difficult, subjective judgments.

Real Estate Rental Income.  Rental income in respect to commercial and residential property leases is recognized on a straight-line basis over the lease term.

Real Estate Sales.  For condominium development projects, profit is recognized on the percentage-of-completion method in respect to individual units sold on a pre-sale basis, when all the following criteria are met:

•

Construction is beyond a preliminary state.

•

The buyer may only receive a refund in the circumstances of non-delivery of the unit.

•

Sufficient units have already been sold to assure that the entire property will not revert to rental property.

•

Sales prices are collectible.  Pursuant to the guidance of Emerging Issues Task Form 06-8, the collectability of the sales price is assessed by Surrey primarily based on the adequacy of the buyer’s continuing investment in the form of non-refundable deposits, and the age and location of the property.  The credit standing of the buyer is taken into account if known.

•

Aggregate sales proceeds and costs can be reasonably estimated.

Deposits received in respect to sales which do not meet the criteria for revenue recognition as described above are accounted for as deposits until the criteria are met.  All revenues and costs related to a development project are deferred until the completion of the development and the successful completion of the sales and transfer of strata lots.

Foreign Currency Translation.  Surrey accounts for foreign currency transactions and translation of foreign currency financial statements based on Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”.  Surrey’s functional currency is the Canadian dollar.  All assets and liabilities are translated to U.S. dollars at current exchange rates, while shareholder’s equity accounts are translated at the appropriate historical rate or rates.  Revenues and expenses are translated at the weighted-average rate for the period.  The resulting gains and losses are reported as a separate component of shareholders’ equity.

Results of operations for the period from January 1, 2008 through  September 30, 2008

During the  nine month period ended  September 30, 2008, Surrey earned no revenues and had expenses, which included advertising and promotion costs, insurance, interest and bank charges and professional fees, totaling $ 5,296 ..  Surrey’s net loss for the period ended  September 30, 2008 was $ 5,296.

Cash flows used by operating activities totaled $ 4,218 and were used primarily to fund Surrey’s net loss.  Changes in non-cash working capital included a decrease of $ 223 in accounts receivable and an increase in accounts payable and accrued liabilities of $ 1,301.

During the nine month period ended September 30, 2008 Surrey used $ 30,621 for costs incurred on the lots it holds for development.  During the nine month period ended  September 30, 2008 Surrey received advances totaling $ 12,216 from Bullion.  Due to the payment of the costs incurred on the property held for development in the amount of $ 30,621 and the use of $ 4,218 for operating activities,  offset by the advance of $12,216 from Bullion, Surrey’s cash was reduced during the  nine month period ended September 30, 2008 by $ 22,623 ..  The effect of exchange rates on cash also resulted in a decrease of $ 1,775 ..  Therefore, there was a total decrease of cash and cash equivalents of $ 24,398 , from $30,251 at the beginning of the period to $ 5,853 at the end of the period.

Results of operations for the period from inception (July 18, 2007) through December 31, 2007

During the fiscal year ended December 31, 2007, Surrey earned no revenues and had expenses, which included insurance costs, bank charges and professional fees totaling $5,655.  Surrey’s net loss for the period from inception through December 31, 2007 was $5,655.

During the period from inception through December 31, 2007, Surrey invested $1,911,677 in 4 of the lots it holds for development.  To purchase the property Surrey received two loans, totaling $1,946,749, from Bullion.  A loan in the amount of $1,407,243 accrued interest at the prime rate as announced by the Royal Bank of Canada plus 1% per annum and was due and payable on December 31, 2008.  The second loan was an advance of $539,506, which was non-interest bearing and without specific repayment terms.  Surrey paid both of these loans on October 27, 2008 by issuing 199 shares of its Series A common stock to Bullion.  Subsequent to this issuance of Series A common stock, the Development Agreement was amended on October 29, 2008 to revise the number of shares being purchased by the company from 50 shares to 149.5 shares.  No other changes were made to the Development Agreement with this amendment.

Surrey used $4,710 in cash for operating activities during the period from inception through December 31, 2007.  This amount was used primarily to fund its net loss of $5,655.  During the period from inception through December 31, 2007, accounts receivable increased in the amount of $572 while accounts payable and accrued liabilities increased by $1,517.

As noted above, Surrey used $1,911,677 for the purchase of the initial 4 lots it holds for development.  In order to purchase the property, Surrey borrowed a total of $1,946,749 from Bullion.

As a result of the loans from Bullion, Surrey had an increase in cash of $30,362 during the period ended December 31, 2007.  This increase was offset by the effect of exchange rates on cash in the amount of $111, leaving $30,251 of cash and cash equivalents at December 31, 2007.

Liquidity

As of  September 30, 2008, Surrey had cash of $ 5,853 and accounts receivable of $ 795 ..  This cash is sufficient to allow Surrey to conduct its day to day operations.  While Bullion is not under any obligation to do so, Surrey expects that Bullion will provide advances, as and when needed, to fund its operations until it obtains the financing it will need in order to build out the property.  If Bullion does not provide these advances, Surrey may be required to cease its operations.  There is also no guarantee that Surrey will be able to obtain the financing necessary to build out the property.

Surrey received 2 loans from Bullion totaling $1,946,749.  In October 2008, Bullion agreed to accept 199 shares of Surrey’s Series A common stock as full payment for the loans and all interest accrued thereon.

As described in Note 5 to Surrey’s financial statements, during the periods ended December 31, 2007 and  September 30, 2008, Surrey paid $2,699 and $ 50,154 , respectively, in interest on the loans from Bullion, received $2,207 and $ 44,548 in rental income from the 4 lots, respectively, and paid development costs of $0 and $ 25,473 , respectively.

Our Reasons for Making the Acquisition

A significant segment of our business provides liquidation and merchandizing services, along with auction and point-of-sale technology, to businesses to assist them in managing the sale of their products.  On April 15, 2008 we announced that we had been notified by eBay that eBay intended to wind down the operations of its eBay Live Auctions platform effective December 31, 2008.  This decision, along with the continued weakness in the U.S. economy, has negatively impacted our liquidation and live auction broadcast services.  In order to address the adverse effect of these events on our revenues and operations, our management is currently considering whether to restructure our operations or to acquire or merge with another business.  However, in the absence of any immediate and definitive transaction, we intend to expand our investment and property development business.

In 2009, we expect substantially all of our gross revenue, which we estimate may exceed $20 million, to come from our property development business.   We base this projection on the fact that we have entered into agreements to pre-sell 100% of the residential condominium units being built at 9655 King George Highway prior to construction.  We expect this development to be completed by September 2009.  We have collected approximately $2.04 million ($2.34 million CAD) in deposits that are currently being held in trust with Macdonald Realty Ltd.  These non-refundable deposits represent approximately 10% of the total purchase price commitment from our buyers. We expect revenue of approximately $22.1 million ($25.4 million CAD from the sale of the commercial and residential units upon completion and we estimate that the total cost to develop the property, including the cost of the land, will be approximately $18.44 million ($21.2 million CAD).  Over 90% of the project construction costs have now been awarded in fixed price contracts or unit price agreements and our construction is currently on schedule and below budget.  If we are successful in developing the property on-time and within our budget and the units are sold in accordance with the pre-sale agreements, the difference between the costs of development and the total sales price will provide us with record profits.  Due to the proximity of our development to Surrey’s proposed development, we believe that the acquisition of Surrey provides a logical progression of this segment of our business.  To this end, on October 6, 2008 our board of directors and the audit committee approved a Development Agreement between the company and Mr. Ladha, Overture Development Corporation, Surrey and Bullion.  The Development Agreement was subsequently amended on October 22, 2008 and October 29, 2008.  Mr. Ladha is the sole officer, director and shareholder of Overture Development Corporation and the sole officer and director of Surrey.  Bullion is the sole shareholder of Surrey.  The Ladha Family Trust is the sole shareholder of Bullion.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are beneficiaries.  The following is an organization chart illustrating this ownership.

Ladha Family Trust 217-713 Columbia St. New Westminster, BC, V3M 1B2 Canada
100%
Bullion Reef Holdings Ltd. 217-713 Columbia St. New Westminster, BC, V3M 1B2 Canada
100%
Surrey Central City Holdings Ltd. 217-713 Columbia St. New Westminster, BC, V3M 1B2 Canada

A copy of the Development Agreement and the 2 amendments to the Development Agreement are attached to this proxy statement as Annex 2, Annex 3 and Annex 4, respectively.

Surrey’s Reasons for Entering into the Transaction.

Surrey is the owner of 4 properties (collectively referred to as the “Property”) adjacent to 9655 King George Highway, Surrey, British Columbia.  In October 2008 Surrey signed an agreement to purchase a fifth property adjacent to these 4.  We own 9655 King George Highway and are in the process of improving it with a retail facility of approximately 4,326 square feet and with a residential complex consisting of 111 condominiums of approximately 91,132 square feet.  By entering into the transaction, Surrey will benefit from our existing relationships with the trades and sub-contractors already working on this development.  Additional efficiencies can be achieved for both parties by using the same qualified professionals (such as architects and engineers) and by using the same basic architectural design for both projects.  Surrey intends to explore the potential of developing the Property  by improving it with a residential complex of at least 4-stories consisting of at least 76 condominiums ..  Our board of directors believes that this development has significant potential and has determined that the acquisition of a 50% interest in Surrey will be in our best interests and in the best interests of our shareholders.

Description of the Transaction

Surrey currently has 299 shares of “Class A” common stock issued and outstanding, all of which are owned by Bullion.  We agreed to purchase one-half of these shares from Bullion.  We agreed to pay $1,347,440 for these shares.  The purchase price is based on 2 appraisals provided to us by independent appraisers and a fairness opinion.  The purchase price may be adjusted upward in the event of either of the following occurrences.  The purchase price may be increased to reflect the increase in value that will accrue to the Property if Surrey decides to develop the Property with a 6-storey complex rather than a 4-storey complex.  The purchase price may also be increased to reflect the increase in value that will accrue to the Property if Surrey is able to acquire an adjacent lot owned by an unrelated third party because Surrey will be able to develop the Property, including the adjacent lot, with a significantly larger structure.  Negotiations relating to the acquisition of the adjacent lot had been entered into on Surrey’s behalf approximately 2 years ago.  On October 23, 2008 Surrey entered into an agreement to purchase the adjacent lot for approximately $701,668.  If Surrey is able to consummate the purchase of the adjacent lot, the value of the Property and, concurrently, the amount of the purchase price we will pay for the Class A common stock, will increase.  According to the Development Agreement, this increase will be determined by at least 2 appraisers independent from the parties and each other.  If the appraisers cannot agree on the increase in value, then the increase in value will equal the average of the appraisers’ determinations.  We intend to pay one-half of the purchase price in cash and the remainder of the purchase price with a promissory note.  The promissory note will be due on October 6, 2009 and will accrue simple interest at the prime rate announced by the Royal Bank of Canada plus 2% per annum.  The promissory note will include a provision that will allow Bullion to convert some or all of the principal amount, up to $1,000,000, and some or all of the interest accrued on the amount to be converted, into shares of our common stock.  The number of shares of common stock to be issued to Bullion upon conversion of the principal and any accrued interest will be computed as the last sale price of one share of our common stock on the date on which the Development Agreement was executed, plus 20%.  The Development Agreement was executed on October 6, 2008.  The last sale price of our common stock on that date was $0.03, so the number of shares of common stock that would be issued in the event Surrey exercises its right to convert will be based on $0.036.  Our purchase of the shares from Bullion is contingent upon receipt of the approval of our shareholders of the transaction, including the potential issuance of our common stock in payment of the promissory note and approval by the American Stock Exchange of the additional listing application we will be required to submit prior to issuing such shares.  We will only be required to submit an additional listing application if Bullion exercises its right to receive shares of our common stock, rather than cash, for some or all of the balance of the purchase price.

In the event that Surrey is unable to successfully obtain the approval of a preliminary development plan and a commitment for financing to complete the build-out of the Property, or if for any reason Surrey determines that the build-out of the Property is not in its best interests, notice of this event will be provided to us.  Within 20 days of receiving the notice, we may put the stock we purchased to Bullion and Bullion will, within 120 days from receiving our put notice, repurchase the stock by paying to us in cash the purchase price (including the adjustments described above, if any) less one-half of the expenses incurred by Surrey in its efforts to develop the Property.  This put right will expire 12 months from the date of the Development Agreement.

Interest of Abdul Ladha in the Transaction

The Development Agreement anticipates that Mr. Ladha and Overture Development Corporation will provide services to Surrey in developing the Property.  These services include managing the build-out; working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds; and obtaining financing and home warranty coverage for the development.  Mr. Ladha and Overture Development Corporation will jointly receive 12.5% of the net profit (the “Developer’s Fee”) for providing these services.  The term “net profit” means the revenue received from the sale of the residential units after deducting expenses.  The term “expenses” includes, but is not limited to, all architectural, legal and professional fees; loan fees and interest paid on loans; fees, costs and taxes chargeable by any governmental authority; costs of insurance; and any and all costs related to the construction of the improvements.  Net profit is to be determined when the project receives a conditional occupancy permit and when any and all loans or other debt related to the project have been paid in full.  If the sale of the residential units included in the build-out of the Property fails to realize a net profit, Mr. Ladha and Overture Development Corporation will not receive the Developer’s Fee.  If units remain unsold following the payment in full of the loans or other debt related to the build-out of the Property, the Developer’s Fee will be paid as each such unit is sold.

Finally, the Development Agreement permits us to pay a Developer’s Fee to Mr. Ladha and Overture for providing services to us for the build-out of 9655 King George Highway, Surrey, British Columbia.  The Developer’s Fee for that project will be 25% of the net profit.

Mr. Ladha devotes approximately 10 hours per month to his duties as president of Overture Development Corporation.  By retaining the services of Mr. Ladha and Overture Development Corporation, we get the services of a person experienced in developing property who already has established relationships with professionals (such as architects, surveyors and engineers) and a banking relationship.  Mr. Ladha or his affiliates have also provided funds to us as we need them to bridge timing issues relating to our bank financing for the project located at 9655 King George Highway and he has indicated that he or his affiliates will provide funds for this purpose for Surrey’s project.  Furthermore, developers of property with residential units are required to provide certain home warranty coverage in Canada, holding the directors of the development company personally liable for claims in excess of the warranty coverage.  In his capacity as the sole director of Axion Investment Corporation, our subsidiary and the company undertaking the development located at 9655 King George Highway, Mr. Ladha may be held responsible for such claims.  Mr. Ladha has indicated that he or his affiliates will provide similar services for Surrey.  Because he has a personal interest in the development of Surrey’s property, Mr. Ladha has also agreed to accept a percentage of net profits as compensation for his services.  Because net profits can never be guaranteed, it would not have been possible for us to find someone who would have provided comparable services to us for this compensation.

Fairness Opinion and Appraisals

Opinion of Evans & Evans, Inc.

We have received a fairness opinion relating to the transaction from Evans & Evans, Inc., referred to in this discussion as “Evans”.  The complete text of Evans’ written opinion dated September 24, 2008 which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Evans, is attached to this proxy statement as Annex 5 and is incorporated herein by reference, as consented to by Evans.

Evans, located in Canada and the United States, has been providing valuation studies for private and public companies since 1998.  The firm is dedicated to assisting companies of all sizes to achieve their unique business goals through a comprehensive set of investment banking and valuation advisory services. Evans provides its services in connection with a variety of transactions, including mergers and acquisitions, private equity, valuation and corporate finance.

Our board of directors selected Evans to prepare the valuation on the basis of its considerable experience in working with small to medium sized clients, its experience in preparing valuations for public companies and its reputation among its peers.

There is no material relationship that existed during the past two years or is mutually understood to be contemplated and no compensation received or to be received as a result of the relationship between Evans or its affiliates and Ableauctions.

Evans opinion states that, as of September 24, 2008, and based upon and subject to the factors, assumptions and limitations set forth in the written opinion, the consideration to be paid by us in the transaction with Bullion was fair, from a financial point of view, to the disinterested holders of our common stock.

The amount and form of consideration to be paid in the transaction was determined by negotiations between our independent directors and Mr. Ladha and not by Evans.  Evans was not asked to consider, and Evan’s opinion does not address, the underlying business decision by Ableauctions to engage in the transaction, the relative merits of the transaction as compared to other business strategies that might exist for us, the effect of any other transaction in which we might engage or any other aspect of the transaction.  Evans’ opinion did not express an opinion or recommendation to any director, shareholder or other person as to how to vote or act with respect to the transaction.  No limitations were imposed by our board of directors with respect to the investigations made or procedures followed by Evans in rendering its opinion.

In arriving at its opinion, Evans conducted discussions with members of our senior management and reviewed or compared, as appropriate, the following:

•

our SEC filings;

•

information included on our website;

•

press releases we issued during the 12 months preceding the date of its letter;

•

construction and real estate market information within Vancouver and Surrey, including discussions with other real estate developers;

•

information relating to the appraisals prepared by Collingwood Appraisals Ltd. and Hooker Craig Lum Garnett Real Estate Appraisers and Consultants Ltd.; and

•

such other financial studies and analyses and such other investigations and took into account such other matters as Evans deemed necessary and appropriate.

In connection with its review and arriving at its opinion, Evans assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Ableauctions and Surrey.  Evans further relied upon the assurance of representatives of the management of Ableauctions and Surrey that they are unaware of any facts that would make the information provided to Evans incomplete or misleading in any material respect.  With respect to projected financial and operating data, Evans assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements and staffs of Ableauctions and Surrey, respectively, relating to the future financial and operation performance of each company.  Evans did not assume any obligation to conduct, nor has it conducted, any physical inspection of the properties included in the transaction.

Evans received a fee of CAN$10,500 in connection with rendering its fairness opinion, none of which was contingent upon consummation of the transaction between us and Bullion.  The terms of the fee arrangement with Evans, which are customary in transactions of this nature, were negotiated on an arm’s-length basis and our board of directors was aware of the arrangement.

Appraisal from Collingwood Appraisals Ltd.

Our board of directors received a verbal appraisal of the Property prior to October 6, 2008, and a written appraisal of the Property on October 10, 2008.  The appraisal was prepared by Collingwood Appraisals Ltd. (“Collingwood”).  The appraisal was commissioned by Surrey, on our behalf and at our request, and paid for by us.  The complete text of Collingwood’s written appraisal which sets forth the assumptions made, matters considered, limitations on and scope of the appraisal, is attached to this proxy statement as Annex 6 and is incorporated herein by reference, as consented to by Collingwood.

Collingwood, located in New Westminster, British Columbia, has been providing real estate consulting and appraisal services since 1972.  Collingwood offers appraisal and consulting services on all types of commercial, industrial, investment and residential properties throughout British Columbia, with activities principally centered around the greater Vancouver and the lower mainland areas.

Collingwood was selected to prepare the valuation on the basis of its considerable experience and its reputation among its peers.

There is no material relationship that existed during the past two years or is mutually understood to be contemplated and no compensation received or to be received as a result of the relationship between Collingwood or its affiliates and Ableauctions or Surrey.

Collingwood was instructed to prepare the appraisal to assist in the decision making process in connection with the placement of financing and to facilitate the potential sale of an interest in the project.  Collingwood’s appraisal is made as of September 24, 2008.  The appraisal states that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in the written appraisal, the value of the Property was equal to $2,941,000 assuming a 76-unit strata apartment unit was approved for development and fully completed within two years.

The amount and form of consideration to be paid in the transaction was determined as a result of negotiations between our independent directors and Mr. Ladha and not by Collingwood.  Collingwood was not asked to consider, and the appraisal does not address, the underlying business decision by Ableauctions to engage in the transaction, the relative merits of the transaction as compared to other business strategies that might exist for us, the effect of any other transaction in which we might engage or any other aspect of the transaction.  Collingwood’s appraisal did not express an opinion or recommendation to any director, shareholder or other person as to how to vote or act with respect to the transaction.  No limitations were imposed by our board of directors, nor to its knowledge by Surrey, with respect to the investigations made or procedures followed by Collingwood in rendering its appraisal.

In arriving at its opinion, Collingwood reviewed or compared, as appropriate, the following:

•

an analysis of the region;

•

an analysis of the neighborhood;

•

a visual inspection of the Property and the building site;

•

a review of the development plan;

•

taxes and assessments relating to the Property;

•

zoning;

•

market conditions; and

•

such other studies and analyses and such other investigations and took into account such other matters as Collingwood deemed necessary and appropriate.

In connection with its review and arriving at its opinion, Collingwood assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Ableauctions and Surrey.  Collingwood further relied upon the assurance of representatives of the management of Ableauctions and Surrey that they are unaware of any facts that would make the information provided to Collingwood incomplete or misleading in any material respect.

Collingwood received a fee of CAN$4,077 in connection with rendering the appraisal, none of which was contingent upon consummation of the transaction between us and Bullion.  The terms of the fee arrangement with Collingwood, which are customary in transactions of this nature, were negotiated on an arm’s-length basis.

Appraisal from Hooker Craig Lum Garnett Real Estate Appraisers and Consultants Ltd.

On October 6, 2008 our board of directors received a written appraisal of the Property prepared as of September 10, 2008 by Hooker Craig Lum Garnett Real Estate Appraisers and Consultants Ltd. (“HCLG”).  The appraisal was commissioned by Surrey, on our behalf and at our request, and paid for by us.  The complete text of HCLG’s written appraisal which sets forth the assumptions made, matters considered, limitations on and scope of the appraisal, is attached to this proxy statement as Annex 7 and is incorporated herein by reference, as consented to by HCLG.

HCLG, located in Surrey, British Columbia, has been providing real estate consulting and appraisal services since 1985.  HCLG offers appraisal and consulting services on all types of commercial, industrial, investment and residential properties throughout British Columbia, with activities principally centered around the greater Vancouver and the lower mainland areas.

HCLG was selected to prepare the valuation on the basis of its considerable experience and its reputation among its peers.

There is no material relationship that existed during the past two years or is mutually understood to be contemplated and no compensation received or to be received as a result of the relationship between HCLG or its affiliates and Ableauctions or Surrey.

HCLG was instructed to prepare the appraisal to estimate the value of the vacant land and the gross sell-out price.  HCLG’s appraisal is made as of September 10, 2008.  The appraisal states that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in the written appraisal, the value of the Property was $2,500,000.

The amount and form of consideration to be paid in the transaction was determined as a result of negotiations between our independent directors and Mr. Ladha and not by HCLG.  HCLG was not asked to consider, and the appraisal does not address, the underlying business decision by Ableauctions to engage in the transaction, the relative merits of the transaction as compared to other business strategies that might exist for us, the effect of any other transaction in which we might engage or any other aspect of the transaction.  HCLG’s appraisal did not express an opinion or recommendation to any director, shareholder or other person as to how to vote or act with respect to the transaction.  No limitations were imposed by our board of directors, nor to its knowledge by Surrey, with respect to the investigations made or procedures followed by HCLG in rendering its appraisal.

In arriving at its opinion, HCLG reviewed or compared, as appropriate, the following:

•

an analysis of the region;

•

an analysis of the neighborhood;

•

a visual inspection of the Property and the building site;

•

a review of the development plan;

•

taxes and assessments relating to the Property;

•

zoning;

•

market conditions; and

•

such other studies and analyses and such other investigations and took into account such other matters as HCLG deemed necessary and appropriate.

In connection with its review and arriving at its opinion, HCLG assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Ableauctions and Surrey.  HCLG further relied upon the assurance of representatives of the management of Ableauctions and Surrey that they are unaware of any facts that would make the information provided to HCLG incomplete or misleading in any material respect.

HCLG received a fee of CAN$5,000 in connection with rendering the appraisal, none of which was contingent upon consummation of the transaction between Bullion and us.  The terms of the fee arrangement with HCLG, which are customary in transactions of this nature, were negotiated on an arm’s-length basis.

Accounting Treatment

We will account for the acquisition of the 50% interest in Surrey as a purchase, as that term is used under generally accepted accounting principles.  Accordingly, from and after the date that the transaction is completed, Surrey’s results of operations will be included in our consolidated results of operations.  For purposes of preparing our consolidated financial statements, we will establish a new accounting basis for Surrey’s assets and liabilities based upon their estimated fair values and the purchase price of the Series A common stock, including direct costs of the acquisition.

Effect of the Transaction on our Shareholders

We are asking our shareholders to approve the terms of the acquisition of a one-half interest in Surrey and the issuance of shares of our common stock in payment of the promissory note that we will give to Bullion to acquire this interest.  If Bullion chooses to have the entire $1 million of the purchase price, as well as all the interest, paid with our common stock (assuming an interest rate of 6.5%), we will issue a total of 2,465,277 shares to Bullion (assuming approval of the reverse split).  This issuance will have a dilutive effect on our shareholders.  It will also indirectly increase the number of shares of common stock owned and controlled by the Ladha Family Trust.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are beneficiaries.

Based on the foregoing discussion, the board of directors requests that shareholders approve the following resolution in connection with the acquisition of the Series A common stock of Surrey:

RESOLVED, that the shareholders hereby approve the acquisition of a one-half interest in Surrey Central City Holdings Ltd. pursuant to the terms of the Development Agreement as amended and the issuance of  2,465,277 post-split (29,583,333 pre-split) shares of Ableauctions.com, Inc. common stock necessary to pay the promissory note in accordance with its terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE ACQUISITION OF A ONE-HALF INTEREST IN SURREY CENTRAL CITY HOLDINGS LTD. AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN ACCORDANCE WITH THE TERMS OF A CONVERTIBLE PROMISSORY NOTE SIGNED IN CONJUNCTION THEREWITH.

MANAGEMENT

Executive Officers

Abdul Ladha, Age 46

Mr. Ladha is our chief executive officer, president and chief financial officer.  For information regarding Mr. Ladha’s business experience, please see page 3 of this proxy statement.

Executive Compensation

The table below shows, for the fiscal years ended December 31, 2007 and 2006, compensation paid or accrued to our chief executive officer and the four most highly paid individuals whose total compensation exceeded $100,000.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus or Commi- ssion ($)	Stock Awards($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen- Sation Earnings ($)	All Other Compen- sation(1) ($)	Total ($)
Abdul Ladha President, CEO and CFO	2007	156,000	0	0	0	0	0	200	156,200
Erick Richardson, Vice President and director, Unlimited Closeouts	2007	0	80,488	0	0	0	0	0	80,488
Steve Gold, former Senior Account Manager of Unlimited Closeouts, Inc.	2007	0	191,969	0	0	0	0	0	191,969
Abdul Ladha President, CEO and CFO	2006	156,000	0	0	0	0	0	6,000	162,000
Erick Richardson, Vice President and director, Unlimited Closeouts	2006	0	207,500	0	36,000(2)	0	0	0	243,500
Paul Piotrowski, Manager of iCollector.com Technologies Ltd.	2006	0	128,344	0	20,000(3)	0	0	0	148,344
Steve Gold, former Senior Account Manager of Unlimited Closeouts, Inc.	2006	0	296,430	0	-	0	0	0	296,430

(1)

Car allowance.

(2)

The value of the option award was calculated using the Black-Scholes Option Pricing Model.  The assumptions used to calculate the value can be found in Note 17 of our financial statements for the fiscal year ended December 31, 2007.

(3)

The value of the option award was calculated using the Black-Scholes Option Pricing Model.  The assumptions used to calculate the value can be found in Note 17 of our financial statements for the fiscal year ended December 31, 2007.

Disclosure to Summary Compensation Table

Our compensation program consists of the following three components:

•

base salary;

•

bonuses; and

•

awards of options to purchase common stock from our 1999 Stock Option Plan and, for directors, our 2002 Stock Option Plan for Directors.

We believe that a combination of cash and options will allow us to attract and retain the services of the individuals who will help us achieve our business objectives, thereby increasing value for our shareholders.

In setting the compensation for our sole executive officer, our board of directors looked primarily at his responsibilities, at salaries paid to others in businesses comparable to ours, at his experience and at our ability to replace him.  We expect the salary of our executive officer to remain relatively constant unless his responsibilities are materially changed.

Bonuses are used to reward performance, either by the individual or by the company.  Bonuses are discretionary.  No bonuses were granted to our executive officer during the 2007 fiscal year.  During the 2007 fiscal year, commissions that were awarded to Mr. Richardson, Mr. Piotrowski and Mr. Gold were based on revenue targets.

During the 2006 fiscal year we granted options to Mr. Richardson and Mr. Piotrowski as an incentive.  The number of shares covered by the awards was negotiated along with other components of their compensation.  No options were granted during the 2007 fiscal year.

We do not have a compensation committee.  The three independent members of our board of directors determine Mr. Ladha’s compensation.  The board of directors determines the compensation for our other highly compensated employees.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards granted to our highest paid employees as of December 31, 2007.  Equity awards granted to Mr. Ladha were granted in connection with his service as a director.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)

Abdul Ladha	1,454,231	0	0	$0.40	11/16/2014	0	0	0	0
Erick Richardson	1,600,000 450,000	0 450,000	0	$0.42 $0.35	08/24/2009 08/22/2008	0	0	0	0
Paul Piotrowski	250,000 250,000	250,000	0	$0.35 $0.42	08/22/2008 08/24/2009	0	0	0	0

Employment Agreements

On April 1, 2002 we entered into an employment agreement with our chief executive officer, Abdul Ladha.  The term of the agreement will continue until Mr. Ladha dies or is permanently disabled, we terminate the agreement for cause, we and Mr. Ladha mutually agree to terminate the agreement, Mr. Ladha elects to terminate the agreement or we elect to terminate the agreement.  If Mr. Ladha elects to terminate the agreement, he must give us at least 90 days written notice of his intent to terminate.  If we elect to terminate the agreement, we must give Mr. Ladha written notice equal to no less than the greater of one year or two months for each year of completed service.  In lieu of such notice, we can pay Mr. Ladha compensation for the notice period.  Mr. Ladha’s cash compensation is $156,000 per year, which may be increased by our board of directors.  Mr. Ladha also receives an automobile allowance of $500 per month and, upon execution of the agreement, he was granted options to purchase 1,000,000 shares of our common stock.

Compensation Paid to Members of our Board of Directors

We did not compensate our directors during the 2007 fiscal year.

Compliance with Section 16(a) of the Securities Exchange Act

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Directors, executive officers and persons who own more than 10% of our common stock are required by Securities and Exchange Commission regulations to furnish to us copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2007 fiscal year our directors, executive officers and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements.

Material Legal Proceedings involving Affiliates

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater shareholder, or any associate of any such directors, officers or affiliates, is a party that is adverse to us in any material legal proceeding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth information as of October 28, 2008 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities.  The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.  Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all of the shares of common stock shown as beneficially owned by the shareholder.

The following table is based on a total of 70,876,378 shares of common stock outstanding:

Name and Address(1)	Amount and Nature of Beneficial Ownership of Securities	Percent of Class

Abdul Ladha, director, chief executive officer, president and chief financial officer	26,152,175(2)(3)	32.2%
Barrett Sleeman, director	457,200(3)	0.6%
Dr. David Vogt, director	457,200(3)	0.6%
Michael Boyling, director	457,200(3)	0.6%

All current directors and executive officers as a group (4 persons)	27,523,775	34.0%

(1) The address of each of the above individuals is, c/o Ableauctions.com, Inc., 1963 Lougheed Highway, Coquitlam, British Columbia V3K 3T8.

(2) Abdul Ladha, the sole executive officer of the Company, is a beneficiary of the Ladha (1999) Family Trust.  Hamilton Trust Company Limited is the trustee of the Ladha (1999) Family Trust.  Mr. Ladha disclaims beneficial ownership of the 3,006,875 shares held by the Ladha (1999) Family Trust.

(3) Consists of stock, warrants and options exercisable to acquire shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 1, 2007 we entered into a three year lease of approximately 2,851 square feet of storage space from Bullion Reef Holdings Ltd., a private company wholly-owned by the Ladha Family Trust.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are beneficiaries.  The monthly rent on the property, located at 3112 Boundary Road, Coquitlam, British Columbia, was approximately $1,777 based on a triple-net lease. In 2007 the building was sold and the lease was terminated with no penalty.

We market the condominium units being developed by our subsidiary, Axion Investment Corporation, using the brand name “Overture LivingTM”.  The mark, “Overture Living™” belongs to Mr. Ladha.

On April 9, 2007 Mr. Ladha entered into a Securities Purchase Agreement with us pursuant to which he purchased units consisting of one share of our common stock, $0.001 par value, and a warrant to purchase three shares of our common stock.  The purchase price was $0.20 per unit, the last sale price of our common stock on Thursday, April 5, 2007, the last trading day prior to the purchase.  Mr. Ladha purchased a total of 2,941,175 units, representing 2,941,175 shares of common stock and warrants to purchase an additional 8,823,525 shares.  The total purchase price for the investment was $588,000.  The warrants have an exercise price of $0.20, a term of 10 years and will expire, if not exercised, on April 9, 2017.

From October 2007 through December 2007, we rented approximately 1,681 square feet of residential property adjacent to our Surrey development site from Surrey Central City Holdings Ltd. (“Surrey”), a private company.  Mr. Ladha is the sole officer and director of Surrey.  Bullion Reef Holdings Ltd. (“Bullion”) is the sole shareholder of Surrey.  All of the stock of Bullion Reef Holdings Ltd. is owned by the Ladha Family Trust.  While Mr. Ladha is not a beneficiary of the Ladha Family Trust, members of his family are beneficiaries.  The rent for the three month period was $5,000, or approximately $1,666 per month.  We believe that we received fair value for the rent and that if we had paid an independent party, we would have paid approximately the same amount per month, based on market rents at the time.

At various times during the 2008 fiscal year, Mr. Ladha or his affiliates advanced funds to us which were used for working capital purposes.  The advances were as follows:

Date of Advance	Amount

May 23, 2008	$100,000.00
May 27, 2008	$100,000.00
July 15, 2008	$124,762.95
July 24, 2008	$374,288.85
September 11, 2008	$409,222.48
October 2, 2008	$118,652.88

All of the advances accrued interest at the rate of 5% per annum.  The advances made on May 23, 2008 and May 27, 2008 were repaid in cash on June 19, 2008 and June 24, 2008, respectively.  $384,000 in principal amount of the advances made on July 15, 2008 and July 24, 2008 was repaid on October 2, 2008, pursuant to the Agreement to Convert Debt described below.  The balance of the July 15, 2008 and July 24, 2008 advances, which totaled $115,051.80, as well as the advances made on September 11, 2008 and October 2, 2008 and the interest accrued on all of the advances (which totaled $3,174.64) was paid to Mr. Ladha by applying all of the amounts we owed to him against the exercise price for the purchase of 7,200,000 shares of common stock covered by the warrant described below.

On August 19, 2008 Mr. Ladha entered into an Agreement to Convert Debt with us.  Pursuant to the agreement, Mr. Ladha agreed to accept units consisting of 1 share of our common stock and a warrant to purchase 1.5 shares of our common stock as partial payment of certain loans made to us.  On July 15, 2008, Mr. Ladha loaned us $124,762.95 in principal amount and on July 24, 2008 Mr. Ladha loaned us $374,288.85 in principal amount.  The loans accrued interest at the prime rate as announced by Royal Bank of Canada plus 1% and were due on demand.  Pursuant to the agreement, Mr. Ladha agreed to accept units consisting of 4,800,000 shares of common stock and a warrant for the purchase of 7,200,000 shares of common stock as full payment of $384,000 in principal amount of the loans.  The number of units issued was computed by using the last sale price of our common stock on Tuesday, August 19, 2008, which was $0.08.  The warrant exercise price was $0.09 and the warrant term was 5 years.  This transaction was conditioned on the receipt of approval of our additional listing application from the American Stock Exchange.  We received approval of our additional listing application from the American Stock Exchange on October 2, 2008.  On that date we issued the units to Mr. Ladha, who immediately thereafter exercised the warrants as described above.

On October 6, 2008 we entered into a Development Agreement with Mr. Ladha, Overture Development Corporation (“Overture”), Surrey and Bullion.  For a more complete discussion of this agreement, please see the section of this proxy statement titled “Proposal 4 – To Seek Approval of the Acquisition of a 50% Interest in Surrey Central City Holdings Ltd. and the Issuance of Shares of our Common Stock in Accordance with the Terms of a Convertible Promissory Note signed in Conjunction Therewith”, which appears on page 10.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be considered for inclusion in next year’s proxy statement, shareholder proposals must be received at our principal executive offices no later than the close of business on June 30, 2009.

Notice of intention to present a proposal at the 2009 annual meeting should be addressed to President, Ableauctions.com, Inc., 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.  Any shareholder proposal for next year’s annual meeting submitted after February 15, 2009 will not be considered filed on a timely basis.  For proposals that are not timely filed, we retain discretion to vote the proxies we receive. For proposals that are timely filed, we retain discretion to vote the proxies we receive, provided that (i) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a proxy statement.

TRANSACTION OF OTHER BUSINESS

Management does not know of any matters to be brought before the meeting other than those referred to in this proxy statement.  If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	SEPTEMBER 30	DECEMBER 31
	2008	2007
ASSETS
Current
Cash and cash equivalents	$963,687	$1,594,657
Accounts receivable – trade, net of allowance	543,805	888,199
Employee receivable	354,512	298,464
Mortgages and loans receivable	2,626,386	1,009,846
Inventory	583,367	817,448
Prepaid expenses	49,596	37,055
	5,121,353	4,645,669

Other receivable	-	215,067
Deposits	365,840	388,212
Intangible Assets	-	355,759
Property and Equipment	2,775,212	3,183,055
Property Held for Development	7,104,697	4,124,221
Investment in Joint Venture	1,392,964	1,507,403

	$16,760,066	$14,419,386

LIABILITIES
Current
Accounts payable and accrued liabilities	$167,941	$398,629
Deferred revenue	-	8,450
Due to Director	913,347	-
Bank loan	4,850,618	-
	5,931,906	407,079

SHAREHOLDERS’ EQUITY

Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding:
58,876,378 common shares at September 30, 2008
65,348,009 common shares at December 31, 2007	58,876	65,348
Additional paid-in capital	36,814,166	37,881,636

Deficit	(27,216,035)	(25,380,855)
Accumulated Other Comprehensive Income	1,171,153	2,115,740
Treasury stock, at cost	-	(669,562)
	10,828,160	14,012,307
Contingent Liabilities
	$16,760,066	$14,419,386

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	3 MONTHS ENDED SEPTEMBER 30		9 MONTHS ENDED SEPTEMBER 30
	2008	2007	2008	2007

Revenues
Sales	$604,486	$1,321,108	$2,252,233	$4,169,992

Cost Of Revenues	845,723	731,897	1,846,805	2,235,725
Gross Profit (Loss)	(241,237)	589,211	405,428	1,934,267

Investment Income	81,550	86,017	155,253	325,981
	(159,687)	675,228	560,681	2,260,248

Expenses
Operating expenses	655,955	632,014	1,869,516	1,943,882
Depreciation and amortization	26,316	61,589	115,375	132,880
	682,271	693,603	1,984,891	2,076,762

Income (Loss) Before Other Items	(841,958)	(18,375)	(1,424,210)	183,486

Other Items
Foreign exchange loss	(11,383)	(349)	(7,735)	(349)
Impairment of asset	(321,612)	-	(321,612)	-
Share of net income (loss) of joint venture	(9,025)	1,775	(16,588)	9,485
Settlement of legal claim	-	-	(65,035)	-
	(342,020)	1,426	(410,970)	9,136

Income (Loss) For The Period	$(1,183,978)	$(16,949)	$(1,835,180)	$192,622

Basic (loss) Earnings per Share	$(0.020)	$0.000	$(0.031)	$0.003
Diluted (loss) Earnings per Share	$(0.020)	$0.000	$(0.031)	$0.003

Weighted Average Number Of Shares Outstanding:
Basic	58,876,378	65,348,009	59,711,551	64,238,335
Diluted	58,876,378	65,348,009	59,711,551	64,238,335

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	3 MONTHS ENDED SEPTEMBER 30		9 MONTHS ENDED SEPTEMBER 30
	2008	2007	2008	2007

Loss for the Period	$(1,183,978)	$(16,949)	$(1,835,180)	$192,622
Other Comprehensive Income (loss), net of tax
Foreign currency translation adjustments	(613,602)	823,642	(944,587)	1,853,731
Consolidated Comprehensive Income (loss)	$(1,797,580)	$806,693	$(2,779,767)	$2,046,353
Basic and Diluted Comprehensive Income (loss) per Share	$(0.031)	$0.012	$(0.047)	$0.032

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	9 MONTHS ENDED SEPTEMBER 30
	2008	2007

Cash Flows From Operating Activities
Income (loss) for the period from continuing operations	$(1,835,180)	$192,622
Non-cash items included in net Income (loss):
Depreciation and amortization	115,375	132,880
Stock based compensation	20,625	29,224
Impairment of asset	321,612
Joint Venture (Income) loss	16,588	(9,485)
	(1,360,980)	345,241
Changes in operating working capital items:
Decrease (Increase) in accounts receivable	319,050	(55,546)
Decrease (Increase) in inventory	231,326	(28,827)
Decrease (Increase) in prepaid expenses	(15,671)	(69,683)
(Increase) Decrease in employee receivable	(56,048)
Increase (Decrease) in accounts payable and accrued liabilities	(227,315)	(52,154)
Increase (Decrease) in deferred revenue	(8,450)	10,939
Net cash from (used in) operating activities	(1,118,088)	149,970
Cash Flows From Investing Activities
Purchase of property and equipment, net	(27,654)	(10,907)
Purchase of property held for development	(3,423,850)	(1,945,093)
Loan advances	(2,200,644)	(1,314,073)
Loan repayment	390,960	3,582,607
Other receivables	215,067	(68,646)
Deposits	(4,000)	(462,386)
Note receivable	-	1,931
Net cash from (used in) Investing Activities	(5,050,121)	(216,567)

Cash Flows From Financing Activities
Proceed from Bank Loan	5,062,300	25,000
Repayment of Bank Loan	-	(548,694)
Advances from Director	935,209	-
Proceeds from capital stock issuance, net of share issuance costs	(50,701)	528,235
Purchase of treasury stock	(374,304)	(237,252)
Net cash from (used in) financing activities	5,572,504	(232,711)

Change In Cash And Cash Equivalents For The Period	(595,705)	(299,308)
Cash And Cash Equivalents, Beginning Of Period	1,594,657	1,004,558
Effect Of Exchange Rates On Cash	(35,265)	114,366

Cash And Cash Equivalents, End Of Period	$963,687	$819,616

1.   BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company provides liquidation and merchandising services along with auction and point-of-sale technology to businesses to assist them with managing the sale of their products.  The Company also provides mortgages and loans to individuals and companies, and develops real estate property.  The Company classifies its business interests into three reportable segments: Auction, Liquidation & Technology Business: consisting principally of liquidation and merchandizing services; Mortgages and Loans: consisting of mortgages, loans and other investments and Real Property & Property Development: consisting principally of properties held for development.  Financial information for Ableauctions.com’s various reportable segments is presented in Note 12.

The Company's operating subsidiaries are:

Unlimited Closeouts, Inc., a U.S. based liquidation business.

Jarvis Industries Ltd., a Canadian based liquidation business

Icollector.Com Technologies Ltd., a Canadian based Internet auction facility.

Rapidfusion Technologies Inc., a Canadian based Internet auction business.

Gruv Development Corporation, a Canadian based real estate

Axion Investment Corp., a Canadian based investment business.

1963 Lougheed Holdings Ltd., a Canadian based real estate holding company

AAC Holdings Ltd., a Canadian-based holding company (incorporated on April 24, 2007)

0716590 B.C. Ltd., a Canadian based real estate holding company

The unaudited consolidated financial statements of the Company at September 30, 2008 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission (“SEC”).  Accounting policies used in fiscal 2008 are consistent with those used in fiscal 2007.  The results of operations for the nine month period ended September 30, 2008 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2008.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2007 and the notes thereto included in the Company’s Form 10K filed with the SEC on March 31, 2008.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

MORTGAGES & LOANS RECEIVABLE

	September 30, 2008	December 31, 2007
i) Loan advanced originally in the amount of $115,000 CAD and increased to $125,000 CAD, bears interest at 10.9% per annum (receivable at $1,133 ($1,135 CAD) per month), with the principal due for repayment on January 31, 2009, and secured by a mortgage on the property of the borrower.	117,459	116,010

ii) Loan advanced in the amount of $230,000 CAD, bears interest at 10% per annum (receivable at $1,913 ($1,917 CAD) per month), with the principal due for repayment on April 4, 2007. The loan was subsequently renewed under the same terms and is due for repayment on December 1, 2008. The loan is secured by a mortgage on the property of the borrower and a General Security Agreement.	216,125	232,018

iii) Loan advanced to an employee in the amount of $55,000 CAD, bears interest at 10% per annum (receivable at $457 ($458 CAD) per month), with the principal due for repayment on February 9, 2009, and secured by a mortgage on the property of the borrower and a personal guarantee of the borrower.	51,682	55,482

iv) Loan advanced in the amount of $237,000 CAD, bears interest at 10% per annum (receivable at $1,971 ($1,975 CAD) per month), with the principal due for repayment on May 27, 2007, and secured by a mortgage on the property of the borrower. The loan is extended month-to-month pending renewal. The loan was repaid on August 13,2008.	-	239,080

v) Loan advanced in the amount of $179,060 CAD, bears interest at 10% per annum (receivable at $1,489 ($1,492 CAD) per month), with the principal due for repayment on May 1, 2008, and secured by a mortgage on the property of the borrower. The loan was subsequently renewed under the same terms and is due for repayment on May 1, 2009. On August 1, 2008, the loan was repaid in full.	-	180,632

vi) Loan advanced in the amount of $140,000 CAD, bears interest at 15% per annum (receivable at $1,747 ($1,750 CAD) per month), with the principal due for repayment on March 31, 2008, and secured by a mortgage on the property of the borrower. The loan was subsequently renewed under the same terms and is due for repayment on March 31, 2009.	131,554	141,229

vii) Loan advanced on August 7, 2007 in the amount of $45,000 CAD, bears interest at 9.75% per annum (receivable at $ 332 ($333 CAD) per month), with the principal due for repayment on August 8, 2008, and secured by a mortgage on the property of the borrower and personal guarantees. The loan is extended month-to-month pending renewal.	42,285	45,395

viii) Loan advanced in the amount of $450,000 CAD, bears interest at 9.5% per annum (receivable at $3,924 ($3,932 CAD) per month), with the principal due for repayment on January 27, 2009, and secured by a mortgage on the property of the borrower.	422,853	-

viii) Loan advanced in the amount of $1,750,000 CAD, bears interest at 12% per annum (receivable at $17,826 ($17,500 CAD) per month), with the principal due for repayment on July 17, 2009, and secured by a mortgage on the property of the borrower.	1,644,428	-
	$2,626,386	$1,009,846

3.

RELATED PARTY TRANSACTIONS

a)

During the nine month period ended September 30, 2008, the Company incurred $117,000 (2007: $117,000) in management fees to a director of the Company.

b)

During the nine month period ended September 30, 2007, the Company incurred rent expense of $29,769 to a private company owned by a trust the beneficiaries of which are members of the family of the Company’s president.

On July 31, 2007, pursuant to the sale of the property, the rental agreement was reassigned to an unrelated company, 796257 BC Ltd.

c)

At September 30, 2008, a balance of $354,512 (December 31, 2007: $298,464) owed from employees to the Company as a result of overpayments in commissions, which will be offset by commissions to be paid in the following quarters.

d)

At March 31, 2008, included in “other receivable” is a balance of $116,902 ($120,000 CAD), (December 31, 2007: $121,053 ($120,000 CAD) owing from Charan Singh, a director of Township Holdings Ltd. The Company’s wholly-owned subsidiary, Axion Investment Corp. is a shareholder of Township Holdings Ltd.  Township Holdings Ltd. is the project coordinator for the Gruv Development (see Note 6).  The loan balance that was due on May 1, 2008 was deemed to be paid in full as it was offset against amounts owing to Charan Singh for services related to the Gruv project.

e)

During the periods ended September 30, 2008 and 2007, the Company marketed condominium units being developed in Surrey using the brand name “Overture Living™”.  The mark, “Overture Living™” belongs to Abdul Ladha, the Company’s President.  Mr. Ladha did not receive compensation for the use of this mark.

f)

At September 30, 2008, the president of the Company has advanced amounts totalling $913,347 to the Company.  The loan bears interest at 5% per annum payable monthly, with the principal due for repayment on demand.

On August 19, 2008, the president entered into an Agreement to Convert Debt with the Company.  Pursuant to the Agreement, the president agreed to accept units consisting of 1 share of the common stock and a warrant to purchase 1.5 shares of the common stock as partial payment of the loans made to the Company.  Pursuant to the Agreement, the president accepted units consisting of 4,800,000 shares of common stock and warrants for the purchase of 7,200,000 shares of common stock as full payment of $384,000 in principal amount of the loans. The number of units to be issued was computed by using the last sale price of the Company’s common stock on August 19, 2008, which was $0.08.  The warrant exercise price is $0.09 and the warrant term is 5 years.  The agreement was subject to the approval of the American Stock Exchange, which was received on October 2, 2008.  On October 6, 2008, the shares were issued and all the warrants were exercised by the President, resulting in the issuance of 12,000,000 common shares.

4.

PROPERTY HELD FOR DEVELOPMENT

On August 3, 2005, the Company entered into a Contract of Purchase and Sale (the “Agreement”) for property located at 9655 King George Highway, Surrey, British Columbia (the “Property”).  The Agreement was subject to the Company’s satisfactory investigation of the development potential of the Property.  This investigation was completed on August 9, 2005, at which time the Company released to the seller, Imara Venture Ltd. (the “Seller”), a down payment of $41,195 to be credited against a total purchase price of $1,270,000.  The remaining balance was paid in cash on August 15, 2005.  The purchase price was negotiated between the Company and the Seller, who are not related to each other.

The Company’s subsidiary Axion Investment Corp., owns a development property which consists of approximately 1.46 acres that is zoned for mixed commercial and residential use.  Axion intends to develop the Property through the Company’s wholly owned subsidiary Gruv Development Corporation by improving it with a retail facility of approximately 4,326 square feet and with a residential complex of approximately 91,132 square feet which will consist of 111 condominiums (the “Development”).

On March 16, 2007, the Company filed a disclosure statement with the Superintendent of Real Estate under the Real Estate Development Marketing Act of British Columbia to pre-sell the units.  The Company engaged the services of Platinum Project Marketing Group and Macdonald Realty Ltd. (the “Agent”) to market the strata lots and, by May 9, 2007, the Company had entered into agreements to pre-sell 100% of the condominiums prior to construction and collected approximately $2.04 million ($2.34 million CAD) in deposits that are being held in trust with Macdonald Realty Ltd.  If the Company is successful in selling all of the condominiums, it expects to receive sale proceeds of approximately $22.1 million ($25.4 million CAD). The Agent has been paid $341,446 ($366,749 CAD) for services provided to date. The Company is committed to additional commissions and bonuses to be paid in the amount of $600,082 ($689,750 CAD) upon the successful completion of the sales and transfer of Strata lots.

The Company has obtained a building permit from the City of Surrey and has advanced performance bonds for service and work totaling $334,804 ($384,833 CAD) to the City of Surrey, as commitment for the development.  On satisfactory completion of the intended service and work, the City of Surrey will refund the deposits to the Company.

On February 15, 2008, the Company entered into a Construction Management contract with Cantera Management Group Ltd. (“Cantera”) to manage the development of the project. In consideration for its services, the Company has agreed to pay Cantera a fixed fee of $542,316 ($553,000 CAD) over the term of the contract calculated on a percentage of completion basis.

On March 12, 2008, the Company obtained an updated conditional credit facility from the Royal Bank of Canada for the development in Surrey in the amount of $14.28 million ($16.42 million CAD).

The credit facility is secured by guarantees from Axion Investment Corporation and Ableauctions.com Inc., by a general security agreement covering the assets of Axion and by the property.  The advances will accrue interest at the prime rate set by Royal Bank of Canada plus .75% per annum, payable monthly. A fee of $47,073 ($48,000 CAD) was advanced to the Royal Bank of Canada for the arrangement of this credit facility.

The credit facility has been granted subject to a number of conditions, including appraisal of the project, the submission of an environmental report, the submission of a soils report, confirmation of permits and approvals, engagement of a project monitor, submission of a schedule of pre-sales contracts, the purchase of insurance, expenditures of approximately $4.75 million ($4.84 million CAD) on the development including the cost of the land, and fixed price contracts for at least 50% of the project’s hard construction costs prior to the initial draw and 80% by December 2008.  As of November 10, 2008, Axion has fulfilled all remaining obligations of the construction credit facility.

As of September 30, 2008 draws totalling $3,162,029 CDN had been made against the credit facility.  Borrowings are to be repaid from 100% of the net sales proceeds received on the closing of sales of units in the Project.  In any event, all borrowings shall be repayable in full by December 31, 2009.

On April 28, 2008, construction of the project commenced and it is estimated that it will be completed by November 30, 2009. If the development is suspended for any reason, including but not limited to the Company’s inability to obtain any additional financing that may be required or additional permits, the Company will not be able to recover all of its expenses.  There can be no assurance that the development will be successful or that developing the property in this manner will increase or even maintain its value.

5.

INTANGIBLE ASSETS

Intangible assets are comprised of the following:

	September 2008
	COST	ACCUMULATED AMORTIZATION	IMPAIRMENT	NET

Affiliate related relationships	100,000	30,833	69,167	-
Intellectual property	338,034	85,589	252,445
	$438,034	$116,422	$321,612	$-

	December 2007
	COST	ACCUMULATED AMORTIZATION	NET

Affiliate related relationship	100,000	25,833	74,167
Intellectual property	338,034	56,442	281,592
	$438,034	$82,275	$355,759

On June 1, 2005, the Company made a cash payment in the amount of $100,000 to an unrelated third party as consideration for exclusive rights relating to that party’s auction services.  The cost is amortized on a straight-line basis over ten years.

During the 2007 and 2006 years, the Company incurred development costs to enhance the current on-line auction technology.  These costs include fees paid to programmers to develop the systems, software and processes related to the enhancement.  The Company completed the final stage in July 2007, and has started to amortize the costs over the estimated useful life of the technology of three years beginning in July 2007.

At September 30, 2008, the Company determined a net recoverable amount of $0 for these intangible assets, thus the carrying cost of the intangible assets was written off, and an impairment loss of $321,612 was charged to operations for the period.

6.

INVESTMENT IN JOINT VENTURE

a)

On July 14, 2006 Axion Investment Corp. (“Axion”), a wholly-owned subsidiary of the Company, entered into a Joint Venture Agreement (the “Agreement”) with two unrelated parties, Canitalia Industries (“Canitalia”) and 449991 B.C. Ltd. (“449991”), to form a joint venture for the purpose of purchasing two vacant lots located in Langley, B.C. for development (the “Project”).  On July 28, 2006, Axion entered into a supplemental agreement with these two parties in respect to an arrangement for a bank loan to fund the purchase price and related expenses of acquiring the properties in the Project.

b)

Pursuant to the Agreement, a new company, Township Holdings Ltd. (“THL”), has been formed and is equally and jointly owned by the three partners.  All expenses incurred and all profits earned by THL in conjunction with the Project are to be allocated in equal shares among Axion and the two unrelated parties.  The initial deposit was provided by Axion and 449991 BC Ltd.  The total purchase price of the property to be developed was $3.42 million ($3.49 million CAD).  During the 2006 year, Axion paid its share of the investment in the amount of $1,441,913 CAD.

Pursuant to the agreement of July 28, 2006, Axion was to advance a loan to one of the unrelated parties to pay for its portion of the purchase price.  During the 2006 year, Axion advanced a loan in the amount of $516,028 to two shareholders of this party for a one year term, bearing interest rate at 10% per annum.  The loan was repaid during the 2006 year.

c)

On March 13, 2007, Axion authorized Envision Credit Union (“ECU”) to make a demand loan to THL in the amount of $1.30 million ($1.4 million CAD) for the benefit of the other two shareholders, Canitalia and 449991 (the “Loan”).  The parties have acknowledged that the Loan is for the sole benefit of 449991 and Canitalia and have agreed that none of THL, Axion or the president of the Company will have responsibility for payments of the Loan and that THL, Axion and the president will be fully indemnified for any expenses or payments they become liable for thereunder.  In exchange for the Loan, ECU received a promissory note from THL requiring the payment of interest only at the rate of prime plus 1% per annum until ECU demands payment of the principal.  The loan is secured with a mortgage against the Property and a security interest in the personal property of THL.  ECU also required Axion and the president of the Company to enter into a Debt Service Agreement.

Pursuant to the Debt Service Agreement, the president and Axion agree that they will be responsible for the monthly interest payments required by the promissory note in the event that 449991 and Canitalia fail to make the payments as required.

If 449991 and Canitalia default on the loan obligation to ECU, Axion will be entitled, but not obligated, to purchase the shares of stock in THL that are owned by the responsible parties at a price discount to market.  If Axion exercises its right to purchase the stock owned by the responsible parties, then it will have no further recourse against 449991 and Canitalia for payment of the Loan.  If Axion does not exercise its right to purchase the stock owned by the responsible parties, then the responsible parties agree that they shall indemnify and hold the president, Axion and THL harmless from and against any amounts that they or any of them may pay in order to bring the Loan into good standing or to prevent ECU from foreclosing on its security, including, without limiting the generality of the foregoing, any payments of principal, interest, and legal fees made by Axion, the president or THL.

d)

The Company estimated a value of $40,535 for the above guarantee, and has provided a provision of $40,535 for the guarantee liability, which is included in accounts payable and accrued liabilities at September 30, 2008.

e)

The Company considered the limited exception contained in FIN 46R exempting from consideration as a Variable Interest Entity a joint venture that is a business, under certain conditions.  In the Company’s view, this joint venture meets these conditions.

f)

Summarized financial statements for the joint venture investment:

	Sept 30, 2008	Dec 31, 2007
Balance Sheet
Assets	$3,352,650	$3,256,580
Liabilities	-	-
Equity	3,352,650	3,256,580

	3 months ended September 30		9 months ended September 30
Statement of Operations	2008	2007	2008	2007
Revenue	$2,356	$5,639	$5,390	$23,448
Expenses	29,432	260	55,154	319
Net Income (Loss)	(27,076)	5,379	(49,764)	23,129

7.

CONTINGENT LIABILITIES

a)

The Company is ordinarily involved in claims and lawsuits, which arise in the normal course of business. Except as disclosed below, in management’s opinion none of these claims will have a significant effect on the Company’s financial condition.

b)

The Company is a defendant in several legal actions commenced by certain trade   creditors of one of its wholly-owned US subsidiaries.  The ultimate liability, if any, arising from this action is not expected to exceed $20,000 and will be recorded at the time of that determination, if necessary.

8.

SETTLEMENT OF LEGAL CLAIM

On April 2, 2008, a former employee and agent, Mr. Steve Gold and Gold Network, Inc. (collectively, the “Plaintiffs”), filed a legal action against the Company for breach of contract relating to commissions they alleged were not paid to them.  The action was filed in the Superior Court of Ventura County, California.  On May 2, 2008 the Company reached an agreement with the Plaintiffs regarding the dispute and paid the sum of $65,000 to the Plaintiffs in exchange for a release of their claims.   The Company has recorded the full amount as “settlement of legal claim” in the Statement of Operations for the period ended September 30, 2008.

9.

BANK LOAN

On October 11, 2006, the Company arranged for a credit facility in the amount of $1,879,346 ($2,000,000 CAN) (the “Credit Facility”) from the Royal Bank of Canada (the “Bank”).  The Credit Facility bore interest at the prime rate as announced by the Bank, plus 0.50% per year.  Blended payments of interest and principal in the amount of $14,914 CAN are due each month.  Principal is due to be paid in full on the last day of a two to five year term chosen by the Company on the date of a draw down.  Repayment of the Credit Facility is secured by a mortgage, which includes an assignment of rents, against the property where the Company’s head office is located and a guarantee and postponement of claim signed by the Company in favour of the Bank. As of September 30, 2008, the amount of the loan was $1,879,346.

10.

CAPITAL STOCK

Capital Stock

On October 6, 2008, 4,800,000 common shares were issued as a result of the debt conversion agreement described in Note 3(f).  On the same day, 7,200,000 additional common shares were issued due to the exercise of warrants granted pursuant to the debt conversion agreement described in Note 3(f).

Stock-based Compensation

During the 9 month period ended September 30, 2008, the Company recognized an expense of $20,625 in respect to stock options granted in the 2006 year, which are vested as of September 30, 2008.

Treasury Stock

For the 9 month period ended September 30, 2008, the Company repurchased 2,886,255 shares for a total cost of $374,304.  The Company may continue buying back its common stock from time to time, at the discretion of the board of directors, with its available cash resources.

Warrants

a)   On January 4, 2008, 795,384 of the warrants that were exercisable at $0.80 per share expired.

b)   On October 2, 2008, 7,200,000 warrants for the purchase of common stock having an exercise price of $0.09 per share became exercisable pursuant to the debt conversion agreement described in Note 3(f).  All the warrants were subsequently exercised for total proceeds of $648,000.

11.

SUBSEQUENT EVENTS

On October 6, 2008 the board of directors approved a Development Agreement with the company’s CEO Mr. Abdul Ladha, Overture Development Corporation, Surrey Central City Ltd. (“Surrey”) and Bullion Reef Holdings Ltd. (“Bullion”).  Mr. Ladha is the sole officer, director and shareholder of Overture Development Corporation and the sole officer and director of Surrey.  Bullion is the sole shareholder of Surrey.  A trust created for the benefit of Mr. Ladha’s family is the sole shareholder of Bullion.

Surrey is the owner of 4 vacant lots (collectively referred to as the “Property”) adjacent to the Gruv Development on 9655 King George Highway, Surrey, British Columbia. Surrey intends to explore the potential of developing the Property by improving it with a residential complex of at least 4-stories, which will consist of at least 76 condominiums.  The Company’s board of directors believes that this development has significant potential and has determined that the acquisition of a 50% interest in Surrey will be in its best interest and in the best interests of the Company’s shareholders.

Surrey has no assets other than the Property and no liabilities.  Surrey currently has 299 shares of common stock issued and outstanding, all of which are owned by Bullion.  The Company has agreed to purchase 149.5 of these shares from Bullion and has agreed to pay $1,347,440 for these shares.  The purchase price is based on an appraisal provided to the Company by an independent appraiser and a fairness opinion. The purchase price is subject to an upward adjustment in the event of either of the following occurrences.  The purchase price may be increased to reflect the increase in value that will accrue to the Property if Surrey decides to develop the Property with a 6-storey complex rather than a 4-storey complex.  The purchase price may also be increased to reflect the increase in value that will accrue to the Property if Surrey is able to acquire an adjacent lot owned by an unrelated third party.  Negotiations relating to the acquisition of the lot have been on going and, if the adjacent lot is acquired, Surrey will be able to develop the Property (which will include the adjacent lot) with a significantly larger structure.

The Company intends to pay one-half of the purchase price in cash and the remainder of the purchase price with a promissory note.  The promissory note will be due on demand and will accrue simple interest at the rate of prime plus 2% per annum.  The promissory note will include a provision that will allow Bullion to convert some or all of the principal amount and some or all of the accrued interest, into shares of the Company’s common stock.  The number of shares of common stock to be issued to Bullion upon conversion of the principal and accrued interest will be computed at 20% above the last sale price of one share of the Company’s common stock on the date on which the Development Agreement was executed.  The last sale price of our common stock on October 6, 2008 was $0.03; therefore the number of shares of common stock will be computed using a price of $0.036 per share.  The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees are due and payable on October 6, 2009.  The Company’s purchase of the shares from Bullion is contingent upon receipt of the approval of the Company’s shareholders of the potential issuance of the Company’s common stock in payment of the promissory note and approval by the American Stock Exchange of the additional listing application that will be required to be submitted prior to issuing such shares.  The Company will only be required to submit an additional listing application if Bullion exercises its right to receive shares of common stock, rather than cash, for some or all of the balance of the purchase price.

In the event that Surrey is unable to successfully obtain the approval of a preliminary development plan and a commitment for financing to complete the build-out of the Property, or if for any reason Surrey determines that the build-out of the Property is not in its best interests, notice of this event will be provided to the Company.  Within 20 days of receiving the notice, the Company may put the stock purchased to Bullion and Bullion will, within 120 days from receiving the put notice, repurchase the stock by paying to the Company in cash the purchase price (including the adjustments described above, if any), less one-half of the expenses incurred by Surrey in its efforts to develop the Property.  This put right will expire within 12 months from the date of the Development Agreement.

The Development Agreement anticipates that Mr. Ladha and Overture Development Corporation will provide services to Surrey in developing the Property.  These services include managing the build-out; working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds; and obtaining financing and home warranty coverage for the development.  Mr. Ladha and Overture Development Corporation will jointly receive 12.5% of the net profit (the “Developer’s Fee”) for providing these services.  The term “net profit” means the revenue received from the sale of the residential units after deducting expenses.  The term “expenses” includes, but is not limited to, all architectural, legal and professional fees; loan fees and interest paid on loans; fees, costs and taxes chargeable by any governmental authority; costs of insurance; and any and all costs related to the construction of the improvements.  Net profit is to be determined when the project receives a conditional occupancy permit and when any and all loans or other debt related to the project have been paid in full.  If the sale of the residential units included in the build-out of the Property fails to realize a net profit, Mr. Ladha and Overture Development Corporation will not receive the Developer’s Fee.  If units remain unsold following the payment in full of the loans or other debt related to the build-out of the Property, the Developer’s Fee will be paid as each such unit is sold.

On October 20, 2008, Surrey entered into an agreement to purchase a fifth lot, 13509 96th Ave., for approximately $700,000.  On October 22, 2008 the Company and Bullion, Surrey, Mr. Ladha and Overture Development Corporation agreed to amend the Development Agreement to provide that Bullion will be entitled to convert up to $1 million of principal amount and interest accrued on such amount into shares of the Company’s common stock at a price of $0.036 per share.

12.

SEGMENTED INFORMATION

a)

The Company has three reportable segments:

- Auction, Liquidation and Technology Business segment

- Real Property and Property Development segment

- Investment segment

Through the Auction, Liquidation and Technology Business segment, the Company provides auction broadcast technology, liquidation and merchandizing services, and technology to businesses to assist them with managing the sale of their products.

This segment information consists of the operations of iCollector, NAA Live, Jarvis, Unlimited Closeouts and Rapidfusion.

Through the Real Property and Property Development segment, the Company manages its real property and property development.  This segment information includes 0716590 B.C. Ltd., Gruv Development Corporation and the Company’s interest in the Township Holdings’ joint venture.

Through the Mortgages and Loans segment, the Company manages its marketable securities, mortgages and loans to third parties.  This segment includes investments by Axion Investment Corporation, Ableauctions.com Inc and AAC Holdings Ltd.

The other segment encompasses all other activities of the Company including management, investor relations and other office expenses incurred by Ableauctions.com Inc., which are also included in determining this segment’s profits.

The Company's reportable segments are strategic business units that offer different products and services and are managed separately.

b)

Following is the segmented information for the nine month period ended September 30, 2008:

	Real Property & Property Development	Mortgages & Loans	Auction, Liquidation & Technology Businesses	Other	Total
External revenue by market
US	-	-	1,814,581	-	1,814,581
Canada	118,829	-	290,687	-	409,516
Other	-	-	28,136	-	28,136
Total Revenue From External Customer	118,829	-	2,133,404	-	2,252,233
Investment income	-	138,073	-	17,180	155,253
Interest expense	21,454	23,752	-	3,175	48,381
Depreciation and amortization	23,359	-	90,016	-	115,375
Impairment of assets			321,612		321,612
Segment profit	31,169	78,887	(1,047,610)	(897,606)	(1,835,180)
Segment assets	11,572,002	1,225,668	1,849,755	2,112,641	16,760,066
Expenditures on long-lived assets	3,422,796		27,654		3,450,450
Investment in joint venture	1,392,964	-	-	-	1,392,964

Following is the segmented information for the nine month period ended September 30, 2007:

	Real Property & Property Development	Mortgages & Loans	Auction, Liquidation & Technology Businesses	Other	Total
External revenue by market
US	-	-	3,711,123	-	3,711,123
Canada	90,181	-	333,860	-	424,041
Other	-	-	34,828	-	34,828
Total Revenue From External Customer	90,181	-	4,079,811	-	4,168,992
Investment income	-	325,981	-	-	325,981
Interest expense	50,219	-	-	-	50,219
Depreciation and amortization	28,994	-	103,886	-	132,880
Segment profit	(92,436)	420,026	67,800	(202,768)	192,622
Segment assets	8,854,468	2,398,788	3,671,889	406,635	15,331,780
Expenditures on long-lived assets	1,945,093		10,907
Investment in joint venture	1,459,984	-	-	-	1,459,984

12.

SEGMENTED INFORMATION (Continued)

c)

On April 15, 2008, the Company was notified by eBay that eBay intends to wind down the operations of its eBay Live Auctions platform effective December 31, 2008.  This event may cause the Company to suspend the live auction segment of its business.  The Company’s subsidiary, iCollector.com, currently derives approximately $700,000 in annual revenue (or 14% of the Company’s total revenues) from auctions broadcast on the eBay Live Auctions platform.

13.

OPERATING EXPENSES

3 MONTHS ENDED SEPTEMBER 30			9 MONTHS ENDED SEPTEMBER 30
	2008	2007	2008	2007

Operating Expenses
Accounting and legal	$78,043	$(2,745)	$121,420	$53,525
Advertising and promotion	6,810	19,417	22,182	48,221
Automobile	2,539	2,470	21,657	7,147
Bad debts	-	-	59,584	32,503
Commission	77,108	169,624	174,686	489,956
Interest expense	46,220	14,898	48,381	50,219
Insurance	8,029	7,756	21,864	26,360
Investor relations and shareholder information	30,654	29,574	80,720	75,874
Management fees	39,000	39,000	117,000	117,000
Office and administration	23,673	29,790	62,303	77,555
Rent, utilities, and property tax	33,213	18,899	95,579	67,894
Repairs and maintenance	7,539	4,807	13,085	31,048
Salaries and benefits	251,178	242,221	861,356	719,250
Telephone	18,152	10,344	40,504	31,018
Travel	15,359	16,261	75,193	39,710
Website Maintenance	18,438	29,698	54,002	76,602
Total operating expenses	655,955	632,014	1,869,516	1,943,882

14.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 141 (Revised 2007), “Business Combinations” (“FAS 141(R)”). FAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, and any noncontrolling interests in the acquiree, as well as the goodwill acquired. Significant changes from current practice resulting from FAS 141(R) include the expansion of the definitions of a “business” and a “business combination.” For all business combinations (whether partial, full or step acquisitions), the acquirer will record 100% of all assets and liabilities of the acquired business, including goodwill, generally at their fair values; contingent consideration will be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value will be recognized in earnings until settlement; and acquisition-related transaction and restructuring costs will be expensed rather than treated as part of the cost of the acquisition. FAS 141(R) also establishes disclosure requirements to enable users to evaluate the nature and financial effects of the business combination. FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is not permitted. We are currently evaluating the potential impact of this statement.

In December 2007, the FASB issued FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - An amendment of ARB No. 51” (“FAS 160”). FAS 160 amends Accounting Research Bulletin 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is a third-party ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. Among other requirements, FAS 160 requires the consolidated statement of income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. FAS 160 also requires disclosure on the face of the consolidated statement of income of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. FAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is not permitted. We are currently evaluating the potential impact of this statement.

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), to partially defer FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”). FSP 157-2 defers the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008. We are currently evaluating the impact of adopting the provisions of FAS 157 as it relates to non-financial assets and liabilities.

In March 2008, the FASB issued FAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”). FAS 161 amends and expands the disclosure requirements of FAS 133, “Accounting for Derivative Instruments and Hedging Activities” and requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal periods beginning after November 15, 2008. Earlier adoption is not permitted. We do not believe the adoption of FAS 161 will have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) FAS 142-3, “Determination of Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS 142, “Goodwill and Other Intangible Assets.” FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Earlier adoption is not permitted. We are currently evaluating the potential impact the adoption of FAS FSP 142-3 will have on our consolidated financial statements.

In May 2008, the FASB issued FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 requires recognition of both the liability and equity components of convertible debt instruments with cash settlement features. The debt component is required to be recognized at the fair value of a similar instrument that does not have an associated equity component. The equity component is recognized as the difference between the proceeds from the issuance of the note and the fair value of the liability. FSP APB 14-1 also requires an accretion of the resulting debt discount over the expected life of the debt.  Retrospective application to all periods presented is required.  APB 14-1 is effective for fiscal years beginning after December 15, 2008.  We are currently evaluating the potential impact the adoption of FSP APB 14-1 will have on our consolidated financial statements.

In June 2008, the FASB ratified FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (FSP No. EITF 03-6-1), which addresses whether instruments granted in share-based payment awards are participating securities prior to vesting and, therefore, must be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, “Earnings per Share” (SFAS No. 128). FSP No. EITF 03-6-1 requires that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend-equivalents be treated as participating securities in calculating earnings per share. FSP No. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and shall be applied retrospectively to all prior periods.  We are currently evaluating the effects, if any that FSP No. EITF 03-6-1 may have on earnings per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained herein constitutes “forward-looking statements,” including without limitation statements relating to goals, plans and projections regarding our financial position and our business strategy.  The words or phrases “would be,” “will allow,” “intends to,” “may result,” “are expected to,” “will continue,” “anticipates,” “expects,” “estimate,” “project,” “indicate,” “could,” “potentially,” “should,” “believe,” “considers” or similar expressions are intended to identify forward-looking statements, as well as all projections of future results of operations or earnings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following:  risks related to technological change; the loss of our key personnel; our dependence on marketing relationships with auction houses, third party suppliers and strategic partners such as eBay; our ability to protect our intellectual property rights; government regulation of Internet commerce and the auction industry; dependence on the continued growth in use of the Internet; capacity and systems disruptions; uncertainty regarding infringing intellectual property rights of others; a downturn in the value of the real property that we own or that we are developing; risks over which we have no control, such as the general downturn in the economies of the United States and Canada which may adversely affect discretionary spending by consumers as well as the ability of borrowers to make loan repayments and the ability of individuals to purchase the condominiums we are developing, and the other risks and uncertainties described in the reports we file with the Securities and Exchange Commission.

We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this filing.  Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this filing.  Please read carefully the risk factors disclosed in the filings we make with the Securities and Exchange Commission.

Management’s discussion and analysis of results of operations and financial condition are based upon our financial statements.  These statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates based on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making the estimates, judgments and assumptions referred to above.  Actual results may differ from these estimates under different assumptions or conditions.

The following discussion of our results of operations should be read in conjunction with our audited consolidated financial statements and the related notes for the year ended December 31, 2007 contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008.

Overview

We provide liquidation and merchandizing services along with auction and point-of-sale technology to businesses to assist them with managing the sale of their products.  We also provide mortgages and loans to individuals and companies, and develop real estate.  We classify our business interests into three reportable segments: the auction, liquidation and technology business, which consists principally of liquidation and merchandizing services; mortgages and loans, which consists of mortgages, loans and other investments; and real property and property development, which consists principally of properties held for development.  We have included information in the discussion below about our websites.  Information included on our websites is not a part of this discussion.

Liquidation Services - We sell merchandise through our Unlimited Closeouts and Ableauctions’ liquidation stores located in California and British Columbia and through auctions we conduct in the United States and Canada.  We also generate revenues by providing inventory brokerage services at www.unlimitedcloseouts.com and www.unlimitedcloseouts.ca.

Auction Broadcast Services – We broadcast business and industrial auctions over the Internet for auctioneers and members of the National Auctioneers Association (NAA).  These auctions are facilitated using our proprietary technology (www.ableauctions.com/technology) through the website www.NAAonlinesolutions.com.  Additionally, we broadcast antique and collectible auctions over the Internet for numerous galleries and auction houses throughout the world.  These auctions are facilitated using eBay’s live auction technology through the website, www.iCollector.com.  We also provide auction-related products and services for a fee (www.icollectorlive.com/services.aspx).

Point-of-Sale (POS) Services - Through our subsidiary, Rapidfusion Technologies, Inc. (www.rapidfusion.com/technology), we sell to retailers, install and support our proprietary point-of-sale (POS) sales processing and reporting system.

Investment, Real Property Development and Lending

Our wholly owned subsidiary, Axion Investment Corporation, develops real estate and makes short term loans.  Ableauctions.com Inc. manages the investment of our cash and securities.  The return on these investments has helped support the development of our liquidation and auction businesses. We intend to review our real property development and loan operations to determine if these segments of our business are compatible with our long-term business strategy. If our review determines that the businesses are not compatible, we may take steps to divest these businesses.

As of September 30, 2008, our investments were broken down as follows:

Type of Investment	Amount
Loans	$ 2,626,386
Real Property	$ 2,775,212
Real Property held for Development	$ 7,104,697
Investment in Joint Venture	$ 1,392,964

When we deem it necessary, we use the income earned by these investments to support our operations.

Currently, through Axion, we are developing a vacant parcel of land located at 9655 King George Highway.  We refer to this development as Phase I in this discussion.  We acquired the property in August 2005 for $1,270,000.

We intend to develop the property by improving it with a retail facility of approximately 4,326 square feet and with a residential complex consisting of 111 condominiums of approximately 91,132 square feet.  We expect revenue of approximately $22.1 million ($25.4 million CAD) from the sale of the commercial and residential units and we estimate that the cost to develop the property will be approximately $18.44 million ($21.2 million CAD).

We entered into agreements to pre-sell 100% of the 111 residential condominiums prior to construction and have collected approximately $2.04 million ($2.34 million CAD) in deposits at are being held in trust with Macdonald Realty Ltd.  We paid $341,446 ($366,749 CAD) to Macdonald Realty for its services to date. We have committed an additional $600,082 ($689,750 CAD) to be paid to Macdonald Realty for the balance of commissions and bonuses due upon the successful completion of the sales and the final transfer of property title.

We received a building permit from the City of Surrey to develop the property and we have advanced refundable performance bonds for service and work totalling $334,804 ($384,833 CAD) as commitment for the development of Phase I.

On February 15, 2008 we entered into a Construction Management Agreement with Cantera Management Group Ltd. (“Cantera”) to manage the development of Phase I. In consideration of these services, we have agreed to pay Cantera a fixed fee of $542,316 ($553,000 CAD) over the term of the contract calculated on a percentage of completion basis.

On March 12, 2008, we obtained an updated conditional credit facility in the amount of $14.28 million ($16.42 million CAD) from the Royal Bank of Canada for the development of Phase I.

The credit facility is secured by guarantees from Axion and Ableauctions.com Inc., by a general security agreement covering all of the assets of Axion and by the property.  The advances accrue interest at the prime rate announced by Royal Bank of Canada plus 0.75% per annum. A fee of $47,073 was paid to the Royal Bank of Canada for arrangement of this credit facility.  Of this amount, $35,378 was paid during the 2007 fiscal year with the remaining balance paid in the first quarter of 2008.

The credit facility has been granted subject to a number of conditions, including appraisal of the project, the submission of an environmental report, the submission of a soils report, confirmation of permits and approvals, engagement of a project monitor, submission of a schedule of pre-sales contracts, the purchase of insurance, a cash investment by Axion of approximately $4.75 million ($4.84 million CAD) toward the development including the cost of the land, and fixed price contracts for at least 50% of Phase I’s hard construction costs prior to the initial draw and 80% by December 2008.  As of November 10, 2008, the Axion has fulfilled all remaining obligations of the construction credit facility.

Construction Progress as of October 22, 2008: ($ CAD)

Project costs of work completed to date:	$8,936,319
Project costs of remaining work:	$12,321,550
Estimated total project costs:	$21,257,869
Variance from original construction budget:	$(41,980)
Current loan from the Royal Bank of Canada:	$4,099,440

In addition to the Royal Bank of Canada credit facility, we have from time-to-time borrowed funds from our president and chief executive officer, Abdul Ladha, to cover cash shortfalls that occasionally result from timing issues that may temporarily prevent us from borrowing against the credit facility.  As of October 22, 2008, we had borrowed approximately $913,000 from Mr. Ladha, of which approximately $850,000 has been repaid.

On April 28, 2008, construction of Phase I commenced and it is estimated that it will be completed by September 30, 2009. If the development is suspended for any reason, including but not limited to our inability to obtain financing, permits or trades, we will not be able to recover all of our expenses.  There can be no assurance that the development will be successful or that developing the property in this manner will increase, or even maintain, its value.

On October 6, 2008, we entered into a Development Agreement to acquire a 50% interest in Surrey Central City Holdings Ltd. (“Surrey”), a private company controlled by Mr. Ladha.  Surrey owns four properties (collectively referred to in this discussion as the “Property”) adjacent to Phase I.  Through Surrey, we can explore the potential of developing a second phase of this project by improving Surrey’s properties with a residential complex consisting of 76 to 138 condominiums.  We believe that such a development could potentially generate revenue of approximately $16 million to $30 million before expenses and income splitting.

Under the terms of the Development Agreement, we will acquire a 50% interest in the capital stock of Surrey from Surrey’s sole shareholder.  The purchase price for the 50% interest is $1,347,440, subject to adjustment.  We will pay one-half of the purchase price in cash and the remainder with a promissory note due in one year bearing interest at the prime rate as announced by the Royal Bank of Canada plus 2% per annum.  The promissory note also includes a provision allowing the seller to convert up to $1 million of the principal amount, and any interest thereon, into shares of our common stock. The purchase of the interest in Surrey and the corresponding conversion of the promissory note to stock are subject to shareholder and regulatory approval.  We will have the right, for a period of one year, to sell back our interest in Surrey for the original purchase price, less one-half of the expenses incurred by Surrey in its efforts to develop the Property, in the event financing or approval of a preliminary development plan cannot be obtained.

The Development Agreement anticipates that Mr. Ladha and Overture Development Corporation will provide services to Surrey in developing the Property.  These services include managing the build-out; working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds; and obtaining financing and home warranty coverage for the development.  Mr. Ladha and Overture Development Corporation will jointly receive 25% of the net profit from Phase I and 12.5% of the net profit from the development of the Property for providing these services.

Axion also holds a 1/3 interest in two vacant lots located in Langley, British Columbia. The lots are comprised of approximately 4.72 acres and are commonly known as 20514 - 80th Avenue and 20542 - 80th Avenue, Langley, British Columbia V3T 2V3.  The properties were purchased on August 14, 2006 for a purchase price of $3.42 million and are currently being offered for sale at $4.2 million CAD.

Axion also provides short term loans to various businesses and individuals in Canada.  The loans typically have terms of one year, earn interest at the rate of approximately 10% and are secured by real estate, general security agreements and personal guarantees, as appropriate.  At September 30, 2008, Axion had approximately $2,626,386 outstanding in loans.

Trends, Events and Uncertainties

On April 15, 2008 we announced that we had been notified by eBay that it intends to wind down the operations of its eBay Live Auctions platform effective December 31, 2008.  This decision along with the continued weakness in the U.S. economy has negatively impacted our liquidation and live auction broadcast services operations.

The downturn in the U.S. economy has affected the capital available for purchasing goods that are not necessities.  The impact of this is evident in our liquidation operations, where revenues were approximately 27% lower during the 2007 fiscal year and approximately 58% lower during the nine months ended September, 2008 compared to the same period in the previous year.  There can be no assurance that we will be able to increase our revenues from our operations during the remaining quarter of 2008.  Although we have implemented strong cost control measures to reduce recurring operating expenditures related to these business units, if the U.S. economy does not experience a significant recovery during the 2008 and 2009 fiscal year, we expect that our operations will continue to be adversely affected. As a result, we are currently exploring all avenues to mitigate any further losses in this sector including the divestiture and possible liquidation or winding-down of these operations.

We are also actively exploring the possibility of merging with another entity.  Although we have spoken to several potential merger candidates about possible transactions, we have reached no agreement with any of them.

We have no off-balance sheet arrangements, special purpose entities or financing partnerships.

We currently have no commitments for capital expenditures.

Other than as described above and elsewhere in this discussion, we know of no trends, events or uncertainties that could impact our revenues or liquidity.

Critical Accounting Policies and Estimates

We have identified several accounting principles that we believe are key to an understanding of our financial statements.  These important accounting policies require management’s most difficult, subjective judgments.

Foreign Currency Translation

We have operations in both Canada and the U.S. with significant transactions in the currencies of both countries.  Consequently, we are exposed to and have experienced significant gains and losses in respect to foreign exchange.

We account for foreign currency transactions and translation of foreign currency financial statements under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS 52"). We use the current rate method as the functional currency is the Canadian dollar. All assets and liabilities are translated at the current rates, while stockholders’ equity accounts are translated at the appropriate historical rate or rates. Revenues and expenses are translated at the weighted-average rate for the year. Gains and losses from restatement of foreign assets and liabilities are included in comprehensive income.  Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

Financial statements of our Canadian subsidiaries are translated into U.S. dollars using the exchange rate at the balance sheet date for assets and liabilities.  Our investments in the structural capital of the Canadian subsidiaries have been recorded at the historical cost in U.S. dollars.  The resulting gains or losses are reported as a separate component of stockholders’ equity.  The functional currency of the Canadian subsidiaries is the local currency, the Canadian dollar.

Loans and Real Property

During the nine months ended September 30, 2008, our investment in loans generated approximately $155,253 in revenues.  During the nine months ended September 30, 2008, 16% of the value of our assets was held in the form of loans and 65% of the value of our assets was held in the form of real estate.

Type	Carrying Amount	% of Total Assets
Cash & Current Assets	$2,494,967	15%
Other Assets	$781,770	5%
Real Estate (head office)	$2,359,282	14%
Real Estate (development)	$7,104,697	42%
Real Estate (Joint Venture)	$1,392,964	8%
Loans	$2,626,386	16%
Total	$16,760,066	100%

Revenue Recognition

A substantial portion of our revenues are earned through non-traditional sources, particularly Internet auctions.  Our policies with respect to the timing and amount of revenue recognition from our auction activities are critical to an understanding of our financial statements.

Our net revenues result from fees and revenue associated with Internet based listing fees and auction activities.  Internet related listing fees are derived principally from enabling independent auction houses to simultaneously broadcast their auctions over the Internet.  These fees are recognized upon successful completion of each individual auction when the final terms of sales and commissions have been determined.

We generally earn revenues from our auction activities either through consignment sales or through sales of inventory we purchase.  For consignment sales, we earn auction fees charged to consignees, and buyer’s premiums charged to purchasers, determined as a percentage of the sale price.  For inventory sales, we earn a profit or incur a loss on the sale, to the extent the purchase price exceeds or is less than the purchase price paid for such inventory.

For each type of auction revenue an invoice is rendered to the purchaser, and we recognize revenue, at the date of the auction.  The auction purchase creates a legal obligation upon the purchaser to take possession of and pay for the merchandise.  This obligation generally provides us with reasonable assurance of collection of the sale proceeds, from which our earnings are derived, including the fees from consignees and purchasers, as well as resale profits.

Segmented information

Because we facilitate auctions and liquidations over the Internet, participants could come from anywhere in the world.  However, our business presence is in both Canada and the U.S.

In accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information”, we make required disclosures of information regarding our geographic segments.

Stock Based Compensation

The granting of stock options represents a very significant source of financing for us.  Consequently, the accounting policies by which we account for these options are critical to an understanding of our financial statements.

We have chosen to account for stock based compensation using Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”  Accordingly compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount an employee is required to pay for the stock.

We have adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” for stock options granted to employees and directors.  We disclose, on a supplemental basis, the pro-forma effect of accounting for stock options awarded to employees and directors, as if the fair value based method had been applied, using the Black-Scholes model.  On October 1, 2006, we adopted SFAS 123(R) which requires that employee stock option expense be recognized under the fair value method rather than the intrinsic value method.  We believe that the impact of the adoption of SFAS 123(R) will not be significant to our overall results of operations and financial position.

Income Taxes

Income taxes are provided for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

We have net operating losses carried forward of approximately $9,500,000 which expire in years ranging from 2008 to 2026.  We have provided a full valuation allowance of approximately $3,045,000 on the deferred tax asset because of the uncertainty of realizability.

Contractual Obligations

We are committed under the following contractual obligations.

Contractual Obligations	Payments Due By Period
	Total	Less than 1 year	1 to 3 Years	3 to 5 Years	Over 5 Years

Operating lease obligations	$112,305	$62,854	$44,312	$5,139

Results of Operations

Three months ended September 30, 2008 compared to the corresponding period in 2007.

Revenues.  During the three months ended September 30, 2008, we had revenues of $604,486 compared to revenues of $1,321,108 during the same period in 2007, a decrease of $716,622 or approximately 54%.

The decrease in revenues is primarily the result of a 62% decrease in revenues from our liquidation services.  Revenues from our liquidation services totaled $386,623 (or approximately 64% of our total revenue) compared to revenues of $1,030,252 (or approximately 78% of our total revenue) during the same period in 2007.  The decrease in revenue from our liquidation service is due to a decrease in demand for liquidation inventory from top U.S. retailers resulting from the general downturn in the U.S. economy which has affected the capital available for purchasing goods that are not necessities.

Aside from the impact of the decline in the U.S. economy, revenues earned in the future from our liquidation services may also fluctuate widely based upon seasonality, the inventory available, the timing of orders, and our ability to verify and ship orders on a timely basis.  We anticipate that revenues from our liquidation sector will continue to represent the majority of our overall revenues until the completion of the development of our real estate projects.

Revenues from our subsidiary, iCollector, and from our NAALive auction operations decreased by approximately 44% to $124,542 during the three months ended September 30, 2008, compared to $221,850 for the same period in 2007.  The number of auction sessions facilitated during the three months ended September 30, 2008 decreased by approximately 41% to 198 compared to 334 auction sessions for the same period in 2007.  The number of auction sessions may vary from quarter to quarter based on our clients product schedules.  The number of auctions facilitated may not reflect the total revenue realized by our live auctions business. In general, approximately 80% of our revenue is derived from approximately 13% of our live auction clients.  Overall, we expect auction sessions to decrease in 2009 as eBay winds down the operations of its eBay Live Auctions platform effective December 31, 2008.

Revenues from our proprietary point-of-sale (POS) sales processing and reporting system totaled $54,221 during the three months ended September 30, 2008, compared to $37,890 during the same period in 2007.  Approximately 25% of our revenues from POS system sales result from software maintenance and support contracts.  Future revenues from POS system sales are expected to fluctuate widely based upon seasonality and the timing of contract renewals.

During the three months ended September 30, 2008, we had investment income of $81,550 compared to $86,017 for the same period in 2007.  The decrease in investment income is a result of our shift in investment strategy towards real estate property development and away from marketable securities.  The investment in property development is longer term in nature and, as a result, returns will be realized on completion of projects.

The development project in Surrey, British Columbia is expected to be completed on or about September 30, 2009 and is expected to generate revenue before expenses in excess of $25 million CAD if we are successful in completing the project on schedule and within our budget.

Cost of Revenue.  Cost of revenue was $845,723 for the three months ended September 30, 2008, compared to $731,897 during the same period in 2007.  Cost of revenue for the three months ended September 30, 2008 increased due to the write-down of inventory in the amount of $359,187.

Gross Profit.  Gross profit was ($241,237) for the three months ended September 30, 2008, compared to gross profit of $589,211 for the three months ended September 30, 2007. The decrease in gross profit is a direct result of the write-down of inventory in the amount of $359,187.

Future gross profit margins may vary considerably from quarter-to-quarter depending on the performance of our various divisions.

Operating Expenses.   Operating expenses during the three month period ended September 30, 2008 were substantially unchanged from the corresponding three month period in 2007.  Operating expenses were $655,955 compared to $632,014 during the three month period ended September 30, 2007.  We have implemented number of cost cutting measures that we expect will decrease operating expenses further for the remainder of the year and in 2009.  Decreases in operating expenses in the current quarter were partly offset by an increase in accounting and legal expenses and interest expense during the period.

Professional fees, which are made up primarily of accounting fees and legal fees, totaled $78,043 for the three months ended September 30, 2008.  Professional fees are related to the preparation of our Securities and Exchange Commission reports, compliance with American Stock Exchange rules and the audit of our financial statements.  Professional fees are expected to increase further due to increased compliance requirements and if we make an acquisition or undertake any substantial transaction.

During the three month period ended September 30, 2008, the cost of investor relations and shareholder information services was $30,654 as compared to $29,790 for the same period in 2007.  We expect the cost of investor relations services in 2008 will remain steady throughout the year.

Interest expense totaled $46,220 during the three months ended September 30, 2008 as compared to $14,898 for the three months ended September 30, 2007.  The interest charges relate to our line of credit with the Royal Bank of Canada, which accrues interest at the rate of prime plus 0.5%.

During the three month period ended September 30, 2008, salaries and benefits totaled $251,178 compared to $242,221 for the same period in 2007.  The increase of $8,957 or approximately 4% was due to a greater number of employees and increased benefits as compared to the previous year.

Total personnel expenses, including salaries and benefits, totaled $367,286 or approximately 56% of our operating expenses during the three-month period ended September 30, 2008 as compared to $450,845 or approximately 71% of our operating expenses during the three-month period ended September 30, 2007.  In addition to salaries and benefits, personnel expenses included management fees of $39,000 (compared to $39,000 for the same period in 2007), and commissions of $77,108 (compared to $169,624 for the same period in 2007).  Current cost cutting measures are expected to further reduce personnel expenses for the remainder of the year.

During the three-month period ended September 30, 2008, advertising and promotion expenses were $6,810 or approximately 1% of our operating expenses as compared to $19,417 or approximately 3% of our operating expenses for the three-month period ended September 30, 2007.

General overhead expenses increased by $6,918 or approximately 6%, to $126,943 during the three month period ended September 30, 2008 (compared to $120,025 for the same period in 2007).   General overhead expenses comprised approximately 19% (compared to approximately 19% for the same period in 2007) of our total operating expenses and approximately 21% (compared to approximately 9% for the same period in 2007) of our total revenue.  General overhead expenses include rent and utilities, which totaled $32,213, telephone, which totaled $18,152, travel related to operations, which totaled $15,359, repairs and maintenance, which totaled $7,539, automotive, which totaled $2,539, insurance, which totaled $8,029, website maintenance, which totaled $18,438 and office and administration expenses, which totaled $23,674.

Depreciation and amortization expense was $26,316 for the three-month period ended September 30, 2008 as compared to $61,589 for the three-month period ended September 30, 2007. Depreciation and amortization expense was lower during the nine months ended September 30, 2008 as we fully amortized one of our intangible assets.

Net Loss.  We realized a net loss of $1,183,978or $(0.02) per share for the three months ended September 30, 2008 as compared to a net loss of $16,949 or $(0.00) per share for the three months ended September 30, 2007.  The loss for the period ended September 30, 2008 is attributed primarily to the following:

-

loss of $476,863 from operations

-

a write-down of $321,612 related to restructuring of our live auction platform,  software, non-compete and marketing agreements

-

a write-down of inventory in the amount of $359,187

-

depreciation in the amount of $26,316

Based on eBay’s intention to wind down the operations of its eBay Live Auctions platform effective December 31, 2008 and the continued weakness in the U.S. economy, the Company will restructure its operations or acquire or merge with another business.  However, in the absence of any immediate and definitive transaction, the Company intends to expand its investment and property development business, which management believes to be in the best interests of the Company and its shareholders.

Nine months ended September 30, 2008 compared to the corresponding period in 2007.

Revenues.  During the nine months ended September 30, 2008, we had revenues of $2,252,233 compared to revenues of $4,169,992 during the same period in 2007, a decrease of $1,917,759 or approximately 46%.

The decrease in revenues is primarily attributable to a decrease in revenues earned from our liquidation services.  Revenues from our liquidation services totaled $1,330,699 (or approximately 59% of our total revenue) for the nine months ended September 30, 2008, compared to revenues of $3,152,046 (or approximately 76% of our total revenue) during the same period in 2007, a decrease of $1,821,347 or approximately 58%.  The decrease in revenue from our liquidation service is due to a decrease in demand for liquidation inventory from U.S. retailers as a result of the general downturn in the U.S. economy which has affected the capital available for purchasing goods that are not necessities.

Aside from the impact of the decline in the U.S. economy, revenues earned in the future from our liquidation services may also fluctuate widely based upon seasonality, the inventory available, the timing of orders, and our ability to verify and ship orders on a timely basis.  We anticipate that revenues from our liquidation sector will continue to represent the majority of our overall revenues until the completion of the development of our real estate projects.

Revenues from our subsidiary, iCollector, and from our NAALive auction operations totaled $562,728 during the nine months ended September 30, 2008, compared to $696,560 during the same period in 2007.  The number of auction sessions facilitated in the first three quarters of 2008 decreased by approximately 45% to 911 compared to 1,644 auction sessions for the same period in 2007.  The number of auction sessions may vary from quarter to quarter based on our clients product schedules.  The number of auctions facilitated may not reflect the total revenue realized by our live auctions business. In general, approximately 80% of our revenue is derived from approximately 13% of our live auction clients.  Overall, we expect auction sessions to decrease in 2009 as eBay winds down the operations of its eBay Live Auctions platform effective December 31, 2008.

Revenues from our proprietary point-of-sale (POS) sales processing and reporting system totaled $239,977 during the nine months ended September 30, 2008, compared to $231,205 during the same period in 2007.  Approximately 25% of our revenues from POS system sales result from software maintenance and support contracts.  Future revenues from POS system sales are expected to fluctuate widely based upon seasonality and the timing of contract renewals.

During the nine months ended September 30, 2008, we had investment income of $155,253 compared to $325,981 for the same period in 2007.  The decrease in investment income is a result of our shift in investment strategy towards real estate property development and away from marketable securities.  The investment in property development is longer term in nature and, as a result, returns will be realized on completion of projects.

The development project in Surrey, British Columbia is expected to be completed on or about September 30, 2009 and is expected to generate revenue before expenses in excess of $25 million CAD if we are successful in completing the project on schedule and within our budget.

Cost of Revenues.  Cost of revenue was $1,846,805 or approximately 82% of our revenues during the nine months ended September 30, 2008, compared to $2,235,725 or approximately 54% of our revenues during the same period in 2007.  Cost of revenue for the nine months ended September 30, 2008 increased on a percentage basis due to the write-down of inventory in the amount of $580,082.

Gross Profit.  Gross profit was $405,428 (or approximately 18% of revenues) for the nine months ended September 30, 2008 as compared to $1,934,267 (or approximately 46% of revenues) for the nine months ended September 30, 2007, a decrease of $1,528,839 or approximately 79%.  The decrease in gross profit as a percentage of revenue is a result of higher inventory write-downs that are reflected in the cost of sales.  Future gross profit margins may vary considerably from quarter-to-quarter depending on the performance of our various divisions.

Operating Expenses.  Operating expenses for the nine months ended September 30, 2008 declined by $74,366, to $1,869,516 or approximately 83% of revenue as compared to $1,943,882 or approximately 47% of revenue for the nine months ended September 30, 2007.  The increase in operating expenses as a percentage of revenue is attributable to a decrease in revenues earned from our liquidation services in the second and third quarters of 2008. Operating expenses are expected to decrease in 2009 as we realize additional savings from further cost cutting measures.

Personnel expenses were $1,153,042 or approximately 62% of our operating expenses during the nine months ended September 30, 2008 as compared to $1,326,206 or approximately 68% of our operating expenses during the nine months ended September 30, 2007, a decline of $173,164 or approximately 13%.  These expenses consisted of salaries and benefits of $861,356 (compared to $719,250 for the nine months ended September 30, 2007), management fees of $117,000 (compared to $117,000 for the nine months ended September 30, 2007), and commissions of $174,686 (compared to $489,956 for the nine months ended September 30, 2007).  The decrease in commissions is directly attributed to a decrease in revenue for the period.

Bad debts totaled $59,584 as we reassessed the recoverability of certain trade receivables and determined that our efforts to collect them have been unsuccessful and the amounts should be written off.

Interest expense was $48,381 during the nine months ended September 30,2008 as compared to $50,219 for the nine months ended September 30, 2007.  The interest charges relate to our line of credit with the Royal Bank of Canada, which accrues interest at the rate of prime plus 0.5%.

During the nine months ended September 30, 2008, the cost of investor relations and shareholder information services was $80,720 as compared to $75,874 for the nine months ended September 30, 2007, an increase of $4,846 or approximately 6%.  The cost of investor relations services are expected to remain consistent thru the 2008 fiscal year.

Professional fees, which are made up primarily of accounting fees and legal fees, totaled $121,420 during the nine months ended September 30, 2008 as compared to $53,525 for the nine months ended September 30, 2007, an increase of $67,895 or approximately 127%.  Professional fees relate to the preparation of our Securities and Exchange Commission reports, compliance with the American Stock Exchange rules and the audit of our financial statements.  Professional fees are expected to increase further due to increased compliance requirements and if we make an acquisition or undertake any substantial transaction.

During the nine months ended September 30, 2008, advertising and promotion expenses were $22,182 or approximately 1% of our operating expenses as compared to $48,221 or approximately 2% of our operating expenses for the nine months ended September 30, 2007, a decrease of $26,039 or approximately 54%.

General overhead expenses (rent, utilities and property taxes, telephone, travel, repairs and maintenance, auto, insurance, website maintenance and office and administration expenses) totaled $384,187 or approximately 21% of total operating expenses during the nine months ended September 30, 2008, an increase of $26,854 or approximately 8% over general overhead expenses of $357,334 or approximately 18% of total operating expenses for the nine months ended September 30, 2007.  Rent, utilities, and property tax totaled $95,579, telephone expenses totaled $40,504, travel expenses totaled $75,193, repairs and maintenance expenses totaled $13,085, auto expenses totaled $21,657, insurance expenses totaled $21,864, website maintenance totaled $54,002 and office and administration expenses totaled $62,304.

Depreciation and amortization expense was $115,375 for the nine months ended September 30, 2008 as compared to $132,880 for the nine months ended September 30, 2007.  Depreciation and amortization expense was lower during the nine months ended September 30, 2008 as we fully amortized one of our intangible assets.

Operating Net Gain (Loss). We recorded net loss for the nine months ended September 30, 2008 of $1,835,180, or $(0.031) per share, as compared to net income of $192,622 or $0.003 per share, for the nine months ended September 30, 2007. The loss for the period is attributed primarily to the following:

- loss of $693,492 from operations

- a write-down of $321,612 related to restructuring of our live auction platform,  software, non-compete and marketing agreements

- a write-down of inventory in the amount of $580,082

- provision for doubtful accounts of $59,584

- settlement on legal claim of $65,035

- depreciation in the amount of $115,375

Based on eBay’s intention to wind down the operations of its eBay Live Auctions platform effective December 31, 2008 and the continued weakness in the U.S. economy, the Company will restructure its operations or acquire or merge with another business.  However, in the absence of any immediate and definitive transaction, the Company intends to expand its investment and property development business, which management believes to be in the best interests of the Company and its shareholders.

Liquidity and Capital Resources

Our capital requirements particularly as they relate to expansion, our plan to purchase inventory we liquidate and our real estate development projects, have been and will continue to be significant.  Our future cash requirements and the adequacy of available funds will depend on many factors, including the pace at which we are able to acquire or merge with another business, the pace at which we can restructure our live auctions platform and the rate of construction on our development project.

To date, we have funded our operations with our revenues, with dividends and interest from our investments, with loans from Mr. Abdul Ladha, our chief executive officer, president, chief financial officer and a director, and with the proceeds from the sales of our securities.  A moderate portion of the revenue we earn has come from the auctions we hold through eBay and the National Auctioneers Association. eBay’s recent decision to shut down the operations of its eBay Live Auctions platform effective December 31, 2008 may have a material adverse affect on our operations and may result in the suspension of our business.

Currently, however, we believe that revenues from our operations together with interest earned on our loan portfolio and our cash on hand will be sufficient to satisfy our working capital needs for the remainder of this fiscal year.  During the next 12 months, if we need to raise additional capital, we intend to do so through public or private offerings of our securities or from loans, if we are able to obtain them.  We have no commitments for financing for our future needs and we cannot guarantee that financing will be available to us, on acceptable terms or at all.  Although Mr. Ladha has provided loans to us in the past, he is under no obligation to do so.  If we do not earn revenues sufficient to support our business and we fail to obtain other financing, either through an offering of our securities or by obtaining loans, we may be required to curtail, or even to cease, our operations.

As of September 30, 2008 we had working capital of negative $810,553 made up of cash and cash equivalents of $963,687, accounts receivable of $544,518, employee receivable of $354,512, mortgages and loans receivable of $2,626,386, inventory of $583,367 and prepaid expenses of $49,596 all of which were offset by accounts payable and accrued liabilities of $167,941, a loan payable to Mr. Ladha of $913,347 and a bank loan of $4,850,618.

During the nine months ended September 30, 2008, cash used for operating activities totaled $1,118,088 due to a decrease in accounts receivable, in inventory, and in accounts payable and accrued liabilities.  Our cash resources may decrease further if we complete an acquisition during 2008, experience a delay in our construction financing, or if we are unable to achieve positive cash flow from our business through 2008.  During the nine months ended September 30, 2007, cash provided by operating activities was $149,970 and was due primarily to an increase in accounts receivable, inventory and prepaid expenses and a decrease in accounts payable.

Net cash used in investing activities during the nine months ended September 30, 2008 was $5,050,121. Cash was used for loan advances and to increase our investment in property held for development.  Net cash from financing activities during the nine months ended September 30, 2008 was $5,572,504 which represented proceeds from a bank loan. During the nine months ended September 30, 2007, net cash used in investing activities was $216,257, which related primarily to property development costs and loan advances.  During this same period, net cash used in financing activities was $232,711, which resulted primarily from the repayment of a bank loan and the purchase of treasury stock.

Subsequent Events

As described above, subsequent to September 30, 2008, we entered into a Development Agreement between the company and Mr. Ladha, Overture Development Corporation, Surrey Central City Ltd. (“Surrey”) and Bullion Reef Holdings Ltd. (“Bullion”).  Pursuant to the Development Agreement, we intend to purchase one-half of the capital stock of Surrey from Bullion.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

We believe that we do not have any material exposure to interest or commodity risks. We are exposed to certain economic and political changes in international markets where we compete, such as inflation rates, recession, foreign ownership restrictions, and trade policies and other external factors over which we have no control.

Our financial results are quantified in U.S. dollars and a majority of our obligations and expenditures with respect to our operations are incurred in U.S. dollars.

We may have significant market risks relating to our operations resulting from foreign exchange rates from our investments or if we enter into financing or other business arrangements denominated in currency other than the U.S. dollar.  Variations in the exchange rate may give rise to foreign exchange gains or losses that may be significant.

Year ended December 31, 2007 compared to the Year ended December 31, 2006, factoring in discontinued operations.

Revenues.  During the year ended December 31, 2007, we had revenues of $4,938,918 as compared to $6,243,865 during the year ended December 31, 2006, a decrease of 21%.  The decrease in revenues is a result of a 27% decrease in revenues from our liquidation services. Our liquidation business accounted for $3,574,616 for the 2007 fiscal year (72% of total revenue), compared to revenue of $4,917,198 for the 2006 fiscal year (79% of total revenue).   Specifically, the decrease in revenue from our liquidation service is the result of a decrease in demand of liquidation inventory from top retailers.

During the 2007 fiscal year, the revenue from our iCollector and NAALive auction was substantially unchanged from the previous year.

Our liquidation services accounted for 72% of total revenue for 2007.   We believe that the results of our liquidation business and the number of antique and collectible auctions we manage is directly related to the general economy of the United States, and that the current economic down-turn in the United States could continue to have a dampening effect on our revenues in those two areas of our business.

During the year ended December 31, 2007, we had investment income of $397,977 compared to $541,006 for the year ended December 31, 2006.  The decrease in investment income is a result of our shift in investment strategy towards real estate property development and away from marketable securities.  The investment in property development is longer term in nature and, as a result, returns will be realized on completion of projects.  As of December 31, 2007, our holdings in real estate totaled $8,368,281.

Operating Expenses.  Operating expenses totaled $2,994,064, or 61% of net revenues, for the year ended December 31, 2007 as compared to $2,816,617, or 45% of net revenues, for the year ended December 31, 2006.  Operating expenses remained substantially unchanged.  As a percentage of revenues, operating expenses increased significantly due to the decrease in revenue we experienced in 2007.  Management has implemented cost controls in order to reduce recurring operating expenditures and is expanding in other areas to supplement revenue.

Gross Profit and Cost of Revenues.  Cost of sales was $2,980,221 or 60% of our revenues for the year ended December 31, 2007, compared to $3,868,399, or 62% of our revenues during the same period in 2006.  Cost of sales for 2007 decreased as a result of lower revenues and also included a write-down of inventory in the amount of $163,415.

Gross profit was $1,958,697 or 40% of total revenue for the year ended December 31, 2007, compared to gross profit of $2,375,466 or 38% of total revenue for the year ended December 31, 2006.  The marginal increase in gross profit as a percentage of revenue is a result of improving the pricing and product offerings of our liquidation operations.  The increase also reflects the performance of our higher-profit auction broadcasting services group, the growth of which remained substantially unchanged while the revenues of the liquidation services groups dropped by 27%.

Future gross profit margins may vary considerably from quarter-to-quarter depending on the performance of our various divisions.

Net Loss.  We realized a net loss of $693,258 or $(0.011) per share for the year ended December 31, 2007 as compared to a net income of $167,233 or $0.003 per share for the year ended December 31, 2006.  The loss for the year ended December 31, 2007 is attributed to the following:

•

a write-down of inventory in the amount of $163,415,

•

depreciation in the amount of $194,737, and

•

a write-down of $225,111 to accounts receivable primarily due to the bankruptcy of an auction house located in the US.

Liquidity and Capital Resources

Set forth below are our estimated cash operating and capital budgets for operations, technology purchases, research and development and implementing our expansion strategy for the remainder of the fiscal year ending December 31, 2008:

Marketing	$ 50,000
Ongoing research and development	50,000
Expansion of inventories	300,000
Servers and operating systems	50,000
Working Capital	500,000
Investor Relations	50,000
Property Development	9,000,000
Required Capital:	$ 10,000,00

As of December 31, 2007, we had working capital of $4,238,590

We cannot assure you that our actual expenditures for the 2008 fiscal year will not exceed our estimated operating budget.  Actual expenditures will depend on a number of factors, some of which are beyond our control, including, among other things, unexpected costs related to our business, additional property development costs, acquisition and/or expansion costs, reliability of the assumptions of management in estimating costs and certain economic factors.

In the event we determine that we may be unable to meet our on-going capital commitments, we may take some or all of the following actions:

•

postpone expenditures on research and development;

•

reduce sales and marketing expenditures;

•

reduce general and administrative expenses through lay offs or consolidation of our operations;

•

suspend property development and liquidate holdings;

•

suspend or sell operations that are not economically profitable; or

•

sell assets, including licenses to our technologies.

Since 1999, we have funded our activities principally from any cash flow generated from our operations and our investments, a loan from Mr. Ladha, the private placement of our securities and the exercise of stock options.

In 2006, we had working capital of $6,810,115.  In 2007, our working capital decreased to $4,238,590.  We had cash and cash equivalents of $1,594,657, accounts receivables of $888,199, employee receivable of $298,464, loans receivable of $1,009,846, inventory of $817,448, and prepaid expenses of $37,055 minus current liabilities of $407,079 at December 31, 2007.  We anticipate that trade accounts receivables and inventory may increase during the 2008 fiscal year as we increase the number and frequency of our auctions, and as we expand our other business operations.

Cash flow from operating activities was $238,727 during the year ended December 31, 2007 as compared to $4,211,730 during the year ended December 31, 2006.  The change in operating cash flow between 2006 and 2007 was primarily due to the sale of our marketable securities in 2006.

Cash flow from investing activities during the fiscal year ended December 31, 2007 was $940,575.  We used proceeds from the repayment of loans to increase our investment in property held for development.  Cash flow from financing activities was $(690,021).  During the 2007 fiscal year, we consummated a private offering on April 9, 2007 with Mr. Abdul Ladha, an executive officer and a director.  Mr. Ladha purchased 2,941,175 units having a value of $0.20 per unit.  Each unit consisted of one share of common stock and a warrant to purchase three shares of common stock.  The warrants have a term of 10 years and an exercise price of $0.20 per share.  The negative cash flow from financing activities resulted from the repayment of a bank loan and the repurchase of shares of our common stock.

As of December 31, 2007, our holdings included the following:

Type	Carrying Amount	% of Total Assets
Cash & Current Assets	$ 3,635,823	25%
Other Assets	$ 1,405,436	10%
Real Estate (head office)	$ 2,736,657	19%
Real Estate (development)	$ 4,124,221	29%
Real Estate (Joint Venture)	$ 1,507,403	10%
Loans	$ 1,009,846	7%
Total	$ 14,419,386	100%

As noted above, during the fiscal year ended December 31, 2007, we received income of $397,977 from investments in securities and loans.

There are no guarantees, commitments, lease and debt agreements or other agreements that could trigger an adverse change in our credit rating, earnings, cash flows or stock price, including requirements to perform under standby agreements.

SURREY CENTRAL CITY HOLDINGS LTD.
INTERIM FINANCIAL STATEMENTS
SEPTEMBER 30, 2008
(Unaudited - see Notice to Reader) (Denominated in US Dollars)

Page F-1 SCCH

NOTICE TO READER

On the basis of information provided by management, we have compiled the balance sheets of Surrey Central City Holdings Ltd. as at September 30, 2008 and December 31, 2007 and the statements of operations and deficit, comprehensive income, and cash flows for the nine month interim period ended September 30, 2008 and for the period from incorporation on July 18, 2007 to December 31, 2007.

We have not performed an audit or a review engagement in respect of these financial statements and, accordingly, we express no assurance thereon.

Readers are cautioned that these statements may not be appropriate for their purposes.

Chartered Accountants Vancouver, B.C.
November 14, 2008

Page F-2 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

BALANCE SHEETS

SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

	Note	September 30,	December 31,
		2008	2007
ASSETS
Current assets
Cash		$ 5,853	$ 30,251
Accounts receivable		795	572

		6,648	30,823
Property held for development	5	1,811,344	1,911,677

		$ 1,817,992	$ 1,942,500

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities		$ 2,819	$ 1,516
Due to related company	4	1,825,608	1,946,749

		1,828,427	1,948,265

SHAREHOLDERS' EQUITY
Share capital		1	1
Accumulated other comprehensive income (loss)		515	(111)
Deficit		(10,951)	(5,655)

		(10,435)	(5,765)

		$ 1,817,992	$ 1,942,500
Approved on behalf of the Board
Director

See accompanying notes to the financial statements

Page F-3 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

STATEMENTS OF OPERATIONS AND DEFICIT

NINE MONTH INTERIM PERIOD ENDED SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

Nine Month Period Ended September 30,	Period From Incorporation on July 18, 2007 to December 31,
2008	2007

Revenue	$ -	$ -

Expenses

Advertising and promotion	391	-
Insurance	3,247	2,393
Interest and bank charges	185	10
Professional fees	1,473	3,252

	5,296	5,655

Net loss for the period	(5,296)	(5,655)

Deficit, beginning of period	(5,655)	-

Deficit, end of period	$ (10,951)	$ (5,655)

See accompanying notes to the financial statements

Page F-4 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

STATEMENTS OF COMPREHENSIVE INCOME

NINE MONTH INTERIM PERIOD ENDED SEPTEMBER 30,2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

	Note	Nine Month Period Ended September 30,	Period From Incorporation on July 18, 2007 to December 31,
		2008	2007
Net loss for the period		$ (5,296)	$ (5,655)

Foreign currency translation adjustments		626	(111)

Comprehensive loss for the period		$ (4,670)	$ (5,766)

See accompanying notes to the financial statements

Page F-5 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

STATEMENTS OF CASH FLOWS

NINE MONTH INTERIM PERIOD ENDED SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

	Nine Month Period Ended September 30, 2008	Period from Incorporation on July 18, 2007 to December 31, 2007

Cash flows from (for) operating activities:
Net loss for the period	$ (5,296)	$ (5,655)
Changes in non-cash working capital
Decrease (increase) in accounts receivable	(223)	(572)
Increase in accounts payable and accrued liabilities	1,301	1,517

	(4,218)	(4,710)

Investing activities
Costs incurred on property held for development	(30,621)	(1,911,677)

Financing activities
Advances from related company	12,216	1,946,749

Increase (decrease) in cash and equivalents	(22,623)	30,362
Effect of exchange rates on cash	(1,775)	(111)
Cash and equivalents, beginning of period	30,251	-

Cash and equivalents, end of period	$ 5,853	$ 30,251

Supplementary information:
Interest paid on long term debt	$ 47,640	$ 2,699

See accompanying notes to the financial statements

Page F-6 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

NOTES TO THE FINANCIAL STATEMENTS

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

1 NATURE OF BUSINESS
Surrey Central City Holdings Ltd. (the "Company") was incorporated under the laws of British Columbia on July 18, 2007.
Its principal business activity is the development of real estate properties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the period.  Actual results could differ from those estimates.

(b) Cash and Cash Equivalents
Cash and cash equivalents includes cash and highly liquid investments with original maturities of three months or less, intended for use in short term operations.
(c) Impairment of Long-Lived Assets

The Company periodically evaluates potential impairments of its long-lived assets, including property and equipment, and intangible assets with finite lives.  The Company tests the recoverability of the assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.  When the Company determines that the carrying amount of long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, the Company evaluates the projected undiscounted cash flows related to the assets.  If these cash flows are less than the carrying amount of the assets, the Company measures the impairment using discounted cash flows or other appropriate methods of determining value.

(d) Real Property and Property Development
a) Real estate rental
Rental income in respect to commercial and residential property leases is recognized on a straight-line basis over the lease term.

Page F-7 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

NOTES TO THE FINANCIAL STATEMENTS

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
b) Real estate sales
For condominium development projects, profit is recognized on the percentage-of-completion method in respect to individual units sold on a pre-sale basis, when all the following criteria are met:

(i)  Construction is beyond a preliminary stage.

(ii) The buyer may only receive a refund in the circumstances of non-delivery of the unit.

(iii) Sufficient units have already been sold to assure that the entire property will not revert to rental property.

(iv) Sales prices are collectible.  Pursuant to the guidance of Emerging Issues Task Force 06-8, the collectibility of the sales price is assessed by the Company primarily based on the adequacy of the buyer’s continuing investment in the form of non-refundable deposits, and the age and location of the property.  The credit standing of the buyer is taken into account if known.

(v) Aggregate sales proceeds and costs can be reasonably estimated.

Deposits received in respect to sales, which do not meet the criteria for revenue recognition described above are accounted for as deposits until the criteria are met.
All revenue and costs related to a development project are deferred until the completion of the development and the successful completion of the sales and transfer of strata lots.
(e) Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, based upon currently available information, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

(f) Foreign Currency Translation

The Company accounts for foreign currency transactions and translation of foreign currency financial statements based on Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".  The functional currency of the Company is the Canadian dollar.  All assets and liabilities are translated to US dollars at current exchange rates, while shareholders' equity accounts are translated at the appropriate historical rate or rates.  Revenues and expenses are translated at the weighted-average rate for the period.  The resulting gains and losses are reported as a separate component of shareholders' equity.

Page F-8 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

NOTES TO THE FINANCIAL STATEMENTS

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

3. SHARE CAPITAL
Authorized:
Unlimited Class "A" common shares without par value

	2008	2007
Issued:

100 Class "A" common shares	$ 1	$ 1

4. DUE TO RELATED COMPANY

Due to related company is comprised of the following:
	2008	2007

(a) A loan payable to a company having common ownership with the Company bears terms similar to those of a bank loan advanced to the related company, which requires monthly interest only payments and bears interest at a rate of prime plus 1% per annum.

The Company has provided a guarantee of the related company's bank debt supported by collateral mortgages over the real properties owned by the Company.

	$ 1,310,844	$ 1,407,243
(b) A loan payable to the company described in (a) is non-interest bearing and without specific terms of repayment.	514,764	539,506
	$ 1,825,608	$ 1,946,749

Page F-9 SCCH

SURREY CENTRAL CITY HOLDINGS LTD.

NOTES TO THE FINANCIAL STATEMENTS

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2008

(Unaudited - see Notice to Reader) (Denominated in US Dollars)

5. PROPERTY HELD FOR DEVELOPMENT Property held for development is comprised of the following:
Surrey Property	September 30, 2008	December 31, 2007
Land cost	$1,780,265	$1,911,185
Interest	$50,154	$2,699
Rents received	$(44,548)	$(2,207)
Development costs	$25,473	$–
	$1,811,344	$1,911,677

During the 2007 period the Company purchased four lots located on 96th Avenue in Surrey, British Columbia for an aggregate cost of $1,911,185.

If the development is suspended for any reason, including but not limited to the Company's inability to obtain any additional financing that may be required or additional permits, the Company may not be able to recover all of its expenses.  Further, there can be no assurance that the development will be successful or that developing the property in this manner will increase, or even maintain, its value.

6.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable, accounts payable, and due to related company.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency, or credit risk arising from these financial instruments.  The carrying amounts of all financial instruments approximate their respective fair values, unless otherwise noted.

7.

INCOME TAXES

As at December 31, 2007, the Company has net operating losses carried forward for Canadian income tax purposes of $5,655, which expire in the 2027 year.  The Company has not recognized an asset in respect to the potential tax benefit because of the uncertainty of realization of the benefit.

8.

SUBSEQUENT EVENT

Subsequent to Septemebr 30, 2008, the Company initiated steps to convert its debt as described in Note 4 to equity, through the issuance of 199 additional shares of the Company in full settlement of that debt.

Page F-10 SCCH

ANNEX 1

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

ABLEAUCTIONS.COM, INC.

Pursuant to the provisions of section 607.1006, Florida Statues, Ableauctions.com, Inc., a Florida profit corporation (the "Corporation"), adopts the following amendment to its Articles of Incorporation:

1.

Article IV of the Articles of Incorporation of the Corporation is hereby amended to add the following paragraph:

Simultaneously with the effective date of this amendment (the “Effective Date”) each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall automatically and without an action on the part of the holder thereof be reclassified as and changed into one-twelfth (1/12) of a share of the Corporation’s Common Stock, par value equal to the par value of the Old Common Stock (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”, whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.  Fractional share interests will be rounded up to a whole share.  If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable.  From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

2.

The amendment was approved by the shareholders.  The number of votes cast for the amendment by the shareholders was sufficient for approval.

3.

The effective date of this filing is ______________________, 200__.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this of Amendment of the Corporation’s Articles of Incorporation, as amended, to be signed by Abdul Ladha, its Chief Executive Officer, this ____ day of ____________________, 200__.

ABLEAUCTIONS.COM, INC.

By:
Abdul Ladha, Chief Executive Officer

Page A1-1

ANNEX 2

DEVELOPMENT AGREEMENT

This Development Agreement (the “Agreement”) is made effective as of the 6th day of  October 2008 among

ABLEAUCTIONS.COM, INC. (hereinafter the “Company”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8,

and

ABDUL LADHA and OVERTURE DEVELOPMENT CORPORATION, (hereinafter the “Developer”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8,

and

SURREY CENTRAL CITY HOLDINGS LTD. (hereinafter “Surrey”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2

and

BULLION REEF HOLDINGS LTD., (hereinafter “Bullion”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2

and is based upon the following recitals:

A.

The Developer is the Company’s Chief Executive Officer, President, Chief Financial Officer, a member of the Company’s board of directors and a shareholder of the Company.  The Developer is also Surrey’s sole officer and director.  Surrey’s sole shareholder is Bullion, an affiliate of the Developer.  The Developer is experienced in developing real property for commercial and residential use.

B.

A significant segment of the Company’s business provides liquidation and merchandizing services, along with auction and point-of-sale technology, to businesses to assist them in managing the sale of their products.  On April 15, 2008 the Company announced that it had been notified by eBay that eBay intended to wind down the operations of its eBay Live Auctions platform effective December 31, 2008.  This decision, along with the continued weakness in the U.S. economy, has negatively impacted the Company’s liquidation and live auction broadcast services.

C.

In order to address the adverse effect of these events on the Company’s revenues and operations, and in order to maintain the Company’s listing on the American Stock Exchange, management is currently considering whether to restructure the Company’s operations or to acquire or merge with another business.  However, in the absence of any immediate and definitive transaction, the Company intends to expand its investment and property development business, which management believes to be in the best interests of the Company and its shareholders.

D.

In 2005, in an effort to increase shareholder value, diversify the Company’s assets and provide a reliable source of income, the Developer brought to the Company’s board of directors an opportunity to develop certain real property located at 9655 King George Highway, Surrey, British Columbia by improving it with a retail facility of approximately 4,326 square feet and with a residential complex consisting of 111 condominiums of approximately 91,132 square feet (the “GRUV Development”).  The board of directors approved the acquisition of this opportunity and the Developer, on behalf of the Company, began taking the steps necessary to obtain the funding and other approvals and permits necessary to build the GRUV Development.

Page A2-1

E.

The Company and the Developer now wish to memorialize the rights and obligations of each party in relation to (i) the acquisition of this opportunity, (ii) the compensation to be paid to the Developer for the services provided by the Developer or parties affiliated with the Developer in managing, marketing, obtaining financing, obtaining home warranty coverage and other services performed in conjunction with the build-out of the GRUV Development, and (iii) the completion of the GRUV Development.

F.

The Company also wishes to acquire a 50% ownership interest in Surrey, which plans to develop four additional properties that are adjacent to the GRUV Development.  These properties (hereinafter referred to collectively as the “Property”) are commonly known as:

13523 - 96 Ave, Surrey, British Columbia

PID 009-756-256

13535 - 96 Ave, Surrey, British Columbia

PID 004-947-274

13547 - 96 Ave, Surrey, British Columbia

PID 001-475-649

13549 - 96 Ave, Surrey, British Columbia

PID 001-475-657

Surrey owns the Property and intends to explore the potential of developing the Property by improving it with a residential four-storey complex consisting of 76 condominiums of approximately 45,000 square feet.  The Company’s management believes that the acquisition of an ownership interest in Surrey and the subsequent development of the Property will be in the best interests of the Company and its shareholders.

NOW THEREFORE in consideration of the premises and mutual covenants herein set forth and provided for, the parties hereto covenant and agree as follows:

1.

Definition of Net Profit.  When used in this Agreement, the term “net profit” means the revenue received from the sale of the residential units included in the GRUV Development and, assuming the build-out of the Property, from the sale of the residential units included in the build-out of the Property, after deducting expenses.  The term “expenses” includes, but is not limited to, all architectural, legal and professional fees; loan fees and interest paid on loans; fees, costs and taxes chargeable by any governmental authority; costs of insurance; and any and all costs related to the construction of the improvements, with the exception of the Developer’s fee.  Net profit will be determined when each project receives a conditional occupancy permit and when any and all loans or other debt related to the project have been paid in full.

2.

Agreement Relating to the GRUV Development:

(a)

Compensation.  As compensation for managing the GRUV Development build-out, including working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds and obtaining financing and home warranty coverage for the GRUV Development, the Developer will receive 25% of the net profit realized by the sale of the residential units included in the GRUV Development.  If the sale of the residential units included in the GRUV Development fail to realize a net profit, the Developer will not receive compensation.  If units remain unsold following the payment in full of the loans or other debt related to the GRUV Development, the Developer’s compensation will be paid as each such unit is sold.

(b)

Continuing Services.  The Developer will continue providing his services throughout the completion of the build-out of the GRUV Development and the sale of the residential units included in the GRUV Development.

3.

Agreement Relating to Surrey:

(a)

Purchase and Sale of Interest.  Bullion hereby sells, and the Company hereby purchases, 50 shares of the capital stock of Surrey (the “Stock”), which represents 50% of the issued and outstanding capital stock of Surrey.

(b)

Payment of Purchase Price.  The purchase price for the Stock is $1,347,440 US (the “Purchase Price”), subject to adjustment as described herein, and shall be paid as follows:

Page A2-2

(i)

$673,720 US in cash shall be paid upon execution of this Agreement and

(ii)

$673,720 US will be paid with a convertible promissory note (the “Note”), in substantially the form attached to this Agreement as Attachment 1.  The Note will have a term of one year.  The Note will accrue simple interest at the rate of prime plus 2% per annum.  The Note will include a provision that will allow Bullion to convert some or all of the principal amount and some or all of the accrued interest into shares of the Company’s common stock.  The number of shares of common stock to be issued to Bullion upon conversion of the principal and accrued interest will be computed by using the last sale price of one share of the Company’s common stock on the date on which this Agreement is executed.  Bullion understands and agrees that the Company may not issue shares of its common stock to Bullion until it receives approval of its additional listing application from the American Stock Exchange and, if required, approval by the Company’s shareholders.  If the Company fails to obtain approval of the additional listing application or approval from its shareholders (if required), then the Company will be required to immediately pay this portion of the purchase price in cash.

(c)

Adjustment to Purchase Price.  The purchase price has been determined assuming that Surrey will develop a 4 storey wood frame structure on the Property.  The parties acknowledge that:

•

in January 2009, builders may be permitted to build 6 storey structures in the Province of British Columbia, rather than be limited to 4 storey structures.  The parties agree that if Surrey develops a 6 storey wood frame structure on the Property, the purchase price for the Stock will be adjusted to reflect the increase in the value of the Property that will result from the increase in density.

•

Surrey has been in the past, and is currently, negotiating with an unrelated third party to acquire an additional property that would increase the site area to approximately 55,000 square feet.  The parties agree that if Surrey acquires the additional property within 12 months of the purchase of the Stock, the purchase price for the Stock will be adjusted to reflect the increase in the value of the Property that will result from the increase in the site area.

In the case of either of the above adjustments, the increase in value will be determined by at least 2 appraisers independent from the parties and each other.  If the appraisers cannot agree on the increase in value, then the increase in value will equal the average of the appraisers’ findings of increased value.  Unless the Company wishes to seek shareholder approval for issuing additional shares of common stock to Bullion, the increase in the purchase price resulting from either of the above adjustments will be paid in cash.

(d)

Allocation of Benefits and Obligations.  Unless otherwise agreed to by both parties in writing, the obligations and liabilities of, and any and all contributions and divisions of profits in connection with, the business of Surrey, including the development of the Property, shall be allocated between the Company and Bullion on an equal basis.

Page A2-3

(e)

Compensation to be Paid to Developer.  Bullion and the Company agree that Surrey will retain the services of the Developer to build-out the Property and the Developer agrees to provide the services in accordance with the terms of this Agreement.  As compensation for managing the build-out of the Property, including working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds and obtaining financing and home warranty coverage for the build-out of the Property, the Developer will receive 12.5% of the net profit realized from the sale of the residential units included in the Property build-out.  If the sale of the residential units included in the Property build-out fail to realize a net profit, the Developer will not receive compensation.  If units remain unsold following the payment in full of the loans or other debt related to the Property build-out, the Developer’s compensation will be paid as each such unit is sold.

(f)

Continuing Services.  The Developer will continue providing his services throughout the completion of the build-out of the Property and the sale of the residential units.

(g)

Put Right.  In the event that the Developer is unable to successfully obtain the approval of a preliminary development plan and a commitment for financing to complete the build-out of the Property, or if for any reason the Developer determines that the build-out of the Property is not in the best interests of the Company or Bullion, the Developer will provide notice of this event to the Company and to Bullion.  Within 20 days of receiving the notice, the Company may put the Stock to Bullion and Bullion will, within 120 days from receiving the Company’s put notice, repurchase the Stock by paying to the Company the sum of $1,347,440 US (plus any price adjustment required by Section 3(c)), less one-half of the expenses incurred by Surrey in its efforts to develop the Property.  Twelve months from the date of this Agreement, this put right will expire and be of no further force and effect.

(h)

Condition Precedent to Sale of Stock.  As a condition precedent to the sale of the Stock, the Company must agree to reverse split the outstanding shares of the Company’s common stock.

4.

Representations and Warranties of the Corporate Parties.  Except as otherwise indicated, the Company, Surrey and Bullion (each a “Corporate Party”) make the following representations and warranties to each other and to each other party to the Agreement:

(a)

Organization, Good Standing, Power and Rights to Issue Stock.  Each Corporate Party represents that it is a corporation duly organized, validly existing and in good standing under the laws of the place of its organization and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.  Each Corporate Party is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.  No Corporate Party to this Agreement is in violation of any of the provisions of its articles or certificate of incorporation or bylaws.

(b)

Capitalization of Surrey.  The authorized capital stock of Surrey as of the date hereof consists of 100 shares of Class “A” Common Stock.  There are no options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of Surrey.  Surrey is not a party or subject to any agreement or understanding and there is no agreement or understanding between any person and/or entities that affects or relates to the voting of Surrey’s outstanding capital stock.

Page A2-4

(c)

Authorization.  All corporate action necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of each Corporate Party hereunder, has been duly authorized by the Corporate Party’s board of directors and no other corporate proceedings on the part of any party, other than the approval of this transaction by the Company’s shareholders, is necessary or advisable to authorize this Agreement and the transactions contemplated hereby.  This Agreement constitutes a valid and legally binding obligation of each Corporate Party enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and by general principles of equity.  Other than approval by the Company’s shareholders, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to any Corporate Party in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on any Corporate Party and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

(d)

Valid Issuance of Stock.  The Stock, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  The offer, sale and issuance of the Stock as contemplated by this Agreement are exempt from the qualification and/or registration requirements of any applicable state and federal securities laws, including without limitation, the registration requirements of the Securities Act of 1933, as amended (the “Act”).

(d)

Title to Property and Assets.  Surrey owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except as otherwise disclosed to the Company in a writing executed contemporaneously with this Agreement.

(e)

Compliance with Other Documents.  The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the terms and provisions of this Agreement will not conflict with or result in a breach of the terms and conditions of, or constitute a default under any Corporate Party’s articles or certificate of incorporation or bylaws or of any contract or agreement to which any Corporate Party is now a party, except where such conflict, breach or default of any such contract or agreement, either individually or in the aggregate, would not have a material adverse effect on the Corporate Party’s business, financial condition or results of operations and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

(f)

Absence of Certain Changes.  Surrey has conducted its businesses in the ordinary course consistent with past practice and there have not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a material adverse effect to Surrey; (ii) any acquisition, sale or transfer of any material asset other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Surrey or any revaluation by Surrey of its assets; (iv) any material contract entered into by Surrey, other than in the ordinary course of business, or any material amendment or termination of, or default under, any material contract to which Surrey is a party or by which it is bound; (v) any amendment or change to the articles or certificate of incorporation or bylaws of Surrey; or (vi) any development or event involving a prospective material adverse change in the condition (financial or other), business, properties or results of operations of Surrey taken as a whole.

(g)

Absence of Undisclosed Liabilities.  Surrey has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) required to be stated or disclosed which are not, other than (i) those set forth or adequately provided for in Surrey’s financial statements or in the related notes to Surrey’s financial statements, (ii) those incurred in the ordinary course of business and not required to be set forth in Surrey’s balance sheet under GAAP, and (iii) those incurred in the ordinary course of business since the date of Surrey’s balance sheet and not reasonably likely to have a material adverse effect on Surrey.

Page A2-5

(h)

Investigation.  The Company acknowledges that it has had an opportunity to discuss Surrey’s business and affairs with its President.  The Company further acknowledges having had access to information about Surrey that it has requested or considers necessary for purposes of purchasing the Stock.

(i)

Accredited Investor.  The Company is an “accredited investor” as such term is defined in Regulation D promulgated under the Act of 1933.

(j)

Purchase Entirely for Own Account.  This Agreement is made with the Company in reliance upon the Company’s representation to Surrey, which by the Company’s execution of this Agreement the Company hereby confirms, that the Stock will be acquired for investment for the Company’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than in conformity with the Act and the rules and regulations promulgated thereunder, and that the Company has no present intention of selling, granting any participation in, or otherwise distributing the same, other than a transfer to a nominee holder or a majority-owned affiliate.

(k)

Restricted Securities.  The Company understands that the shares of Stock are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Surrey in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Company represents that it is familiar with Rule 144 promulgated by the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

5.

Miscellaneous.

(a)

Notice.  Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (1) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (3) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (4) by mailing by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed).  Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto.

(b)

Preparation of Agreement; Costs and Expenses.  This Agreement was prepared by the Company solely on behalf of the Company.  Each party acknowledges that:  (i) he, she or it had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transaction contemplated by this Agreement are fair and reasonable to such party, and (iii) such party has voluntarily entered into the transaction contemplated by this Agreement without duress or coercion.  Each party further acknowledges such party was not represented by the legal counsel of any other party hereto in connection with the transaction contemplated by this Agreement, nor was he, she or it under any belief or understanding that such legal counsel was representing his, her or its interests.

(c)

Cooperation.  Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

Page A2-6

(d)

Entire Agreement/No Collateral Representations.  Each party expressly acknowledges and agrees that this Agreement (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, proposals, commitments, guarantees, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.  No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

(e)

Amendment; Waiver.  Except as expressly provided otherwise herein, neither this Agreement nor any of the terms, provisions, obligations or rights contained herein, may be amended, modified, supplemented, augmented, rescinded, discharged or terminated (other than by performance), except by a written instrument or instruments signed by all of the parties to this Agreement.  No waiver of any breach of any term, provision or agreement contained herein, or of the performance of any act or obligation under this Agreement, or of any extension of time for performance of any such act or obligation, or of any right granted under this Agreement, shall be effective and binding unless such waiver shall be in a written instrument or instruments signed by each party claimed to have given or consented to such waiver and each party affected by such waiver.

(f)

Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event:  (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extent provided by law.

(g)

Headings.  The headings used in this Agreement are for convenience and reference purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof.  References to this Agreement shall include all amendments or renewals thereof.

(h)

Applicable Law.  This Agreement and the rights and remedies of each party arising out of or relating to this Agreement (including, without limitation, equitable remedies) shall (with the exception of the Securities Act and the Blue Sky Laws) be solely governed by, interpreted under, and construed and enforced in accordance with the laws of British Columbia, as if this Agreement were made, and as if its obligations are to be performed, wholly within British Columbia.

(i)

Successors and Assigns.  All of the representations, warranties, covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party and such party's respective successors and permitted assigns, spouses, heirs, executors, administrators, and personal and legal representatives.

(i)

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto by having attached to it one or more additional signature pages.

[SIGNATURES APPEAR ON NEXT PAGE]

Page A2-7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

“COMPANY”

Ableauctions.com, Inc.

By:

     Barrett Sleeman, Director

“DEVELOPER”

Abdul Ladha

Overture Development Corporation

By:

     Abdul Ladha, President

“SURREY”

Surrey Central City Holdings Ltd.

By:

     Abdul Ladha, President

BULLION REEF HOLDINGS LTD.

Bullion Reef Holdings Ltd.

By:

      Abdul Ladha, President

Page A2-8

Attachment 1

Promissory Note

$673,720 US	Vancouver, British Columbia
October 6, 2008

This Promissory Note (the “Note”) is made and executed as of the date referred to above, by Ableauctions.com Inc., a Florida corporation (the “Borrower”).  By this Note, the Borrower promises and agrees to pay to the order of Bullion Reef Holdings Ltd. (the “Lender”), at 217-713 Columbia St., New Westminster, British Columbia V3M 1B2 Canada or at such other place as the Lender may designate in writing, the principal sum of Six Hundred and Seventy Three Thousand Seven Hundred and Twenty and 00/100 Dollars ($673,720 US), together with simple interest thereon until paid in full, both before and after judgment, at the prime rate as announced by the Royal Bank of Canada plus 2%, per annum.  Interest shall be computed on the basis of a 360 day year and a 30 day month.

Subject to the remaining terms of this Note, the entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on October 6, 2009 (the “Maturity Date”).

Prepayment in whole or part may occur at any time hereunder without penalty, provided that any partial prepayment shall not operate to postpone or suspend the obligation to make, and shall not have the effect of altering the time for payment of, the remaining balance of the Note as provided for above, unless and until the entire obligation is paid in full.  All payments received hereunder shall be applied, first, to any costs or expenses incurred by the Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal.

If there is a change of control of the Borrower, this Note will become all due and payable at the election of the Lender.  For purposes of this Note, a change of control of the Borrower shall mean a sale or disposition by the Borrower of substantially all of its business or assets or the sale of the capital stock of the Borrower in connection with the sale or transfer of a controlling interest in the Borrower to an unrelated third party or the merger or consolidation of the Borrower with a corporation as part of a sale or transfer of a controlling interest in the Borrower to an unrelated third party  “A controlling interest” shall be defined as 50% or more of the Borrower’s outstanding common stock.

The Lender, in its sole and absolute discretion, may elect to receive the payment of some or all of the principal amount and some or all of any accrued interest (i) in cash or (ii) in shares of the Borrower’s common stock, $0.001 par value.  If the Lender elects to receive payment in common stock, the number of shares of common stock to be issued shall be determined by using the closing price of the common stock on the trading day immediately prior to the date of this Note, as that price may be adjusted for a subdivision of the common stock into a greater number of shares or a combination of common stock into a smaller number of shares.

An event of default will occur if any of the following events occurs:  (a) failure to pay any principal or interest hereunder within 10 days after the same becomes due; (b) if any representation or warranty made by the Borrower in the Development Agreement, or in any certificate, financial statement, or other statement furnished by the Borrower to the Lender is untrue in any material respect at the time when made; (c) default by the Borrower in the observance or performance of any other covenant or agreement contained in the Development Agreement; (d) filing by the Borrower of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; or (e) filing of an involuntary petition against the Borrower in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for 60 days undismissed, unbonded, or undischarged.

Any notice or demand to be given to the parties hereunder shall be deemed to have been given to and received by them and shall be effective when personally delivered or when sent by certified or registered mail, return receipt requested, postage prepaid, and addressed to the party at its last known address, or at such other address as the one of the parties may hereafter designate in writing to the other party.

The Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by the Lender without in any way affecting the Borrower’s liability hereunder.

Page A2-9

In the event any payment under this Note is not made at the time and in the manner required, the Borrower agrees to pay any and all costs and expenses which may be incurred by the Lender hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including court costs and reasonable attorneys’ fees.

This Note shall be governed by and construed and enforced in accordance with the laws of British Columbia.

“Borrower”

Ableauctions.com, Inc.

By:

      Barrett Sleeman

Page A2-10

ANNEX 3

AMENDMENT TO DEVELOPMENT AGREEMENT

This Amendment to Development Agreement (the “Amendment”) is made effective as of the 22nd day of October 2008 among

ABLEAUCTIONS.COM, INC. (hereinafter the “Company”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8,

and

ABDUL LADHA and OVERTURE DEVELOPMENT CORPORATION, (hereinafter the “Developer”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8,

and

SURREY CENTRAL CITY HOLDINGS LTD. (hereinafter “Surrey”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2

and

BULLION REEF HOLDINGS LTD., (hereinafter “Bullion”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2

and is based upon the following recitals:

A.

On October 6, 2008 the parties entered into a Development Agreement wherein Bullion agreed to sell and the Company agreed to purchase 50 shares of the capital stock of Surrey (the “Stock”).

B.

The agreed to Purchase Price for the Stock is $1,347,440 US, subject to the adjustments set forth in paragraph 3(c) of the Development Agreement.

C.

On October 22, 2008, Surrey and an unrelated third party reached an agreement whereby Surrey can purchase additional property, as contemplated by paragraph 3(c) of the Development Agreement, which will increase the site area of the proposed development to approximately 55,000 square feet.

NOW THEREFORE, based on the foregoing and pursuant to paragraph 5(e) of the Development Agreement, the parties have agreed to amend the Development Agreement as follows:

1.

Amendment to Paragraph 3(b) of the Development Agreement.  Paragraph 3(b) of the Development Agreement, which currently states:

(b)

Payment of Purchase Price.  The purchase price for the Stock is $1,347,440 US (the “Purchase Price”), subject to adjustment as described herein, and shall be paid as follows:

(i)

$673,720 US in cash shall be paid upon execution of this Agreement and

(ii)

$673,720 US will be paid with a convertible promissory note (the “Note”), in substantially the form attached to this Agreement as Attachment 1.  The Note will have a term of one year.  The Note will accrue simple interest at the rate of prime plus 2% per annum.  The Note will include a provision that will allow Bullion to convert some or all of the principal amount and some or all of the accrued interest into shares of the Company’s common stock.  The number of shares of common stock to be issued to Bullion upon conversion of the principal and accrued interest will be computed by using the last sale price of one share of the Company’s common stock on the date on which this Agreement is executed.  Bullion understands

Page A3-1

and agrees that the Company may not issue shares of its common stock to Bullion until it receives approval of its additional listing application from the American Stock Exchange and, if required, approval by the Company’s shareholders.  If the Company fails to obtain approval of the additional listing application or approval from its shareholders (if required), then the Company will be required to immediately pay this portion of the purchase price in cash.

shall be deleted and the following will appear in its place:

(b)

Payment of Purchase Price.  The purchase price for the Stock is $1,347,440 US (the “Purchase Price”), subject to adjustment as described herein, and shall be paid as follows:

(i)

$673,720 US in cash shall be paid upon execution of this Agreement and

(ii)

$673,720 US (plus any adjustment required to be made pursuant to paragraph 3(c)) will be paid with a convertible promissory note (the “Note”), in substantially the form attached to this Agreement as Attachment 1.  The Note will have a term of one year.  The Note will accrue simple interest at the rate of prime plus 2% per annum.  The Note will include a provision that will allow Bullion to convert some or all of the principal amount as it may be adjusted, but no more than $1 million in principal amount, and some or all of the interest that accrues on the amount to be converted, into shares of the Company’s common stock.  The number of shares of common stock to be issued to Bullion upon conversion of the principal and accrued interest will be computed by using the last sale price of one share of the Company’s common stock on the date on which this Agreement is executed, plus 20% of that price.  Bullion understands and agrees that the Company may not issue shares of its common stock to Bullion until it receives approval of its additional listing application from the American Stock Exchange and, if required, approval by the Company’s shareholders.

2.

Amendment to Paragraph 3(c) of the Development Agreement.  Paragraph 3(c) of the Development Agreement, which currently states:

(c)

Adjustment to Purchase Price.  The purchase price has been determined assuming that Surrey will develop a 4 storey wood frame structure on the Property.  The parties acknowledge that:

•

in January 2009, builders may be permitted to build 6 storey structures in the Province of British Columbia, rather than be limited to 4 storey structures.  The parties agree that if Surrey develops a 6 storey wood frame structure on the Property, the purchase price for the Stock will be adjusted to reflect the increase in the value of the Property that will result from the increase in density.

•

Surrey has been in the past, and is currently, negotiating with an unrelated third party to acquire an additional property that would increase the site area to approximately 55,000 square feet.  The parties agree that if Surrey acquires the additional property within 12 months of the purchase of the Stock, the purchase price for the Stock will be adjusted to reflect the increase in the value of the Property that will result from the increase in the site area.

In the case of either of the above adjustments, the increase in value will be determined by at least 2 appraisers independent from the parties and each other.  If the appraisers cannot agree on the increase in value, then the increase in value will equal the average of the appraisers’ findings of increased value.  Unless the Company wishes to seek shareholder approval for issuing additional shares of common stock to Bullion, the increase in the purchase price resulting from either of the above adjustments will be paid in cash.

shall be deleted and the following will appear in its place:

(c)

Adjustment to Purchase Price.  The Purchase Price has been determined assuming that Surrey will develop a 4 storey wood frame structure on the Property.  The parties acknowledge that:

•

in January 2009, builders may be permitted to build 6 storey structures in the Province of British Columbia, rather than be limited to 4 storey structures.  The parties agree that if Surrey develops a 6 storey wood frame structure on the Property, the purchase price for the Stock will be adjusted to reflect the increase in the value of the Property that will result from the increase in density.

Page A3-2

•

Surrey has been in the past, and is currently, negotiating with an unrelated third party to acquire an additional property that would increase the site area to approximately 55,000 square feet.  The parties agree that if Surrey acquires the additional property within 12 months of the purchase of the Stock, the purchase price for the Stock will be adjusted to reflect the increase in the value of the Property that will result from the increase in the site area.

In the case of either of the above adjustments, the increase in value will be determined by at least 2 appraisers independent from the parties and each other.  If the appraisers cannot agree on the increase in value, then the increase in value will equal the average of the appraisers’ findings of increased value.  One-half of the increase in the Purchase Price shall be paid in cash and the remainder of the increase shall be added to the principal amount due under the Note and paid in accordance to its terms.

3.

Amendment to Paragraph 1 of the Note.  Paragraph 1 of the Note, which currently states:

This Promissory Note (the “Note”) is made and executed as of the date referred to above, by Ableauctions.com Inc., a Florida corporation (the “Borrower”).  By this Note, the Borrower promises and agrees to pay to the order of Bullion Reef Holdings Ltd. (the “Lender”), at 217-713 Columbia St., New Westminster, British Columbia V3M 1B2 Canada or at such other place as the Lender may designate in writing, the principal sum of Six Hundred and Seventy Three Thousand Seven Hundred and Twenty and 00/100 Dollars ($673,720 US), together with simple interest thereon until paid in full, both before and after judgment, at the prime rate as announced by the Royal Bank of Canada plus 2%, per annum.  Interest shall be computed on the basis of a 360 day year and a 30 day month.

shall be amended to state:

This Promissory Note (the “Note”) is made and executed as of the date referred to above, by Ableauctions.com Inc., a Florida corporation (the “Borrower”).  By this Note, the Borrower promises and agrees to pay to the order of Bullion Reef Holdings Ltd. (the “Lender”), at 217-713 Columbia St., New Westminster, British Columbia V3M 1B2 Canada or at such other place as the Lender may designate in writing, the principal sum of Six Hundred and Seventy Three Thousand Seven Hundred and Twenty and 00/100 Dollars ($673,720 US), as such principal amount may be increased in accordance with the terms of that certain Development Agreement that was made and entered into on October 6, 2008, together with simple interest thereon until paid in full, both before and after judgment, at the prime rate as announced by the Royal Bank of Canada plus 2%, per annum.  Interest shall be computed on the basis of a 360 day year and a 30 day month.

4.

Amendment to Paragraph 5 of the Note.  Paragraph 5 of the Note, which currently states:

The Lender, in its sole and absolute discretion, may elect to receive the payment of some or all of the principal amount and some or all of any accrued interest (i) in cash or (ii) in shares of the Borrower’s common stock, $0.001 par value.  If the Lender elects to receive payment in common stock, the number of shares of common stock to be issued shall be determined by using the closing price of the common stock on the trading day immediately prior to the date of this Note, as that price may be adjusted for a subdivision of the common stock into a greater number of shares or a combination of common stock into a smaller number of shares.

shall be amended to state:

The Lender, in its sole and absolute discretion, may elect to receive the payment of some or all of the principal amount, up to $1 million, and some or all of any interest accrued on the aforesaid principal amount (i) in cash or (ii) in shares of the Borrower’s common stock, $0.001 par value.  If the Lender elects to receive payment in common stock, the number of shares of common stock to be issued shall be determined by using the closing price of the common stock on the trading day immediately prior to the date of this Note plus 20%, as that price may be adjusted for a subdivision of the common stock into a greater number of shares or a combination of common stock into a smaller number of shares.

5.

Miscellaneous.

(a)

Notice.  Unless otherwise specifically provided in this Amendment, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Amendment, shall be in writing, and shall be given by: (1) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency),

Page A3-3

(3) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (4) by mailing by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the 5th business day following the date mailed).  Notices shall be addressed to the address hereinabove set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto.

(b)

Cooperation.  Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Amendment, all without undue delay or expense.

(c)

Entire Agreement/No Collateral Representations.  Each party expressly acknowledges and agrees that this Amendment (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, proposals, commitments, guarantees, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.  No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

(d)

Severability.  If any term or provision of this Amendment or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event:  (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extent provided by law.

(e)

Counterparts.   This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Amendment identical in form hereto by having attached to it one or more additional signature pages.

[SIGNATURES APPEAR ON NEXT PAGE]

Page A3-4

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

“COMPANY”

Ableauctions.com, Inc.

By:

     Barrett Sleeman, Director

“DEVELOPER”

Abdul Ladha

Overture Development Corporation

By:

     Abdul Ladha, President

“SURREY”

Surrey Central City Holdings Ltd.

By:

     Abdul Ladha, President

BULLION REEF HOLDINGS LTD.

Bullion Reef Holdings Ltd.

By:

      Abdul Ladha, President

Page A3-5

ANNEX 4

AMENDMENT TO DEVELOPMENT AGREEMENT

This Amendment to Development Agreement (the “Amendment”) is made effective as of the 29th day of October 2008 among

ABLEAUCTIONS.COM, INC. (hereinafter the “Company”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8,

and

ABDUL LADHA and OVERTURE DEVELOPMENT CORPORATION, (hereinafter the “Developer”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8,

and

SURREY CENTRAL CITY HOLDINGS LTD. (hereinafter “Surrey”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2

and

BULLION REEF HOLDINGS LTD., (hereinafter “Bullion”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2

and is based upon the following recitals:

A.

On October 6, 2008 the parties entered into a Development Agreement wherein Bullion agreed to sell and the Company agreed to purchase 50 shares of the capital stock of Surrey (the “Stock”).

B.

The agreed to Purchase Price for the Stock is $1,347,440 US, subject to the adjustments set forth in paragraph 3(c) of the Development Agreement.

C.

On October 27, 2008, Surrey repaid loans made to it by Bullion in the principal amount of $1,946,749, plus all accrued interest, by issuing to Bullion 199 shares of its Class A common stock.  As a result of this issuance, Surrey currently has a total of 299 shares of Class A common stock issued and outstanding.

D.

The parties wish to amend the Development Agreement, in accordance with paragraph 5(e) thereof, to reflect the change in the number of shares of Class A common stock to be purchased by the Company.

NOW THEREFORE, based on the foregoing and pursuant to paragraph 5(e) of the Development Agreement, the parties have agreed to amend the Development Agreement as follows:

1.

Amendment to Paragraph 3(a) of the Development Agreement.  Paragraph 3(a) of the Development Agreement, which currently states:

(a)

Purchase and Sale of Interest.  Bullion hereby sells, and the Company hereby purchases, 50 shares of the capital stock of Surrey (the “Stock”), which represents 50% of the issued and outstanding capital stock of Surrey.

shall be deleted and the following will appear in its place:

(a)

Purchase and Sale of Interest.  Bullion hereby sells, and the Company hereby purchases, 149.5 shares of the capital stock of Surrey (the “Stock”), which represents 50% of the issued and outstanding capital stock of Surrey.

Page A4-1

2.

Miscellaneous.

(a)

Cooperation.  Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things, and to execute and deliver any documents that may be reasonably necessary or otherwise reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Amendment, all without undue delay or expense.

(b)

Entire Agreement/No Collateral Representations.  Each party expressly acknowledges and agrees that this Amendment (1) is the final, complete and exclusive statement of the agreement of the parties with respect to the subject matter hereof; (2) supersedes any prior or contemporaneous agreements, proposals, commitments, guarantees, assurances, communications, discussions, promises, representations, understandings, conduct, acts, courses of dealing, warranties, interpretations or terms of any kind, whether oral or written (collectively and severally, the “prior agreements”), and that any such prior agreements are of no force or effect except as expressly set forth herein; and (3) may not be varied, supplemented or contradicted by evidence of prior agreements, or by evidence of subsequent oral agreements.  No prior drafts of this Agreement, and no words or phrases from any prior drafts, shall be admissible into evidence in any action or suit involving this Agreement.

(c)

Severability.  If any term or provision of this Amendment or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event:  (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extent provided by law.

(d)

Counterparts.   This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, binding on all parties hereto.  Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Amendment identical in form hereto by having attached to it one or more additional signature pages.

[SIGNATURES APPEAR ON NEXT PAGE]

Page A4-2

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

“COMPANY”

Ableauctions.com, Inc.

By:

     Barrett Sleeman, Director

“DEVELOPER”

Abdul Ladha

Overture Development Corporation

By:

     Abdul Ladha, President

“SURREY”

Surrey Central City Holdings Ltd.

By:

     Abdul Ladha, President

BULLION REEF HOLDINGS LTD.

Bullion Reef Holdings Ltd.

By:

      Abdul Ladha, President

Page A4-3

ANNEX 5

EVANS & EVANS, INC.

400 BURRARD STREET

SUITE 1610

VANCOUVER, BRITISH COLUMBIA

CANADA, V6C 3A6

Tel: (604) 408-2222 Fax: (604) 408-2303 www.evansevans.com

September 24, 2008

ABLEAUCTIONS.COM INC.

1963 Lougheed Highway - Suite 200

Coquitlam, British Columbia V3K 3T8

Attention: Board of Directors

Dear Sirs:

Re: Fairness Opinion

Evans & Evans, Inc. (“Evans & Evans” or “the authors of the Letter”) was requested and retained by Ableauctions.com Inc. (“Ableauctions” or “the Company”) of Coquitlam, British Columbia to prepare an independent Fairness Letter (the “Letter” or the “Report”) with respect to the fairness of a Development Agreement (the “Agreement”) among ABLEAUCTIONS.COM, INC. (hereinafter the “Company”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8, and ABDUL LADHA and OVERTURE DEVELOPMENT CORPORATION, (hereinafter the “Developer”), whose office or principal place of business is 1963 Lougheed Highway, Coquitlam, British Columbia, Canada V3K 3T8, and SURREY CENTRAL CITY HOLDINGS LTD. (hereinafter “Surrey”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2 and BULLION REEF HOLDINGS LTD., (hereinafter “Bullion”), whose office or principal place of business is 217-713 Columbia St., New Westminster, British Columbia, Canada V3M 1B2.

Company Background

Ableauctions.com was founded in 1996. It was formerly known as J.B. Financial Services, Inc. and changed its name to Ableauctions.com, Inc. in 1999. Ableauctions is a reporting issuer whose shares are listed for trading on AMEX under the symbol “AAC”.

Ableauctions through its subsidiaries has traditionally provided liquidation and merchandizing services to businesses to assist them with managing the sale of their products. The Company has historically provided liquidation services to businesses with overstock and has sold the merchandise through its Unlimited Closeouts and Ableauctions' liquidation stores located in California and British Columbia, and through auctions that it conducts in the United States and Canada.

Ableauctions also historically has broadcasted business and industrial auctions for auctioneers and members of the National Auctioneers Association through its Web site, NAAonlinesolutions.com. Additionally, the company has broadcasted antique and collectible auctions for various galleries and auction houses through the eBay's iCollector.com Web site. Further, it has provided auction-related products and services. The Company also has had a strategic partnership with eBay, Inc. In addition to its core auction business, the Company develops and sells point-of-sale software, develops real estate in British Columbia, and makes short term loans.

The Company has recently noted that: “As a result of eBay ’s decision to suspend its live auction operations and the decreasing demand for liquidation inventory from top U.S. retailers, Ableauctions.com, Inc. announced today that it is reviewing its strategic options in the online auction marketplace and exploring a broad range of new options that include taking the company in a new direction.”

Page A5-1

ABLEAUCTIONS.COM INC.

September 24, 2008

Summary of Transaction – Main Elements of Agreement

A.

The Developer is the Company’s Chief Executive Officer, President, Chief Financial Officer, a member of the Company’s board of directors and a shareholder of the Company. The Developer is also Surrey’s sole officer and director. Surrey’s sole shareholder is Bullion, an affiliate of the Developer. The Developer is experienced in developing real property for commercial and residential use.

B.

A significant segment of the Company’s business provides liquidation and merchandizing services, along with auction and point-of-sale technology, to businesses to assist them in managing the sale of their products. On April 15, 2008 the Company announced that it had been notified by eBay that eBay intended to wind down the operations of its eBay Live Auctions platform effective December 31, 2008. This decision, along with the continued weakness in the U.S. economy, has negatively impacted the Company’s liquidation and live auction broadcast services.

C.

In order to address the adverse effect of these events on the Company’s revenues and operations, and in order to maintain the Company’s listing on the American Stock Exchange, management is currently considering whether to restructure the Company’s operations or to acquire or merge with another business. However, in the absence of any immediate and definitive transaction, the Company intends to expand its investment and property development business, which management believes to be in the best interests of the Company and its shareholders.

D.

In 2005, in an effort to increase shareholder value, diversify the Company’s assets and provide a reliable source of income, the Developer brought to the Company’s board of directors an opportunity to develop certain real property located at 9655 King George Highway, Surrey, British Columbia by improving it with a retail facility of approximately 4,326 square feet and with a residential complex consisting of 111 condominiums of approximately 91,132 square feet (the “GRUV Development”). The board of directors approved the acquisition of this opportunity and the Developer, on behalf of the Company, began taking the steps necessary to obtain the funding and other approvals and permits necessary to build the GRUV Development.

E.

The Company and the Developer now wish to memorialize the rights and obligations of each party in relation to (i) the acquisition of this opportunity, (ii) the compensation to be paid to the Developer for the services provided by the Developer or parties affiliated with the Developer in managing, marketing, obtaining financing, obtaining home warranty coverage and other services performed in conjunction with the build-out of the GRUV Development, and (iii) the completion of the GRUV Development.

F.

The Company also wishes to acquire a 50% ownership interest in Surrey, which plans to develop four additional properties that are adjacent to the GRUV Development. These properties (hereinafter referred to collectively as the “Property”) are commonly known as:

13523 - 96 Ave, Surrey, British Columbia PID 009-756-256

13535 - 96 Ave, Surrey, British Columbia PID 004-947-274

13547 - 96 Ave, Surrey, British Columbia PID 001-475-649

13549 - 96 Ave, Surrey, British Columbia PID 001-475-657

Surrey owns the Property and intends to explore the potential of developing the Property by improving it with a residential four-storey complex consisting of 76 condominiums of approximately 46,452 sq. ft. The Company’s management believes that the acquisition of an ownership interest in Surrey and the subsequent development of the Property will be in the best interests of the Company and its shareholders.

EVANS & EVANS, INC.

Page A5-2

ABLEAUCTIONS.COM INC.

September 24, 2008

G.

As compensation for managing the GRUV Development build-out, including working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds and obtaining financing and home warranty coverage for the GRUV Development, the Developer will receive 25% of the net profit realized by the sale of the residential units included in the GRUV Development. If the sale of the residential units included in the GRUV Development fail to realize a net profit, the Developer will not receive compensation. If units remain unsold following the payment in full of the loans or other debt related to the GRUV Development, the Developer’s compensation will be paid as each such unit is sold.

H.

The Developer will continue providing his services throughout the completion of the build-out of the GRUV Development and the sale of the residential units included in the GRUV Development.

I.

Bullion hereby sells, and the Company hereby purchases, 50 shares of the capital stock of Surrey (the “Stock”), which represents 50% of the issued and outstanding capital stock of Surrey.

J.

Payment of Purchase Price. The purchase price for the Stock is $1.35 million (the “Purchase Price”), subject to adjustment as described herein, and shall be paid as follows:

(i)

$675,000 in cash shall be paid upon execution of this Agreement and

(ii)

$675,000 will be paid with a convertible promissory note (the “Note”), in substantially the form attached to this Agreement as Attachment 1. The Note will have a term of one year. The Note will accrue simple interest at the rate of prime plus 1% per annum. The Note will include a provision that will allow Bullion to convert some or all of the principal amount and some or all of the accrued interest into shares of the Company’s common stock. The number of shares of common stock to be issued to Bullion upon conversion of the principal and accrued interest will be computed by using the last sale price of one share of the Company’s common stock on the date on which this Agreement is executed. Bullion understands and agrees that the Company may not issue shares of its common stock to Bullion until it receives approval of its additional listing application from the American Stock Exchange and, if required, approval by the Company’s shareholders. If the Company fails to obtain approval of the additional listing application or approval from its shareholders (if required), then the Company will be required to immediately pay this portion of the purchase price in cash.

K.

Adjustment to Purchase Price. The purchase price has been determined assuming that Surrey will develop a 4 storey wood frame structure on the Property. The parties acknowledge that in January 2009, builders will be permitted to build 6 storey structures in the Province of British Columbia, rather than be limited to 4 storey structures. The parties agree that if Surrey develops a 6 storey wood frame structure on the Property, the purchase price will be adjusted to reflect the increase in the value of the Property that will result from the increase in density. The increase in value will be determined by at least 2 appraisers independent from the parties and each other. If the appraisers cannot agree on the increase in value, then the increase in value will equal the average of the appraisers’ findings of increased value. Unless the Company wishes to seek shareholder approval for issuing additional shares of common stock to Bullion, the increase in the purchase price resulting from this adjustment will be paid in cash.

L.

Allocation of Benefits and Obligations. Unless otherwise agreed to by both parties in writing, the obligations and liabilities of, and any and all contributions and divisions of profits in connection with, the business of Surrey, including the development of the Property, shall be allocated between the Company and Surrey on an equal basis.

EVANS & EVANS, INC.

Page A5-3

ABLEAUCTIONS.COM INC.

September 24, 2008

M.

Compensation to be Paid to Developer. Surrey and the Company agree that Surrey will retain the services of the Developer to build-out the Property and the Developer agrees to provide the services in accordance with the terms of this Agreement. As compensation for managing the build-out of the Property, including working with government agencies to obtain approval of the development and obtaining the plans, permits and approvals required to complete the build-out; providing contractor’s services, including liaising with various trades to coordinate construction of the build-out and supervising and directing construction of the build-out; preparing and implementing a marketing plan; providing the construction bonds and obtaining financing and home warranty coverage for the build-out of the Property, the Developer will receive 12.5% of the net profit realized from the sale of the residential units included in the Property build-out. If the sale of the residential units included in the Property build-out fail to realize a net profit, the Developer will not receive compensation. If units remain unsold following the payment in full of the loans or other debt related to the Property build-out, the Developer’s compensation will be paid as each such unit is sold.

N.

Continuing Services. The Developer will continue providing his services throughout the completion of the build-out of the Property and the sale of the residential units.

O.

Put Right. In the event that the Developer is unable to successfully obtain the plans, permits and approvals or the financing to complete the build-out of the Property, or if for any reason the Developer determines that the build-out of the Property is not in the best interests of the Company or Surrey, the Developer will provide notice of this event to the Company and to Surrey. Within 20 days of receiving the notice, the Company may put the Stock to Surrey and Surrey will, within 120 days from receiving the Company’s put notice, repurchase the Stock by paying to the Company the sum of $1.35 million, less one-half of the expenses incurred by Surrey in its efforts to develop the Property. Twelve months from the date of this Agreement, this put right will expire and be of no further force and effect.

P.

Condition Precedent to Sale of Stock. As a condition precedent to the sale of the Stock, the Company must agree to reverse split the outstanding shares of the Company’s common stock.

Q.

Title to Property and Assets. Surrey owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except as otherwise disclosed to the Company in a writing executed contemporaneously with this Agreement.

R.

Promissory Note for Payment of the $675,000. A Promissory Note (the “Note”) is made and executed as of the date referred to above, by Ableauctions.com Inc., a Florida corporation (the “Borrower”). By this Note, the Borrower promises and agrees to pay to the order of Bullion Reef Holdings Ltd. (the “Lender”), at 217-713 Columbia St., New Westminster, British Columbia V3M 1B2 Canada or at such other place as the Lender may designate in writing, the principal sum of Six Hundred and Seventy Five Thousand and 00/100 Dollars ($675,000.00), together with simple interest thereon until paid in full, both before and after judgment, at the prime rate as announced by the Royal Bank of Canada plus 1%, per annum. Interest shall be computed on the basis of a 360 day year and a 30 day month.

S.

Subject to the remaining terms of the Note, the entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on October 31, 2009 (the “Maturity Date”).

T.

If there is a change of control of the Borrower, this Note will become all due and payable at the election of the Lender.

EVANS & EVANS, INC.

Page A5-4

ABLEAUCTIONS.COM INC.

September 24, 2008

U.

The Lender, in its sole and absolute discretion, may elect to receive the payment of some or all of the principal amount and some or all of any accrued interest (i) in cash or (ii) in shares of the Borrower’s common stock, $0.001 par value. If the Lender elects to receive payment in common stock, the number of shares of common stock to be issued shall be determined by using the closing price of the common stock on the trading day immediately prior to the date of this Note, as that price may be adjusted for a subdivision of the common stock into a greater number of shares or a combination of common stock into a smaller number of shares.

V.

The Borrower hereof waives presentment for payment, protest, demand, notice of protest, notice of dishonor, and notice of nonpayment, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time by the Lender without in any way affecting the Borrower’s liability hereunder.

W.

In the event any payment under this Note is not made at the time and in the manner required, the Borrower agrees to pay any and all costs and expenses which may be incurred by the Lender hereof in connection with the enforcement of any of its rights under this Note or under any such other instrument, including court costs and reasonable attorneys’ fees.

Assignment

Evans & Evans has been engaged to comment as to fairness of the Agreement from the financial point of view of the Ableauctions shareholders as at the date of this Report, which is near the expected closing date of the Agreement.

Ableauctions has requested that Evans & Evans not comment nor provide any legal, accounting or tax advice in connection with the Agreement. Hence, the Report does not opine on any of these matters. Unless otherwise indicated, all monetary amounts are stated in U.S. dollars.

Conditions and Restrictions

The Letter is intended for use by the directors, shareholders and shareholders’ advisors. The Letter may be submitted to any regulatory authorities in Canada or the United States. Any use beyond that defined here is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above.

In preparing the Letter, Evans & Evans has relied upon and assumed, without independent verification, the truthfulness, accuracy and completeness of the information and the financial data provided by Ableauctions. Evans & Evans has therefore relied upon all specific information as received and declines any responsibility should the results presented be affected by the lack of completeness or truthfulness of such information. Publicly available information deemed relevant for the purpose of the analyses contained in the Letter has also been used.

The Letter is based on: (i) our interpretation of the information which Ableauctions, as well as its representatives and advisers, have supplied to to-date; (ii) our understanding of the terms of the Agreement as set out in referenced items A. thru W. above; and (iii) the assumption that the Agreement will be consummated in accordance with the expected terms and within a 60 days of the date of this Report.

The Letter is necessarily based on economic, market and other conditions as of the date hereof, and the written and oral information made available to us until the date of the Letter. It is understood that subsequent developments may affect the conclusions of the Letter, and that, in addition, Evans & Evans has no obligation to update, revise or reaffirm the Letter. Evans & Evans denies any responsibility, financial, legal or other, for any use and/or improper use of the Letter however occasioned. The level of work carried out in this Letter contains conclusions on fairness based on a reasonable review and analysis of data and information available and involves limited corroboration of all data and information.

EVANS & EVANS, INC.

Page A5-5

ABLEAUCTIONS.COM INC.

September 24, 2008

Evans & Evans as well as all of its principals, partner, staff or associates’ total liability for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Evans &

Evans, its principals, partner, any of its directors, officers, shareholders or employees, shall be limited to the fees charged and paid for the Report. No claim shall be brought against any of the above parties, in contract or in tort, more than two years after the date of the Report.

No opinion is expressed by Evans & Evans whether any alternative transaction might have been more beneficial to the shareholders of Ableauctions.

Evans & Evans reserves the right to review all information and calculations included or referred to in the Letter and, if it considers it necessary, to revise part and/or its entire Letter and conclusion in light of any information which becomes known to Evans & Evans during or after the date of this Letter.

Sources of Information Used for the Letter

In arriving at the assessment and conclusions contained herein, Evans & Evans has collected and analyzed certain publicly available data and information and other documentation provided by Ableauctions:

•

Numerous site visits to Ableauctions facilities in Coquitlam, British Columbia.

•

Interviews with the Chief Executive Officer of Ableauctions.

•

Filings on EDGAR of Ableauctions.

•

Information available on the Ableauction’s website www.ableauctions.com.

•

Press releases for Ableauctions for the 12 months preceding the date of the letter.

•

Reviewed the construction and real estate marketplace within Vancouver and Surrey through a review of available online materials and through discussions with a few Vancouver-based real estate developers.

•

Discussed with the Company two (2) appraisals (the “Appraisals”) being prepared by real estate appraisers that are getting near draft/final form. Evans & Evans understands from the Company that the Appraisals will be in a range of C$2.5m to C$2.9m, or a mid-point of C$2.7m (“Appraised Value of the Property”).

Evans & Evans was requested not to conduct by Ableauctions directors and management, nor has Evans & Evans conducted, any independent valuation, due diligence evaluation or appraisal of any assets or liabilities of Ableauctions or of the Property.

Assumptions

In preparing this Letter, Evans & Evans have made certain critical assumptions:

(a)

Conclusions contained herein are on a pre-tax basis to all shareholders of Ableauctions.

(b)

There are no material changes in the form and nature of the Agreement between the date of this Letter and the date of the close of the Agreement.

(c)

There is no change in the rights relating to the underlying shares of Surrey or any of the parties to the Agreement between the date of this Letter and the date of the close of the Agreement.

(d)

The Appraised Value of the Property is C$2.7m, at its mid-point.

(e)

All conditions precedent to the closing of the Agreement will be satisfied in due course.

EVANS & EVANS, INC.

Page A5-6

ABLEAUCTIONS.COM INC.

September 24, 2008

(f)

Ableauctions and Surrey and all of their related parties and principals had no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Letter that would affect the conclusions contained herein.

(g)

Surrey has no current or future liabilities not outlined in this Letter and has the Property as its one material asset.

(h)

Surrey and the Company have satisfactory title to all of its tangible and intangible assets and there are – unless disclosed - no liens or encumbrances on such assets nor has any assets been pledged in any way.

(i)

The Company's financial information as provided by the Company's representatives and management, are assumed to be accurate and complete. Evans & Evans has not verified the accuracy or completeness of this financial data.

(j)

At the date of the Report, no specific special purchaser(s) was/were identified that would pay an identifiable premium to purchase 100% of the issued and outstanding shares of Surrey and/or the Company.

(k)

Ableauctions directors and management have advised that no other party has, nor has been willing or is likely, to complete or undertake the terms and conditions of the Agreement.

(l)

As at the date of the Report all assets and liabilities of Surrey and the Company have been recorded as at their fair market value in its accounts and financial statements and follow North American GAAP, unless noted in (m) or throughout the Report.

(m)

An additional audit of Surrey and the Company’s financial statements as at the date of the closing of the Agreement would not result in any material changes to the financial statements provided.

(n)

There is no material change in the financial position of Surrey and/or the Company between the date of the most recent Company financial statements and the closing of the Agreement unless noted in the Report. Management noted that monthly statements are not prepared.

(o)

There are 59,339,362 Ableauctions shares issued and outstanding as at the date of the Report.

(p)

The Company and Developer are memorializing rights regarding the GRU Development, the Property and the relationship between the two parties on terms and conditions each have agreed to previously and are as set out in the Agreement.

(q)

There are no known issues regarding why, as of the date of the Report, why the GRUV Development cannot be completed as envisioned by the Developer and not outlined in this Report.

(r)

The reverse split of the Company’s stock is on terms and conditions acceptable to the shareholders of Ableauctions.

(s)

As represented by Ableauctions management, a majority of the Company’s stated assets book value, as at the Valuation Date, are not equal to fair market value. The reason for this is that such assets (i.e., Property and Equipment, Property Held for Development and Investment in Joint Venture, Intangible Assets, which totals $8,110,926) are not fully realizable as construction and development is not completed. This moves the Company’s stated book value and fair market value from $12,671,816 to $4,560,922.

EVANS & EVANS, INC.

Page A5-7

ABLEAUCTIONS.COM INC.

September 24, 2008

Fairness Considerations

The fairness of the Agreement is tested by examining and commenting on the main elements of the Agreement (i.e., A. – W. above):

A.

Evans & Evans did find in its due diligence review that Mr. Ladha is indeed an experienced commercial real developer and does have both a strategic and tactical knowledge of how to successfully complete complex real estate projects. It is fair to conclude that he is a reasonable party to undertake the specific terms and conditions of the Agreement with regard to completing the GRUV Development.

B.

The Company’s decision to in April of 2008 wind down its online auction business due to eBay’s intention to wind down the operations of its eBay Live Auctions platform effective December 31, 2008 is reasonable. This appears prudent also because of the continued weakness in the U.S. economy all of which has materially negatively impacted the Company’s liquidation and live auction broadcast services.

C.

The Company’s plan to diversify away from an intangible-based asset business to one involving tangible assets appears reasonable as at the date of the Report. While it may take some time to find an actual new project(s) and complete a definitive transaction, the Company’s expanded investment in the related GRUV Development and property development business is reasonable given global economic market conditions.

D.

The GRUV Development appears reasonable and appropriate as part of the Company’s expanded business plan as set out on C. above. Evans & Evans understands that the GRUV Development is proceeding ahead within project parameters acceptable to the Company and the Developer. Hence, involvement in the project does appear to be appropriate as of the date of the Report.

E.

The Developer and Company are now memorializing the rights and obligations of each party (“Memorialized Rights”). This is important and appropriate at this time as the additional Property is added and the Company continues to execute its real estate focused business plan.

F.

Evans & Evans understands from Company management that the Appraisals will indicate that the Property will have a C$16m value when completed, indicating that material financial gain is likely available to the Company for the investment contemplated here.

G.

The Developer will receive 25% of the net profit realized by the sale of the residential units included in the GRUV Development. Evans & Evans understands that the 25% If the sale of the residential units included in the GRUV Development fail to realize a net profit, the Developer will not receive compensation. If units remain unsold following the payment in full of the loans or other debt related to the GRUV Development, the Developer’s compensation will be paid as each such unit is sold. Evans & Evans found in its due diligence and market review that this consideration is reasonable for the degree of work to be undertaken. The fact that the Developer is subject to a net profit (i.e., net profit will be determined when each project receives a conditional occupancy permit and when any and all loans or other debt related to the project have been paid in full) position for his return, as is the Company, does provide a structured means to ensure that both parties are treated within an agreed to transaction. The Company is sharing in the 75/25 pro-forma expected returns alongside the Developer, but the Developer is taking the 100% risk related to the fact he will not receive any compensation unless there is a net profit on the Property and the GRUV Development. This appears favorable to the Company.

H.

The Developer has assured the Company he will provide services throughout the term of completing the GRUV development. Given his compensation is largely contingent on project completion that will help to ensure he will provide services throughout. This provides a higher level of comfort regarding the delivery of these services and of getting the GRUV Development completed profitably.

I.

This is under the understanding set out as part of E. above.

EVANS & EVANS, INC.

Page A5-8

ABLEAUCTIONS.COM INC.

September 24, 2008

J.

The purchase price of the Stock is based on the Appraisals. The fact that it is based on the Appraisals is reasonable and appropriate. No premium or discount is attached here which is also appropriate. The consideration to be received by Bullion (Ladha) of 50% cash and a 50% promissory note does appear to be favorable to the Company given the Appraised Value of the Property is “as of today” and the financial terms of note are such that they do appear to be within reasonable arms’ length loan terms and conditions available now. The stated right for Bullion to convert the note to Company stock does also appear to be reasonable and fair to the Company shareholders given the terms and conditions of such stock issuance to Bullion. Regulatory approval consent does ensure that the transaction would involve an additional step, as the date of the conversion – this is a protective right to the Company which is appropriate. Evans & Evans would base share conversion fairness, however, on requiring Bullion to agree to a share price conversion based on the then 10-day trading price of the Company versus a one-day trading price.

K.

The purchase price adjustment possible increase in value will use appraisals as the means to determine any adjustment. This is appropriate for the Company shareholders and the establishment of this mechanism is appropriate given the nature of this possible future adjustment.

L.

As stated, the allocation is as per the terms of the shareholdings, which is in line will normal commercial terms.

M.

Evans & Evans found in its due diligence review that the 12.5% of the net profit realized from the sale of the residential units included in the Property build-out given the services provided is within reasonable arms’ length commercial terms found in the marketplace. Evans & Evans’ due diligence found out that it is not typical to have no compensation for a developer if the sale of properties build-out fail to realize a net profit; this is favorable to the Company. It is also favorable to the Company that with regard to the Property that if units remain unsold following the payment in full of the loans or other debt related to the Property build-out, the Developer’s compensation will be paid as each such unit is sold.

N.

This is as per H. above.

O.

Given that “in the event that the Developer is unable to successfully obtain the plans, permits and approvals or the financing to complete the build-out of the Property, or if for any reason the Developer determines that the build-out of the Property is not in the best interests of the Company or Surrey (Ladha), the Developer will provide notice of this event to the Company and to Surrey. Within 20 days of receiving the notice, the Company may put the Stock to Surrey and Surrey will, within 120 days from receiving the Company’s put notice, repurchase the Stock by paying to the Company the sum of $1.35 million, less one-half of the expenses incurred by Surrey in its efforts to develop the Property. Twelve months from the date of this Agreement, this put right will expire and be of no further force and effect.” This Put Option, which has no limitation date, does provide certain downside risk coverage to the Company (assuming Ladha can fund the “Put” – which it appears he can) that if the Property is not able to be completed it will be able to realize back the net (after expenses) Agreement required investment it made. Evans & Evans believes that the 120 day period should be shortened to 90 days and stipulates this as part of its fairness consideration.

P.

To be completed as noted above.

Q.

Is as per the terms and conditions stated in Q.

R.

Is as per the terms and conditions stated in R.

S.

S. Is as per the terms and conditions stated in S.

T.

Is as per the terms and conditions stated in T.

EVANS & EVANS, INC.

Page A5-9

ABLEAUCTIONS.COM INC.

September 24, 2008

U.

The stated right for Bullion to convert the note to Company stock does also appear to be reasonable and fair to the Company shareholders given the terms and conditions of such stock issuance to Bullion. Regulatory approval consent does ensure that the transaction would involve an additional step, as the date of the conversion – this is a protective right to the Company which is appropriate. Evans & Evans would base share conversion fairness, however, on requiring Bullion to agree to a share price conversion based on the then 10-day trading price of the Company versus a one-day trading price.

V.

Is as per the terms and conditions stated in V.

W.

Is as per the terms and conditions stated in W.

Conclusion As To Fairness

Based upon Evans & Evans’ work and subject to the contents of the Letter and items A. – W. above, Evans & Evans is of the view, that the issuance of cash, net profit percentages and Company shares between Ableauctions and Developer/Surrey/Bullion regarding the Agreement and the Memorialized Rights is fair, from a financial standpoint, as at the date of the Report, to the shareholders of Ableauctions.

Evans & Evans also understands that Ableauctions cannot identify, or can it find, any other party to provide the type of tangible assets or services as provided by the Developer on the terms and conditions to the Company.

The Letter is subject to the scope of work performed and the assumptions outlined above.

Certification and Qualifications

The Letter preparation was carried out by Richard W. Evans and qualified staff of Evans and Evans. The report was thereafter reviewed by Michael A. Evans.

Richard W. Evans, Principal, began full-time work with Evans & Evans, Inc. in 1993. Since then he has been involved in the financial services and management consulting fields and has been involved in the preparation of over 600 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to the Vancouver, Alberta Stock Exchanges, the British Columbia and Alberta Securities Commissions as well as for many private companies. For ten years previous to this, he was extensively involved in the computer industry in Vancouver where he served for two years as the General Manager of Sidus Systems Inc. responsible for the company’s C$15 million business operation in Western Canada and he spent eight years prior to this with Digital Equipment of Canada Limited where he was involved in sales, marketing and management capacities in the firm’s direct and channel organizations.

In his capacity with Digital and Sidus he was involved in assessing and assisting various companies with their marketing, business and financial operations. During the past fifteen years he, through Evans & Evans, Inc., has actively been involved in the process of evaluating and valuing various types of businesses and companies for a wide array of entities including North American, Asian and European regulatory bodies, global public and private companies, global financial institutions/brokerage firms, courts in Canada, Australia and Asia as well as various regulatory agencies. Mr. Evans holds a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981) as well as a Master's degree in Business Administration from the University of Portland, Oregon (1984) where he graduated with honors. Mr. Evans also holds the professional designation of a Chartered Business Valuator as well as the professional designation of an Accredited Senior Appraiser. Mr. Evans is a member of the Canadian Institute of Chartered Business Valuators and the American Society of Appraisers.

EVANS & EVANS, INC.

Page A5-10

ABLEAUCTIONS.COM INC.

September 24, 2008

Mr. Michael A. Evans, Principal, founded Evans & Evans, Inc. in 1989. Since that time, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (19891990). Over this period he has been involved in the preparation of over 500 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes. Formerly, he spent three years in the computer industry in Western Canada with Wang Canada Limited (1983- 1986) where he worked in the areas of marketing and sales. Mr. Evans also possesses several years’ management experience in the food services industry with McDonald's Restaurants of Canada Ltd. in Richmond, British Columbia (1977-1980).

Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master's degree in Business Administration from the University of Portland, Oregon (1983) where he graduated with honors; the professional designation of Chartered Financial Analyst (CFA); and the professional designation of Chartered Business Valuator (CBV). Mr. Evans is a member of the Association for Investment Management and Research (AIMR).

Mr. Evans also holds the professional designation of a Chartered Business Valuator as well as the professional designation of an Accredited Senior Appraiser. Mr. Evans is a member of the Canadian Institute of Chartered Business Valuators and the American Society of Appraisers.

The analyses, opinions, calculations and conclusions were developed, and this Letter has been prepared in accordance with the standards set forth by the Canadian Institute of Chartered Business Valuators.

The fee established for the Letter has not been contingent upon the opinions presented.

The authors of the Letter have no present interest in Ableauctions that is the subject of this Letter, and Evans & Evans and its principals, partner, staff and associates have no personal interests with respect to Ableauctions.

EVANS & EVANS, INC.

EVANS & EVANS, INC.

Page A5-11

PROXY

ABLEAUCTIONS.COM, INC.

This proxy is solicited on behalf of the board of directors for the annual meeting on December 17, 2008

This proxy will be voted as specified by the shareholder.  If no specification is made, all shares will be voted “FOR” the approval of the four proposals set forth in the proxy statement.

The shareholder(s) represented herein appoint(s) Abdul Ladha and/or Barrett Sleeman proxy with the power of substitution to vote all shares of common stock entitled to be voted by said shareholder(s) at the annual meeting of the shareholders of Ableauctions.com, Inc. to be held at 700-595 Burrard Street, Vancouver, British Columbia on December 17, 2008 at 11:00 a.m., and in any adjournment or postponement thereof as specified in this proxy.

PROPOSAL 1 - ELECTION OF DIRECTORS

Abdul Ladha	FOR ☐	AGAINST ☐	ABSTAIN ☐

Barrett Sleeman	FOR ☐	AGAINST ☐	ABSTAIN ☐

Dr. David Vogt	FOR ☐	AGAINST ☐	ABSTAIN ☐

Michael Boyling	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 2 - RATIFICATION OF CINNAMON JANG WILLOUGHBY & COMPANY, CHARTERED ACCOUNTANTS, AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008

	FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 3 - TO AUTHORIZE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK

FOR ☐	AGAINST ☐	ABSTAIN ☐

PROPOSAL 4 - TO SEEK APPROVAL OF THE ACQUISITION OF A 50% INTEREST IN SURREY CENTRAL CITY HOLDINGS LTD. AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK IN ACCORDANCE WITH THE TERMS OF A CONVERTIBLE PROMISSORY NOTE SIGNED IN CONJUNCTION THEREWITH

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please mark, date and sign your proxy card and mail it in the enclosed envelope as soon as possible.

In their discretion, proxies are entitled to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

Signature_______________________ Date_______

Signature_______________________ Date_______